UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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COMPUWARE CORPORATION

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November 4, 2014

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Compuware to be held on December 8, 2014 at Compuware’s offices at One Campus Martius, Detroit, Michigan 48226-5099 at 1 p.m., Eastern time. The accompanying proxy statement is dated November 4, 2014 and, together with the enclosed form of proxy card, is first being mailed to shareholders of Compuware on or about November 4, 2014.

At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 2, 2014 (referred to as the merger agreement), by and among Compuware Corporation, Project Copper Holdings, LLC, or Parent, and Project Copper Merger Corp., or Acquisition Sub, a wholly owned subsidiary of Parent. Parent and Acquisition Sub are entities that are affiliated with Thoma Bravo, LLC. Pursuant to the terms of the merger agreement, Acquisition Sub will merge with and into Compuware, and Compuware will become a wholly owned subsidiary of Parent. You will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by Compuware to its named executive officers in connection with the merger.

If the merger contemplated by the merger agreement is completed and you hold shares of Compuware as of the effective time of the merger, you will be entitled to receive consideration equal to $10.43 in cash, without interest, for each share of our common stock owned by you, less the per share portion of the tax liabilities Compuware would owe in connection with the disposition of Covisint, a majority-owned, public subsidiary of Compuware. Such per share tax liabilities are currently estimated at approximately $0.05 per share of Compuware common stock based on Covisint’s share price as of November 3, 2014, resulting in a net cash payment of $10.38 per share of Compuware common stock.

On October 10, 2014, Compuware announced that on October 31, 2014, the distribution date, Compuware would distribute all of its shares of Covisint common stock to holders of Compuware common stock and restricted stock units, which we refer to as RSUs, at the close of business on October 20, 2014, the record date for the Covisint spin-off. The Covisint spin-off was completed on October 31, 2014, in accordance with the merger agreement. If you were a holder of Compuware shares or RSUs as of October 20, 2014, you will have received 0.14025466 shares of Covisint common stock (with cash in lieu of fractional shares) with respect to each outstanding share of Compuware common stock you owned or each share of Compuware common stock deliverable under the RSUs you held, as applicable, in connection with the Covisint spin-off. Compuware’s shares of Covisint distributed during the Covisint spin-off represent a value of approximately $0.36 per share of Compuware based on the share price of Covisint on November 3, 2014, and, together with the cash consideration payable on closing of the merger, represent a total aggregate value to shareholders as a result of the transaction of approximately $10.74 per share of Compuware common stock, which amount includes a reduction for the corporate-level taxes owed in connection with the Covisint spin-off. If you were not a holder of Compuware shares as of October 20, 2014, you will only be entitled to the net cash payment related to the merger as described above.

The aggregate value to shareholders of approximately $10.74 per share, represented by the cash payment to Compuware shareholders plus the value of the Covisint shares distributed to Compuware shareholders as of October 20, 2014 represents a premium of (i) approximately 22.9% to Compuware’s closing stock price on November 23, 2012, the last trading day prior to the date on which affiliates of Elliott Management Corporation publicly disclosed that it had accumulated a stake in excess of 5% of Compuware’s common stock, (ii) approximately 12.7% to Compuware’s closing stock price on December 14, 2012, the last trading day prior to the date on which affiliates of Elliott Management Corporation publicly filed an indication of interest to acquire Compuware, and (iii) approximately 14.9% to Compuware’s closing stock price on August 29, 2014, the last completed trading day prior to the execution of the merger agreement.

Compuware’s Board of Directors, which we refer to as the Board, after considering factors more fully described in this proxy statement, has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Compuware and our shareholders, has declared advisable the merger agreement and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Board of Directors recommends that you vote “FOR” the approval of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable by Compuware to its named executive officers in connection with the merger.

The enclosed proxy statement provides detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of our Board of Directors in connection with its evaluation of the merger agreement and the merger. We encourage you to read the proxy statement and its annexes, including the merger agreement, carefully and in its entirety. You may also obtain more information about Compuware from documents we file with the Securities and Exchange Commission from time to time.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with the voting instruction form you will receive from your bank, broker or other nominee.

Your vote is very important, regardless of the number of shares that you own. We cannot consummate the merger unless the proposal to approve the merger agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock. The failure of any shareholder to vote in person by ballot at the special meeting, to submit a signed proxy card or to grant a proxy electronically over the Internet or by telephone will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

If you have any questions or need assistance voting your shares of our common stock, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling (877) 825-8619 (toll-free).

On behalf of our Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Robert C. Paul

President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Notice is hereby given that a special meeting of shareholders of Compuware Corporation, a Michigan corporation, will be held on December 8, 2014 at Compuware’s offices at One Campus Martius, Detroit, Michigan 48226-5099, at 1 p.m., Eastern time, for the following purposes:

1. To consider and vote on the proposal to approve the Agreement and Plan of Merger, dated as of September 2, 2014 (referred to as the merger agreement), by and among Compuware Corporation, Project Copper Holdings, LLC, or Parent, and Project Copper Merger Corp., or Acquisition Sub, a wholly owned subsidiary of Parent, as it may be amended from time to time (a copy of the merger agreement is attached as Annex A to the proxy statement accompanying this notice);

2. To consider and vote on any proposal to adjourn the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting;

3. To consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by Compuware to its named executive officers in connection with the merger; and

4. To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the merger agreement. Approval of the proposal to adjourn the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the votes cast by the holders of shares of Compuware’s common stock entitled to vote. Approval, by non-binding, advisory vote, of compensation that will or may become payable by Compuware to its named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast by the holders of shares of Compuware’s common stock entitled to vote. The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, but will not have any effect on the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Compuware to its named executive officers in connection with the merger. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement but will not have any effect on the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Compuware to its named executive officers in connection with the merger. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, but will not have any effect on the adjournment proposal and will not have any effect on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Compuware to its named executive officers in connection with the merger.

Only shareholders of record as of the close of business on October 27, 2014 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof.

The Board of Directors recommends that you vote “FOR” the approval of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, and “FOR” the non-binding,

advisory proposal regarding compensation that will or may become payable by Compuware to its named executive officers in connection with the merger. In considering the recommendation of the Board of Directors, shareholders of Compuware should be aware that members of the Board of Directors and its executive officers have agreements and arrangements that provide them with interests in the merger that may be deemed to be in addition to or different from those of Compuware shareholders. See “The Merger — Interests of the Directors and Executive Officers of Compuware in the Merger.”

For the Board of Directors,

Daniel S. Follis, Jr., Secretary

Dated: November 4, 2014

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE (2) THROUGH THE INTERNET OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the special meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such bank, broker or other nominee, which is considered the shareholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. Your broker or other agent cannot vote on any of the proposals, including the proposal to approve the merger agreement, without your instructions.

If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or vote by ballot in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you are a shareholder of record, voting in person by ballot at the special meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain from the record holder a valid “legal” proxy issued in your name in order to vote in person at the special meeting.

We encourage you to read the accompanying proxy statement carefully and in its entirety, as well as the documents we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014. Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 amends and supplements certain information included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders call toll-free: (877) 825-8619

Banks and brokers call collect: (212) 750-5833

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SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Project Copper Merger Corp. with and into Compuware Corporation, which we refer to as the merger, and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement as well as the documents we file from time to time with the Securities and Exchange Commission, which we refer to as the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014. Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 amends and supplements certain information included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, which is the legal document that governs the merger.

Except as otherwise specifically noted in this proxy statement, “Compuware Corporation,” “Compuware,” the “Company,” “we,” “our,” “us” and similar words in this proxy statement refer to Compuware Corporation including, in certain cases, our subsidiaries, and “Covisint” refers to Covisint Corporation. Throughout this proxy statement we refer to Project Copper Holdings, LLC as “Parent” and Project Copper Merger Corp. as “Acquisition Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of September 2, 2014, as it may be amended from time to time, by and among Compuware Corporation, Parent and Acquisition Sub as the “merger agreement.”

Parties Involved in the Merger (page 29)

Compuware Corporation

Founded in 1973, Compuware provides software, experts and best practices to ensure applications work well and deliver business value. Compuware solutions optimize application performance across the Enterprise and the Internet for leading organizations around the world, including 46 of the top 50 Fortune 500 companies and 12 of the top 20 most visited U.S. web sites.

Compuware’s common stock is currently listed on the NASDAQ Global Select Market under the symbol “CPWR.”

Project Copper Holdings, LLC

Parent is a Delaware limited liability corporation that is currently owned by an investment fund affiliated with Thoma Bravo. Parent was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon completion of the merger, Compuware will be a direct wholly owned subsidiary of Parent.

Project Copper Merger Corp.

Acquisition Sub is a Michigan corporation and a wholly owned subsidiary of Parent, formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Acquisition Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon completion of the merger, Acquisition Sub will cease to exist.

Effect of the Merger (page 30)

Upon the terms and subject to the conditions of the merger agreement, Acquisition Sub will merge with and into Compuware, with Compuware continuing as the surviving corporation. As a result of the merger, Compuware will become a wholly owned subsidiary of Parent, and Compuware common stock will no longer be publicly traded. In addition, Compuware common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and we will no longer file periodic reports with the SEC on account of Compuware common stock. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

The time at which the merger will become effective, which we refer to as the effective time of the merger, will occur upon the filing of a certificate of merger with the State of Michigan Department of Licensing and Regulatory Affairs’ Corporations, Securities, and Commercial Licensing Bureau, which we refer to as the Michigan LARA (or at such later time as we, Parent and Acquisition Sub may agree and specify in the certificate of merger).

Effect on Compuware if the Merger is Not Completed (page 31)

If the merger agreement is not approved by Compuware shareholders or if the merger is not completed for any other reason, Compuware shareholders will not receive any payment for their shares of common stock. Instead, Compuware will remain an independent public company, the Compuware common stock will continue to be listed and traded on the NASDAQ Global Select Market and registered under the Exchange Act, and we will continue to file periodic reports with the SEC on account of Compuware’s common stock.

Under specified circumstances, Compuware may be required to reimburse Parent’s expenses or pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the merger agreement, as described under “Proposal 1: Approval of the Merger Agreement — Termination Fees” beginning on page 87.

Merger Consideration (page 31)

In the merger, each share of common stock, par value $0.01 per share, of Compuware common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of Compuware common stock held by Compuware or its subsidiaries and held, directly or indirectly, by Parent or Acquisition Sub) will be canceled and converted automatically into the right to receive $10.43 in cash, without interest, less the corporate-level taxes related to the disposition of Covisint pursuant to the Covisint spin-off. Based on the share price of Covisint common stock on November 3, 2014, the corporate-level taxes in connection with the Covisint spin-off are estimated to be approximately $0.05 per share of Compuware common stock. We refer to such cash as the per share merger consideration.

Additionally, in connection with the Covisint spin-off, each share of Compuware common stock owned or deliverable under each restricted stock unit, which we refer to as RSUs, held on October 20, 2014, the Covisint spin-off record date, received 0.14025466 shares of Covisint common stock (with cash in lieu of fractional shares) with respect to each outstanding share of Compuware common stock or each share of Compuware common stock deliverable under such RSUs, as applicable.

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the per share merger consideration, but you will no longer have any rights as a Compuware shareholder as a result of the merger.

Disposition of Covisint Shares (page 31)

Compuware completed the Covisint spin-off on October 31, 2014, in accordance with the terms of the merger agreement. If you were a holder of Compuware shares or RSUs as of October 20, 2014, you will have received 0.14025466 shares of Covisint common stock (with cash in lieu of fractional shares) with respect to each outstanding share of Compuware common stock you owned or each share of Compuware common stock deliverable under the RSUs you held, as applicable, in connection with the Covisint spin-off. If you were not a holder of Compuware shares or RSUs as of October 20, 2014, you did not receive a distribution of Covisint shares.

Based on the share price of Covisint common stock on November 3, 2014, the corporate-level taxes in connection with the Covisint spin-off are estimated to be approximately $0.05 per share of Compuware common stock.

Compuware’s shares of Covisint distributed during the Covisint spin-off represent a value of approximately $0.36 per share of Compuware based on the share price of Covisint on November 3, 2014, and, together with the cash consideration payable on closing of the merger, represent a total aggregate value to shareholders as a result of the transaction of approximately $10.74 per share of Compuware common stock, which amount includes a reduction for the corporate-level taxes owed in connection with the Covisint spin-off.

The Special Meeting (page 25)

Date, Time and Place

We will hold the special meeting on December 8, 2014 at Compuware’s offices at One Campus Martius, Detroit, Michigan 48226-5099, at 1 p.m., Eastern time.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on October 27, 2014, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date.

Purpose

At the special meeting, we will ask our shareholders to vote on proposals to approve the merger agreement, to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting, and to approve, by non-binding, advisory vote, compensation that will or may become payable by Compuware to its named executive officers in connection with the merger.

Quorum

As of the record date, there were approximately 220,851,283 shares of our common stock outstanding and entitled to be voted at the special meeting. The holders of a majority in voting power of the outstanding shares of our common stock entitled to vote thereat, present either in person or represented by proxy, will constitute a quorum at the special meeting. As a result, 110,425,642 shares must be represented by proxy or by shareholders present and entitled to vote at the special meeting to have a quorum.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the merger agreement. Approval of the proposal to adjourn the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the votes cast by the holders of shares of

Compuware’s common stock entitled to vote. Approval, by non-binding, advisory vote, of compensation that will or may become payable by Compuware to its named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast by the holders of shares of Compuware’s common stock entitled to vote. Parent has entered into voting agreements with certain entities and individuals, including directors and certain officers of Compuware, pursuant to which they agreed to vote all of their shares of Compuware common stock in favor of the merger proposal. As of October 27, 2014, the record date for the special meeting, the parties to the voting agreements collectively owned, in the aggregate, 21,630,224 shares, or approximately 9.8%, of Compuware outstanding common stock entitled to vote at the special meeting.

Share Ownership of Our Directors and Executive Officers

As of October 27, 2014, the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 604,783 shares of our common stock, representing approximately 0.3% of the outstanding shares of our common stock. All of our directors and certain of our executive officers have entered into voting agreements with Parent, pursuant to which the signatories agreed to vote their shares of Compuware common stock, if any, “FOR” the approval of the merger agreement.

Voting and Proxies

Any Compuware shareholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail or voting electronically over the Internet or by telephone, or may vote in person by appearing at the special meeting. If you are a beneficial owner and hold your shares of Compuware common stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of Compuware common stock using the instructions provided by your broker, bank or other nominee. Under applicable rules, brokers, banks or other nominees have the discretion to vote on routine matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your broker, bank or nominee on how you wish to vote your shares.

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy, signing another proxy card with a later date and returning it to us prior to the special meeting or attending the special meeting and voting in person. If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid “legal” proxy from your bank, broker or other nominee.

Recommendation of Our Board of Directors and Reasons for the Merger (page 40)

Our Board of Directors, after considering various factors described in the section entitled “The Merger — Recommendation of Our Board of Directors and Reasons for the Merger,” has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Compuware and our shareholders and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Board of Directors recommends that you vote “FOR” the approval of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Compuware to its named executive officers in connection with the merger.

Opinion of Goldman, Sachs & Co. (page 44)

Goldman, Sachs & Co., which we refer to as Goldman Sachs, delivered to the Board its opinion that, as of September 2, 2014 and based upon and subject to the factors and assumptions set forth therein, the $10.43 in cash per share of Compuware common stock less the corporate-level taxes related to the disposition of Covisint, to be paid to the holders (other than Parent and its affiliates) of the outstanding shares of Compuware’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated September 2, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Board in connection with its consideration of the transactions contemplated by the merger agreement, including the Covisint spin-off or sale, and such opinion does not constitute a recommendation as to how any holder of shares of Compuware common stock should vote with respect to such transactions contemplated by the merger agreement, including the Covisint spin-off or sale or any other matter. Pursuant to an engagement letter between Compuware and Goldman Sachs, Compuware has agreed to pay Goldman Sachs a transaction fee of approximately $18.5 million in connection with certain potential strategic transactions involving Compuware, approximately $13.5 million of which is contingent upon consummation of the merger.

Interests of the Directors and Executive Officers of Compuware in the Merger (page 57)

When considering the recommendation of the Board of Directors that you vote to approve the proposal to approve the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that may be deemed to be in addition to or different from the interests of our shareholders generally. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and the merger and in recommending that the merger agreement be approved by the shareholders of Compuware. These interests include the following:

•	Settlement of vested and unvested equity-based awards in exchange for cash, at the effective time of the merger;

•	Entitlement of each executive officer to receive payments and benefits under his severance agreement in connection with an involuntary termination of employment other than for “cause,” as such term is defined in his severance agreement, or if the executive officer voluntarily terminates his employment for “good reason,” as such term is defined in the severance agreement, during a specified period following the effective time of the merger;

•	Continuing the short-term and long-term component of the Fiscal Year 2015 Incentive Compensation plan, which we refer to as the 2015 Incentive Plans; and

•	Continued indemnification and directors’ and officers’ liability insurance to be provided by the surviving corporation.

If the proposal to approve the merger agreement is approved by our shareholders, the shares of common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other shareholders of Compuware entitled to receive the per share merger consideration.

Voting Agreements (page 61)

Entities affiliated with Elliott Management Corporation, our directors and certain of our officers each entered into separate voting agreements with Parent, pursuant to which they agreed to vote all of their shares of Compuware common stock in favor of the merger proposal. The form of the voting agreement is attached to this proxy statement as Annex C. As of October 27, 2014, the record date for the special meeting, the parties to the voting agreements collectively owned, in the aggregate, 21,630,224 shares, or approximately 9.8%, of Compuware outstanding common stock entitled to vote at the special meeting. For more information about the voting agreements, see “The Merger — Voting Agreements” beginning on page 61.

Financing of the Merger (page 61)

We anticipate that the total amount of funds necessary to complete the merger, including the funds needed to:

•	Pay our shareholders the amounts due under the merger agreement;

•	Make payments in respect of Compuware’s outstanding equity-based awards and long-term cash bonuses pursuant to the merger agreement;

•	Repay or refinance at or after the closing of the merger any indebtedness outstanding under Compuware’s credit facility; and

•	Pay all fees and expenses payable by Parent and Acquisition Sub under the merger agreement and Parent’s agreements with its lenders,

will be approximately $2.3 billion. This amount will be funded through a combination of:

•	Equity financing of up to $675 million (which represents approximately 30% of the total financing required for the merger), to be provided to Parent immediately prior to the closing of the merger by Thoma Bravo Fund XI, L.P., which we refer to as the Thoma Bravo Fund, or other parties to which the Thoma Bravo Fund assigns all or a portion of its commitment;

•	Borrowings under senior secured credit facilities totaling $2,005 million, comprised of a $1,250 million first lien term loan facility, a $550 million second lien term loan facility, a $105 million first lien asset sale bridge facility and a $100 million first lien revolving credit facility; and

•	Compuware’s freely available cash.

In connection with the financing of the merger, Parent has entered into an equity commitment letter, dated as of September 2, 2014, with the Thoma Bravo Fund and entered into a debt commitment letter, dated as of September 2, 2014, which we refer to as the debt commitment letter, with Jefferies Finance LLC, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc., which we refer to collectively as the commitment parties. We refer to the equity and debt commitment letters collectively as the financing commitments. See “The Merger — Financing of the Merger” beginning on page 61. We believe the amounts committed under the financing commitments will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the financing commitments fails to fund the committed amounts set forth in such financing commitments or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including the financing under the financing commitments is not a condition to the completion of the merger, the failure of Parent and Acquisition Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay Compuware a reverse termination fee of $153.0 million, as described under “Proposal 1: Approval of the Merger Agreement — Termination Fees” beginning on page 87.

The funding under the financing commitments is subject to conditions, including conditions that do not relate directly to the conditions to closing in the merger agreement. See “The Merger — Financing of the Merger” beginning on page 61.

While the obligation of Parent and Acquisition Sub to consummate the merger is not subject to any financing condition, the merger agreement provides that, without Parent’s agreement, the closing of the merger will not occur earlier than the final day of the marketing period, which is the first 15 consecutive business days throughout which Parent has received the required financial information concerning Compuware, provided that (i) the dates of November 26 through November 28, 2014 will not be included in the calculation of the marketing period and (ii) if such marketing period has not ended on or prior to December 22, 2014, then such marketing period will be deemed not to have commenced until January 5, 2015. In addition, the marketing period will end on any earlier date that is the date on which the proceeds of the debt financing are obtained. See “Proposal 1: Approval of the Merger Agreement — Marketing Period” beginning on page  72.

Limited Guaranty (page 64)

Pursuant to a limited guaranty delivered by the Thoma Bravo Fund in favor of Compuware, dated as of September 2, 2014, which we refer to as the limited guaranty, the Thoma Bravo Fund has agreed to guarantee the due, punctual and complete payment of:

•	The obligation of Parent under the merger agreement to pay the reverse termination fee to Compuware of $153.0 million and

•	The indemnification obligations of Parent and Acquisition Sub in connection with any costs and expenses incurred by Compuware and its affiliates in the arrangement of the debt financing.

For more information about the limited guaranty, see “The Merger — Limited Guaranty” beginning on page 64.

Treatment of Options, Restricted Stock Units and Unpaid Long-Term Cash Awards (page 82)

The merger agreement provides that Compuware’s equity awards and unpaid long-term cash awards that are outstanding immediately prior to the effective time of the merger will be subject to the following treatment at the effective time of the merger:

Options and Restricted Stock Units

Each option to purchase shares of common stock, whether or not vested, will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Compuware common stock subject to the option as of the effective time of the merger and (ii) the excess, if any, of the per share merger consideration, over the exercise price per share under the option. As of the effective time of the merger, each option having an exercise price per share equal to or more than the per share merger consideration will be canceled and such holder will not be entitled to any payment or other consideration. In connection with the Covisint spin-off, the exercise price per share of the outstanding Compuware options has been equitably adjusted to reflect the spin-off in accordance with Compuware’s option plans and the terms of the merger agreement.

The vesting conditions or restrictions applicable to each RSU will lapse and each such RSU will be converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Compuware common stock subject to such RSU as of the effective time of the merger and (ii) the per share merger consideration.

Unpaid Long-Term Cash Awards

At the effective time of the merger, any unpaid incentive compensation which has been allocated or awarded to any Compuware employee with respect to fiscal year 2014 under Compuware’s Fiscal Year 2014 Executive Incentive Plan and which is contingent only upon continued employment of the applicable employee to a subsequent date, will entitle such applicable employee to receive an amount in cash equal to the amount of his/her unpaid incentive compensation, subject to certain limitations.

Employee Benefits (page 83)

Parent has agreed to cause the surviving corporation to honor all Compuware benefit plans in accordance with their terms. For one year following the effective date of the merger, the surviving corporation will provide continuing employees of Compuware and its subsidiaries with (i) an annual rate of base salaries or wages and cash incentive compensation target amount opportunity that are no less favorable in the aggregate than the annual rate of base salary or wages and the incentive compensation (cash and equity) target amount opportunity provided to each such employee immediately prior to the effective time and (ii) employee benefits (excluding any equity based compensation or benefits and employee benefits that are, frozen or discontinued or, as of the effective time, being frozen or discontinued) that are substantially similar in the aggregate to the employee benefits (excluding any equity based compensation or benefits and employee benefits that are, frozen or discontinued or, as of the effective time, being frozen or discontinued) provided immediately prior to the effective time of the merger. In addition, Parent will continue the short-term and long-term component (but not any equity component) of the incentive plans in respect of the 2015 fiscal year. Until the first anniversary of the effective date of the merger, Parent will provide severance payments and benefits in accordance with Compuware’s past practice to each continuing employee whose employment is terminated. For more information about the employee benefits covenants affecting continuing employees, see “Proposal 1: Approval of the Merger Agreement  — Employee Benefits” beginning on page 83.

Appraisal Rights (page 64)

Under the Michigan Business Corporation Act, which we refer to as the MBCA, as well as the governing documents of Compuware, the shareholders of Compuware are not entitled to appraisal rights or dissenters’ rights in connection with the merger.

United States Federal Income Tax Consequences of the Merger (page 65)

The exchange of shares of Compuware common stock for cash pursuant to the merger will be a taxable transaction to United States holders (as defined in “The Merger — United States Federal Income Tax Consequences of the Merger”) for United States federal income tax purposes. A United States holder will recognize taxable gain or loss, measured by the difference, if any, between the amount of cash received by the holder in the merger, and the adjusted tax basis of the Compuware common stock surrendered in exchange therefor. A non-United States holder (as defined in “The Merger — United States Federal Income Tax Consequences of the Merger”) generally will not be subject to United States federal income tax on the exchange of shares of Compuware common stock for cash pursuant to the merger, but may be subject to United States backup withholding unless the non-United States holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding. Shareholders should read “The Merger — United States Federal Income Tax Consequences of the Merger” below. Shareholders should also consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any United States federal non-income, state, local and non-United States tax laws) of the merger.

Assuming that the merger is completed, it is expected that the dividend of Covisint common stock in connection with the Covisint spin-off will constitute a distribution that is taxable to our shareholders for United

States federal income tax purposes. In anticipation of the completion of the merger, we intend to treat the Covisint spin-off as a taxable distribution to our shareholders for United States federal income tax purposes, including for purposes of the United States federal tax withholding rules. If, however, the merger agreement is terminated and the merger is not completed, and certain other conditions are met, Compuware intends to take the position that the Covisint spin-off is tax-free to our shareholders for United States federal income tax purposes under Section 355 of the United States Internal Revenue Code of 1986, as amended, which we refer to as the Code.

Shareholders should consult their tax advisors concerning the United States federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Approvals Required for the Merger (page 68)

Under the merger agreement, the merger cannot be completed until (i) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, has expired or been terminated and (ii) the parties file a notification with the Federal Cartel Office, which we refer to as the FCO, under the German Act against Restraints of Competition (Gesetz gegen Wettbewersbeschränkungen) of 26 August 1998 as amended, and any applicable review period (and extensions) has expired or the FCO has declared that the merger does not meet the criteria for a prohibition.

The parties may be required to observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents in the U.S. and Germany before completing the merger. The parties have filed merger notifications in the U.S. and Germany as required by applicable law and received clearance from the German Federal Cartel Office on November 3, 2014. The parties will work cooperatively toward expedited regulatory clearances. For more information about the regulatory approvals required for the merger, see “The Merger — Regulatory Approvals Required for the Merger” beginning on page 68.

Legal Proceedings Regarding the Merger (page 69)

On September 5, 2014, John Urbonas, a purported shareholder of Compuware, submitted a demand letter to the Compuware Board of Directors. In his letter, Mr. Urbonas alleges that the Board members breached their fiduciary duties in negotiating and approving the proposed transaction. The letter asks that the Board commence an action on behalf of Compuware and against the Directors for restitution/damages and injunctive or other equitable relief. Thereafter, on September 8, 2014, Sharon Klein, a purported shareholder of Compuware, submitted a similar demand letter, making the same general allegations and asking the Board to take action to rectify alleged breaches of fiduciary duty arising out of the proposed transaction.

Also on September 5, 2014, the first of ten putative class action complaints was filed in Michigan state court. The complaints are as follows: (1) Adelman v. Compuware Corp., et al., No. 14-011437-CB (Wayne County, filed September 5, 2014); (2) Bushman v. Bedi, et al., No. 14-011585-CB (Wayne County, filed September 9, 2014); (3) Saggar v. Bedi, et al., No. 14-011597-CB (Wayne County, filed September 9, 2014); (4) Essig v. Compuware Corp., et al., No. 14-142842-CB (Oakland County, filed September 10, 2014); (5) Stein v. Bedi, et al., No. 14-011688-CB (Wayne County, filed September 11, 2014); (6) Klein v. Compuware Corp., et al., No. 14-011721-CB (Wayne County, filed September 12, 2014); (7) Urbonas v. Compuware Corp., et al, No. 14-011770-CB (Wayne County, filed September 12, 2014); (8) Feinstein v. Compuware, et al., No. 14-143110-CB (Oakland County, filed September 24, 2014); (9) Lim v. Compuware, et al., No. 14-143160-CB (Oakland County, filed September 26, 2014); and (10) City of Sunrise Police Officers’ Ret. Plan v. Compuware Corp., et al, No. 14-013610-CB (Wayne County, filed October 21, 2014). On September 29, 2014, the first six Wayne County actions were consolidated under the caption In re Compuware Corp. Shareholder Litigation, No. 14-011437-CB (the “Consolidated Action”). Compuware filed motions to transfer the three Oakland County actions to Wayne County.

Prior to the hearing date for the motions, counsel for plaintiffs in the Feinstein and Essig actions agreed to transfer those actions to Wayne County. The transfers were effectuated on October 10, 2014 and October 13, 2014, respectively. The plaintiff in the Lim action agreed to voluntarily dismiss that action and the Oakland County Court entered a voluntary dismissal order on October 20, 2014. Accordingly, all matters are currently pending in Wayne County.

On October 14, 2014, Interim Lead Counsel for plaintiffs in the Consolidated Action filed a Consolidated Amended Complaint for Breach of Fiduciary Duty (the “Consolidated Complaint”), naming as defendants Compuware, the Compuware Board of Directors, Elliott Associates, Thoma Bravo, Parent and Acquisition Sub. That same day, plaintiff David D. Essig filed Plaintiff’s First Amended Complaint in Intervention (the “Amended Intervenor Complaint”), naming the same defendants. Both Complaints generally allege that Compuware’s Board of Directors breached their fiduciary duties in negotiating and approving the proposed transaction, and were aided and abetted in the alleged breaches by the other named defendants. Both Complaints further allege that the Preliminary Proxy fails to provide shareholders with material information relating to the proposed transaction. The Consolidated Complaint additionally asserts a claim for unjust enrichment against the individual defendants.

The Consolidated Complaint purports to assert direct claims against the defendants and derivative claims on behalf of Compuware, while the Amended Intervenor Complaint only purports to assert direct claims. Both Complaints seek legal and equitable relief, including an injunction to prevent defendants from taking steps to consummate the proposed transaction.

Non-Solicitation; Board Recommendation (page 78, 79)

Under the merger agreement, Compuware and its representatives and subsidiaries must use reasonable best efforts to immediately cease existing solicitations of any third party relating to a proposal or offer, which we refer to as a competing proposal, that constitutes or would reasonably be expected to lead to such a proposal to acquire, directly or indirectly, in one transaction or a series of transactions, either beneficial ownership of 20% or more of any class of Compuware’s stock or assets or businesses of Compuware that constitute 20% or more of the revenues or assets of Compuware and its subsidiaries, taken as a whole. Within 36 hours of receiving any competing proposal or any inquiry or request relating to such competing proposal or any request for nonpublic information of Compuware or its subsidiaries, Compuware must notify Parent of such communication and keep Parent reasonably informed of the status of such communication.

Moreover, until the effective time of the merger, Compuware and its subsidiaries may not, and Compuware must use its reasonable best efforts to cause its representatives not to (i) initiate, solicit or knowingly encourage the making of any competing proposal or any inquiry or proposal that would reasonably be expected to lead to a competing proposal, (ii) engage in negotiations or substantive discussions with, or furnish any material nonpublic information to, any person relating to a competing proposal or any inquiry or proposal that would reasonably be expected to lead to a competing proposal, (iii) grant access to the properties, books, records or personnel of Compuware to any person who Compuware has reason to believe is considering making (or has made) a competing proposal, (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement subject to certain exceptions, (v) approve, endorse, recommend, or execute or enter into any agreement related to a competing proposal or any offer that could reasonably be expected to lead to a competing proposal or (vi) resolve, propose or agree to do any of the foregoing.

Compuware may, however, prior to the approval of the merger agreement by Compuware’s shareholders, provide information in response to a request and engage or participate in negotiations or substantive discussions with a person regarding a written unsolicited bona fide acquisition proposal, if the Board of Directors determines in good faith after consultation with its outside legal counsel that such proposal could reasonably be expected to result in a superior proposal and that failure to engage in negotiations with such person would be reasonably likely to violate the directors’ fiduciary duties to the shareholders of Compuware. For the purposes of the merger agreement, a superior proposal is a proposal for either beneficial ownership of 75% or more of any class of Compuware’s stock or assets or businesses of Compuware that constitute 75% or more of the revenues or assets of Compuware and its subsidiaries, taken as a whole, that the Board of Directors considers, in good faith after consultation with its outside financial advisor and its outside legal counsel, to be more favorable to Compuware’s shareholders from a financial point of view than the transactions contemplated by the merger agreement (including any changes to the terms of the transactions contemplated by the merger agreement agreed to by Parent).

Pursuant to the merger agreement, the Board unanimously recommends that the shareholders approve the merger agreement. However, prior to the approval of the merger agreement by Compuware’s shareholders, the Board of Directors may under certain circumstances withdraw its recommendation that Compuware’s shareholders approve the merger agreement and enter into an agreement with respect to a competing proposal if (i) the Board of Directors determines in good faith after consultation with its outside legal counsel that failure to do so would be reasonably likely to be inconsistent with the Board of Directors’ fiduciary duties to Compuware shareholders under applicable law, (ii) the Board of Directors has determined in good faith (after consultation with its outside counsel and financial advisors) that a competing proposal constitutes a superior proposal and (iii) Compuware and its subsidiaries or representatives have not materially breached the non-solicitation provisions of the merger agreement.

Compuware is not, however, entitled to make an adverse recommendation change and terminate the merger agreement to enter into an agreement for a superior proposal unless it complies with certain procedures in the merger agreement, including negotiating with Parent in good faith over a four business day period so that such superior proposal no longer constitutes a superior proposal.

Conditions to the Closing of the Merger (page 85)

The following conditions must be satisfied or waived, where legally permissible, before the proposed merger can be consummated:

•	The approval of the merger agreement by a majority of the outstanding shares of common stock of Compuware entitled to vote thereon, which we refer to as the requisite shareholder approval, having been obtained;

•	Any waiting periods (or any extensions thereof) applicable to the consummation of the merger under the HSR Act and any applicable pre-merger clearance requirement of the FCO under German antitrust laws having expired or early termination having been granted (see “The Merger — Regulatory Approvals Required for the Merger” beginning on page 68);

•	No governmental authority having restrained, enjoined, rendered illegal or otherwise prohibited by any law or order the merger or, unless Compuware has entered into definitive documentation with respect to a Covisint sale, the Covisint spin-off;

•	The accuracy of the representations and warranties of Compuware, Parent and Acquisition Sub in the merger agreement, generally subject to certain materiality or material adverse effect qualifiers, as of the effective time of the merger or the date in respect of which such representation or warranty was specifically made;

•	The performance in all material respects by Compuware, on the one hand, and Parent and Acquisition Sub, on the other hand, of their respective obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger;

•	Receipt of certificates from senior executive officers of Compuware, on the one hand, and Parent and Acquisition Sub, on the other hand, to the effect that the conditions described in the preceding two bullets have been satisfied;

•	Compuware having delivered a certificate attesting to the fact that Compuware is not and has not, during the five-year period ending on the closing date of the merger, been a United States real property holding corporation;

•	There not having been a Material Adverse Effect with respect to Compuware;

•	Compuware having timely filed all annual reports on Form 10-K and quarterly reports on Form 10-Q; and

•	Compuware having completed the Covisint spin-off or signed definitive documentation with respect to a Covisint sale, as applicable, in accordance with the terms of the merger agreement.

Termination of the Merger Agreement (page 86)

In general, the merger agreement may be terminated at any time prior to the effective time, whether before or after approval of the merger by the shareholders of Compuware:

•	By mutual written consent of Parent and Compuware;

•	By either Parent or Compuware:

•	If the merger has not been consummated by 5:00 p.m., New York City time, on January 30, 2015 provided that the merger agreement will not terminate sooner than two business days after the final day of the marketing period. Additionally, the right to terminate the merger agreement as a result of the occurrence of the termination date will not be available to any party if the failure of such party to perform or comply with its obligations under the merger agreement has been the principal cause of or resulted in the failure of the closing of the merger to have occurred on or before such date;

•	If any governmental authority has, by law or order, permanently restrained, enjoined, rendered illegal or otherwise prohibited the transactions contemplated by the merger agreement and such law or order has become final or nonappealable, provided that the party seeking to terminate the merger agreement pursuant to this clause has complied with its obligations described under “Proposal 1: Approval of the Merger Agreement — Efforts to Close the Merger” or has used its reasonable best efforts to remove the injunction, order or decree. However, the right to terminate the merger agreement pursuant to the previous sentence will not be available to a party if the issuance of such law or order was primarily due to the failure of such party (including in the case of Parent, the failure of Acquisition Sub) to perform any of its obligations under the merger agreement; or

•	If the requisite shareholder approval shall not have been obtained at the shareholders’ meeting duly convened therefor or at an adjournment or postponement therefor at which the merger agreement and the transactions contemplated thereby have been voted upon; or

•	By Compuware:

•	If Parent or Acquisition Sub has breached any of their representations, warranties, covenants or agreements set forth in the merger agreement, which (i) would give rise to the failure of a related closing condition and (ii) is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following Compuware’s delivery of written notice of such breach. However, Compuware will not have the right to terminate the merger agreement if Compuware is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

•	If the Board of Directors of Compuware has authorized Compuware to enter into an agreement with respect to a superior proposal provided that, substantially concurrently with such termination Compuware enters into such acquisition agreement and pays the termination fee as specified in merger agreement; or

•	If (i) all of the conditions to Parent’s and Acquisition Sub’s obligation to consummate the merger are satisfied (other than those conditions that by their terms are to be satisfied at the closing of the merger, provided that such actions are then capable of being satisfied), (ii) Parent and Acquisition Sub have failed to consummate the merger by the time the closing should have occurred, (iii) Compuware has notified Parent in writing that the conditions to the merger have been satisfied or, with respect to Compuware’s conditions, waived (or would be satisfied or waived if the closing of the merger were to occur on the date of such notice) and that it stands and will stand ready, willing and able to consummate the merger, (iv) Compuware has given Parent written notice of its intention to terminate and the basis for the termination at least four business days prior to such termination and (v) the merger has not been consummated by the end of such four business day period; or

•	by Parent:

•	If Compuware has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the merger agreement such that specified conditions set forth in the merger agreement are not satisfied and such breach is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following Parent’s delivery of written notice of such breach. However, Parent will not have the right to terminate the merger agreement if Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

•	If Compuware’s Board makes an adverse recommendation change; or

•	If Compuware has breached in any material respect any of its obligations under the non-solicitation provisions (excluding inadvertent breaches not intended to result in a competing proposal) and the breach is ongoing following a two calendar day period following Parent’s delivery of written notice to Compuware of such breach or is otherwise not curable.

Termination Fees and Expense Reimbursement (page 87, 88)

Except in specified circumstances, whether or not the merger is completed, Compuware and Parent are each responsible for all of their respective costs and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement.

Under the merger agreement, Compuware may be required to pay to Parent a termination fee of $82.4 million (less any Parent expenses previously reimbursed by Compuware, as described below), or approximately 3.5% of the aggregate equity value of the transaction, if the merger agreement is terminated under specified circumstances. In addition, the merger agreement requires Compuware to reimburse Parent’s reasonably documented out-of-pocket expenses, up to $4 million, in the event that the merger agreement is terminated after the shareholders of Compuware fail to approve the merger agreement and the transactions contemplated thereby or if Compuware is in breach of the merger agreement and the termination fee is not otherwise payable.

Under the merger agreement, Parent may be required to pay to Compuware a reverse termination fee of $153.0 million, or approximately 6.5% of the aggregate equity value of the transaction, if the merger agreement is terminated under specified circumstances. In no event will either party be required to pay a termination fee on more than one occasion.

Specific Performance (page 88)

Parent, Acquisition Sub and Compuware are entitled to seek specific performance to prevent breaches of the merger agreement and to enforce the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. Compuware is entitled to seek and obtain specific performance and other equitable remedies to enforce Parent and Acquisition Sub’s obligation to cause the equity financing to be funded and to consummate the merger only if (i) all conditions to Parent and Acquisition Sub’s obligation to consummate the merger (other than conditions to be satisfied at the closing of the merger, each of which is capable of being satisfied at that time) have been satisfied at the time when the closing of the merger would have occurred but for the failure of the equity financing to be funded, and remain satisfied, (ii) the debt financing has been funded or will be funded at the closing of the merger if the equity financing is funded and (iii) Compuware has irrevocably confirmed that if specific performance is granted and the equity financing and debt financing are funded, then the merger closing will occur.

Market Prices and Dividend Data (page 92)

The closing price of our common stock on the NASDAQ Global Select Market on November 23, 2012, the last trading day prior to the date on which affiliates of Elliott Management Corporation publicly disclosed that it had accumulated a stake in excess of 5% of Compuware’s common stock, was $8.74 per share. The closing price of our common stock on the NASDAQ Global Select Market on December 14, 2012, the last trading day prior to the date on which affiliates of Elliott Management Corporation publicly filed an indication of interest to acquire Compuware, was $9.53. The closing price of our common stock on the NASDAQ Global Select Market on August 29, 2014, the last completed trading day prior to the execution of the merger agreement, was $9.35 per share. On November 3, 2014, the latest practicable trading day before the printing of this proxy statement, the closing price of our common stock on the NASDAQ Global Select Market was $10.15 per share.

Under the terms of the merger agreement, without Parent’s consent, we are prohibited from declaring or paying quarterly dividends to our common shareholders prior to the closing of the merger or the earlier termination of the merger agreement.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Compuware shareholder. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement as well as the documents we refer to in this proxy statement, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014. Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 amends and supplements certain information included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014.

Q:	Why am I receiving these materials?

A:	The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of Compuware common stock in connection with the solicitation of proxies to be voted at a special meeting of shareholders or at any adjournments or postponements of the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting will take place on December 8, 2014 at Compuware offices at One Campus Martius, Detroit, Michigan 48226-5099, at 1 p.m., Eastern time.

Q:	Who is entitled to vote at the special meeting?

A:	Only shareholders of record as of the close of business on October 27, 2014 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. Each holder of Compuware common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Compuware common stock that such holder owned as of the record date.

Q:	May I attend the special meeting and vote in person?

A:	Yes. All shareholders as of the record date may attend the special meeting and vote in person. Seating will be limited. Shareholders will need to present proof of ownership of Compuware common stock, such as a recent bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting. Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you hold your shares in “street name,” because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid “legal” proxy from your bank, broker or other nominee.

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to vote on the following proposals:

•	To approve the merger agreement, pursuant to which Acquisition Sub will merge with and into Compuware, and Compuware will become a wholly owned subsidiary of Parent;

•	To approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting; and

•	To approve, by non-binding, advisory vote, compensation that will or may become payable by Compuware to its named executive officers in connection with the merger.

Q:	What is the proposed merger and what effects will it have on Compuware?

A:	The proposed merger is the acquisition of Compuware by Parent pursuant to the merger agreement. If the merger agreement is approved by the holders of Compuware common stock and the other closing conditions under the merger agreement have been satisfied or waived, Acquisition Sub will merge with and into Compuware, with Compuware continuing as the surviving corporation. As a result of the merger, Compuware will become a wholly owned subsidiary of Parent, and Compuware common stock will no longer be publicly traded. In addition, Compuware common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Compuware common stock.

Q:	What will I receive if the merger is completed?

A:	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $10.43 in cash, without interest and less the per share portion of the tax liabilities of Compuware that would be owed in connection with the Covisint spin-off, for each share of Compuware common stock that you own. Based on the share price of Covisint common stock on November 3, 2014, the corporate-level taxes in connection with the Covisint spin-off are estimated to be approximately $0.05 per share of Compuware common stock, which results in a net cash payment of approximately $10.38 per share of common stock. For example, if you own 100 shares of common stock, you would receive approximately $1,038.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes.

Following the merger, your Compuware shares will be canceled and you will not own shares in the surviving corporation.

Q:	How does the aggregate value of the per share merger consideration plus the per share market value of Covisint stock expected to be distributed in the Covisint spin-off to shareholders compare to the market price of Compuware common stock (i) prior to the date on which affiliates of Elliott Management Corporation publicly disclosed that it had accumulated a stake in excess of 5% of Compuware’s common stock, (ii) prior to the date on which affiliates of Elliott Management Corporation publicly filed an indication of interest to acquire Compuware and (iii) prior to the date on which the merger agreement was executed?

A:	The aggregate value to shareholders of approximately $10.74 per share represents a premium of (i) approximately 22.9% to Compuware’s closing stock price on November 23, 2012, the last trading day prior to the date on which affiliates of Elliott Management Corporation publicly disclosed that it had accumulated a stake in excess of 5% of Compuware’s common stock, (ii) approximately 12.7% to Compuware’s closing stock price on December 14, 2012, the last trading day prior to the date on which affiliates of Elliott Management Corporation publicly filed an indication of interest to acquire Compuware and (iii) approximately 14.9% to Compuware’s closing stock price on August 29, 2014, the last completed trading day prior to the execution of the merger agreement.

Q:	What do I need to do now?

A:	We encourage you to read this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement carefully and consider how the merger affects you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the special meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, under the terms of the merger agreement, you will receive shortly thereafter a letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the merger consideration for each share of our common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger. Please do not send in your stock certificates now.

Q:	What happens if I sell or otherwise transfer my shares of Compuware common stock after the record date but before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you sell or transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Compuware in writing of such special arrangements, you will transfer the right to receive the per share merger consideration to such person if the merger is completed, but you will retain your right to vote these shares at the special meeting. Even if you sell or otherwise transfer your shares of common stock after the record date for the special meeting, we encourage you to complete, date, sign and return the enclosed proxy or vote via the Internet or telephone.

Q:	How does Compuware’s Board of Directors recommend that I vote?

A:	The Board of Directors, after considering the various factors described under “The Merger — Recommendation of Our Board of Directors and Reasons for the Merger,” including the sale process conducted by the Board of Directors and the alternatives to the merger (including remaining as a standalone company), has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, taken together, are at a price and on terms that are fair to, advisable and in the best interests of, Compuware and our shareholders, has declared advisable the merger agreement and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The Board of Directors therefore recommends that you vote “FOR” the approval of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Compuware to its named executive officers in connection with the merger.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not approved by Compuware shareholders or if the merger is not completed for any other reason, Compuware shareholders will not receive any payment for their shares of common stock. Instead, Compuware will remain an independent public company, the common stock will continue to be listed and traded on the NASDAQ Global Select Market and registered under the Exchange Act and we will continue to file periodic reports with the SEC on account of Compuware’s common stock.

Under specified circumstances, Compuware may be required to reimburse Parent’s expenses or pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the merger agreement, as described under “Proposal 1: Approval of the Merger Agreement — Termination Fees” beginning on page 87 and “Proposal 1: Approval of the Merger Agreement — Expense Reimbursement” beginning on page 88.

Q:	Do any of Compuware’s directors or officers have interests in the merger that may differ from those of Compuware shareholders generally?

A:	Yes. In considering the recommendation of the Board of Directors with respect to the proposal to approve the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that may be deemed to be in addition to or different from the interests of our shareholders generally. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement and the merger, and in recommending that the merger agreement be approved by the shareholders of Compuware. For a description of the interests of our directors and executive officers in the merger, see “The Merger — Interests of the Directors and Executive Officers of Compuware in the Merger” beginning on page 57.

Q:	What vote is required to approve the merger agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the merger agreement.

The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

As of October 27, 2014, the record date for determining who is entitled to vote at the special meeting, there were approximately 220,851,283 shares of Compuware common stock issued and outstanding. Each holder of Compuware common stock is entitled to one vote per share of stock owned by such holder as of the record date.

Additionally, entities affiliated with Elliott Management Corporation, our directors and certain of our officers each entered into separate voting agreements with Parent, pursuant to which they agreed to vote all of their shares of Compuware common stock in favor of the merger proposal. As of October 27, 2014, the record date for the special meeting, the parties to the voting agreements collectively owned, in the aggregate, 21,630,224 shares, or approximately 9.8%, of Compuware outstanding common stock entitled to vote at the special meeting.

Q:	What vote is required to approve any proposal to adjourn the special meeting to a later date if necessary or appropriate to solicit additional proxies and to approve, by non-binding, advisory vote, compensation that will or may become payable by Compuware to its named executive officers in connection with the merger?

A:	Approval of the proposal to adjourn the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the votes cast by the holders of shares of Compuware’s common stock entitled to vote. Approval, by non-binding, advisory vote, of compensation that will or may become payable by Compuware to its named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast by the holders of shares of Compuware’s common stock entitled to vote.

The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Compuware to its named executive officers in connection with the merger. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Compuware to its named executive officers in connection with the merger. Abstentions will not have any effect on the adjournment proposal and will not have any effect on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Compuware to its named executive officers in connection with the merger.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, to be the “shareholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Compuware.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of the shares of Compuware common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid “legal” proxy from your bank, broker or other nominee.

Q:	How can I vote?

A:	If you are a shareholder of record (that is, if your shares of common stock are registered in your name with Computershare Trust Company, N.A., our transfer agent), there are four ways to vote:

•	By attending the special meeting and voting in person by ballot;

•	By visiting the Internet at the address on your proxy card;

•	By calling toll-free (within the U.S. or Canada) at the phone number on your proxy card; or

•	By completing, dating, signing and returning the enclosed proxy card in the accompanying prepaid reply envelope.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Even if you plan to attend the special meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a valid “legal” proxy to vote shares which you beneficially own, you may still vote your shares of common stock in person at the special meeting even if you have previously voted by proxy. If you are present at the special meeting and vote in person, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or electronically over the Internet or by telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or via telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	No. Your bank, broker or other nominee will only be permitted to vote your shares on any proposal if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares of Compuware common stock. Without instructions, your shares will not be voted, which will have the same effect as if you voted against approval of the merger agreement and approval of the transactions contemplated thereby, but will have no effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Compuware to its named executive officers in connection with the merger.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	Submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	Signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	Attending the special meeting and voting in person.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid “legal” proxy from your bank, broker or other nominee.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Compuware common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Compuware common stock is called a “proxy card.” Our Board of Directors has designated Daniel S. Follis, Jr. and Joseph R. Angileri and each of them, with full power of substitution, as proxies for the special meeting.

Q:	If a shareholder gives a proxy, how are the shares voted?

A:	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the approval of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Compuware to its named executive officers in connection with the merger.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	Who will count the votes?

A:	The votes will be counted by the independent inspector of election appointed for the special meeting.

Q:	Where can I find the voting results of special meeting?

A:	Compuware intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports Compuware files with the SEC are publicly available when filed. See “Where You Can Find More Information” beginning on page 96 of this proxy statement.

Q:	What are the United States federal income tax consequences of the exchange of Compuware common stock for cash pursuant to the merger?

A:	If you are a United States holder (as defined under “The Merger — United States Federal Income Tax Consequences of the Merger”), the exchange of Compuware common stock for cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes, which generally will require a United States holder to recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash received by such United States holder in the merger and such United States holder’s adjusted tax basis in the shares of our common stock surrendered in the merger. A Non-United States holder (as defined under “The Merger — United States Federal Income Tax Consequences of the Merger”) generally will not be subject to United States federal income tax with respect to the exchange of our common stock for cash in the merger unless such Non-United States holder has certain connections to the United States. Because particular circumstances may differ, we recommend that you consult your tax advisor to determine the United States federal income tax consequences relating to the merger in light of your particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of the United States federal income tax consequences of the merger is provided under “The Merger — United States Federal Income Tax Consequences of the Merger” beginning on page 65 of this proxy statement.

Assuming that the merger is completed, it is expected that the dividend of Covisint common stock in connection with the Covisint spin-off will constitute a distribution that is taxable to our shareholders for United States federal income tax purposes. In anticipation of the completion of the merger, we intend to treat the Covisint spin-off as a taxable distribution to our shareholders for United States federal income tax purposes, including for purposes of the United States federal tax withholding rules. If, however, the merger agreement is terminated and the merger is not completed, and certain other conditions are met, Compuware intends to take the position that the Covisint spin-off is tax-free to our shareholders for United States federal income tax purposes under Section 355 of the United States Internal Revenue Code of 1986, as amended, which we refer to as the Code. The U.S. federal income tax consequences of the Covisint spin-off are described in greater detail in an information statement sent to shareholders.

Q:	What will the holders of Compuware stock options, company stock units and cash incentive compensation awards receive in the merger?

A:	At the effective time of the merger, each outstanding option to purchase shares of common stock, whether or not vested, will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of common stock subject to the option as of the effective time of the merger and (ii) the excess, if any, of the per share merger consideration over the exercise price per share under the option. Each company option having an exercise price per share equal to or more than the per share merger consideration will be canceled without payment to the holder. In connection with the Covisint spin-off, the exercise price per share of the outstanding Compuware options has been equitably adjusted to reflect the spin-off in accordance with Compuware’s option plans and the terms of the merger agreement.

At the effective time of the merger, the vesting conditions or restrictions applicable to each restricted stock unit, will lapse and each stock unit will be converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of common stock subject to such RSU as of the effective time of the merger and (ii) the per share merger consideration.

At the effective time of the merger, any unpaid incentive compensation which has been allocated or awarded with respect to fiscal year 2014 under Compuware Corporation’s Fiscal Year 2014 Executive Incentive Plan, shall entitle the applicable employee to receive an amount in cash equal to the amount of his or her unpaid cash incentive award, subject to certain limitations.

Parent has agreed to continue both the short-term and long-term component of the 2015 Fiscal Year Incentive Compensation plans and will make the cash payments under the plans based on the achievement metrics and the relative performance set forth in such plans, subject to certain conditions.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect to consummate the merger in the fourth calendar quarter of 2014. However, the exact timing of completion of the merger cannot be predicted because the merger is subject to specified conditions, including approval of the merger agreement by our shareholders, the receipt of regulatory approvals and the completion of a 15-business day marketing period that Parent may use to complete its financing for the merger.

Q:	Am I entitled to appraisal rights under the MBCA?

A:	Under the MBCA, as well as the governing documents of Compuware, the shareholders of Compuware are not entitled to appraisal rights or dissenters’ rights in connection with the merger.

Q:	Who can help answer my questions?

A:	If you have any questions concerning the merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders call toll-free: (877) 825-8619

Banks and brokers call collect: (212) 750-5833

FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain “forward-looking statements” that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other words of similar import. Shareholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, and the following factors:

•	The inability to complete the merger due to the failure to obtain shareholder approval or failure to satisfy the other conditions to the completion of the merger, including receipt of required regulatory approvals;

•	The outcome of any legal proceedings that may be instituted against us and others related to the merger agreement;

•	The failure by Parent to obtain the necessary equity and debt financing set forth in the financing commitments entered into in connection with the merger, or alternative financing, or the failure of any such financing to be sufficient to complete the merger and the other transactions contemplated by the merger agreement;

•	Risks that the proposed merger disrupts our current restructuring plans and operations or affects our ability to retain or recruit key employees;

•	The fact that receipt of the all-cash merger consideration would be taxable to Compuware’s shareholders that are treated as U.S. holders for United States federal income tax purposes;

•	The fact that Compuware’s shareholders would forego the opportunity to realize the potential long-term value of the successful execution of Compuware’s current strategy as an independent company;

•	The possibility that Parent could, at a later date, engage in unspecified transactions including restructuring efforts, special dividends or the sale of some or all of Compuware’s assets to one or more as yet unknown purchasers that could conceivably produce a higher aggregate value than that available to the shareholders in the merger;

•	The fact that under the terms of the merger agreement, Compuware is unable to solicit other acquisition proposals during the pendency of the merger;

•	The fact that, under specified circumstances, Compuware may be required to pay fees and expenses in the event the merger agreement is terminated and the effect this could have on Compuware;

•	The fact that, although Parent must use reasonable best efforts to obtain the financing contemplated by the debt commitment letter, there is a risk that the debt financing might not be obtained and that, in certain instances, Compuware’s only viable recourse would be the reverse termination fee;

•	The effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

•	The amount of the costs, fees, expenses and charges related to the merger agreement or the merger;

•	Risks related to diverting management’s or employees’ attention from ongoing business operations;

•	Risks that our stock price may decline significantly if the merger is not completed; and

•	Risks related to obtaining the requisite consents to the merger, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from various domestic and foreign governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval.

Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and information in our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Compuware shareholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of our Board of Directors for use at the special meeting of shareholders or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting on December 8, 2014 at Compuware’s offices at One Campus Martius, Detroit, Michigan 48226-5099, at 1 p.m., Eastern time.

Purpose of the Special Meeting

At the special meeting, we will ask our shareholders to vote on proposals to approve the merger agreement, to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting, and to approve, by non-binding, advisory vote, compensation that will or may become payable by Compuware to its named executive officers in connection with the merger.

Record Date; Shares Entitled to Vote; Quorum

Only shareholders of record as of the close of business on October 27, 2014 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof.

As of the record date, there were approximately 220,851,283 shares of our common stock outstanding and entitled to be voted at the special meeting.

The holders of a majority in voting power of the outstanding shares of our common stock entitled to vote thereat, present either in person or represented by proxy, will constitute a quorum at the special meeting. As a result, 110,425,642 shares must be represented by proxy or by shareholders present and entitled to vote at the special meeting to have a quorum. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the merger agreement. Approval of the merger agreement by our shareholders is a condition to the closing of the merger.

Approval of the proposal to adjourn the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the votes cast by the holders of shares of Compuware’s common stock entitled to vote. Approval, by non-binding, advisory vote, of compensation that will or may be paid to Compuware’s named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast by the holders of shares of Compuware’s common stock entitled to vote.

If a Compuware shareholder abstains from voting, the abstention will have the same effect as if the shareholder voted “AGAINST” the proposal to approve the merger agreement. For shareholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will not have any effect on the adjournment proposal and will not have any effect on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Compuware to its named executive officers in connection with the merger.

Each “broker non-vote,” if any, will count as a vote “AGAINST” the proposal to approve the merger agreement, but will have no effect on any proposal to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and will have no effect on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Compuware to its named executive officers in connection with the merger.

Parent has entered into separate voting agreements with certain entities and individuals, including all of our directors and certain of our executive officers of Compuware, pursuant to which they agreed to vote all of their shares of Compuware common stock in favor of the merger proposal. As of October 27, 2014, the record date for the special meeting, the parties to the voting agreements collectively owned, in the aggregate, 21,630,224 shares, or approximately 9.8%, of Compuware outstanding common stock entitled to vote at the special meeting.

Shares Held by Compuware’s Directors and Executive Officers

At the close of business on October 27, 2014, our directors and executive officers beneficially owned 604,783 shares of our common stock, which represented approximately 0.3% of the outstanding shares of our common stock on that date. All the directors and certain executive officers have each entered into separate voting agreements with Parent, pursuant to which the signatories agreed to vote their shares of Compuware common stock, if any, “FOR” the approval of the merger agreement.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A., you may cause your shares to be voted by returning a signed proxy card, or you may vote in person at the special meeting. Additionally, you may submit electronically over the Internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the shareholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” approval of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Compuware to its named executive officers in connection with the merger.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or by the Internet or telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your broker, bank or other nominee, if possible, or do not attend the special meeting and vote in person with a proxy from your broker, bank or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to approve the merger agreement but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Compuware to its named executive officers in connection with the merger.

Revocability of Proxies

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	Submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	Signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	Attending the special meeting and voting in person.

Please note that to be effective, your new proxy card, internet or telephonic voting instructions or written notice of revocation must be received by our Secretary prior to the special meeting and, in the case of internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern time on December 7, 2014. If you have submitted a proxy, your appearance at the special meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid “legal” proxy from your bank, broker or other nominee. Any adjournment, recess or postponement of the special meeting for the purpose of soliciting additional proxies will allow Compuware shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned, recessed or postponed.

Board of Directors’ Recommendation

The Board of Directors, after considering various factors described in the section entitled “The Merger — Recommendation of Our Board of Directors and Reasons for the Merger,” has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Compuware and our shareholders and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Board of Directors recommends that you vote “FOR” the approval of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Compuware to its named executive officers in connection with the merger.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by Compuware. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $25,000 plus expenses. We will also indemnify Innisfree M&A Incorporated against losses arising out of its provisions of such services on our behalf. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by some of our directors, officers and employees, personally or by telephone, facsimile, e-mail or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by our shareholders of the proposal to approve the merger agreement, we anticipate that the merger will be consummated in the fourth calendar quarter of 2014.

Other Matters

At this time, we know of no other matters to be submitted at the special meeting.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another shareholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If your shares are registered in your own name, please contact us at our executive offices at Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099, Attn: Investor Relations, or by calling us at (313) 227-7300 to inform us of your request. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A hereto, and which constitutes part of this proxy statement. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Parties Involved in the Merger

Compuware Corporation

One Campus Martius

Detroit, Michigan

48226-5099

Founded in 1973, Compuware provides software, experts and best practices to ensure applications work well and deliver business value. Compuware solutions optimize application performance across the Enterprise and the Internet for leading organizations around the world, including 46 of the top 50 Fortune 500 companies and 12 of the top 20 most visited U.S. web sites.

Compuware’s divisional operations are combined into three major product groups: Dynatrace (formerly Application Performance Management), Mainframe Productivity and Performance, and Application Services (also referred to as Covisint). For the fiscal year ended March 31, 2014, approximately 45.4% of Compuware’s revenues were derived from sales of Application Performance Management; approximately 41.1% of Compuware’s revenues were derived from Mainframe Productivity and Performance; and approximately 13.5% of Compuware’s revenues were derived from Application Services. Compuware has significant operations outside the United States. For the year ended March 31, 2014, approximately 53.8% of Compuware’s revenues were derived from customers in the United States and approximately 46.2% were derived from customers in various countries outside the United States.

Our Dynatrace solutions help customers optimize the user experience, performance, availability and quality of enterprise, web, mobile and cloud-based applications. Our Mainframe solutions improve the productivity and performance of the mainframe platform while helping reduce associated costs. Covisint enables customers to securely share and integrate vital information and processes across users, business partners, customers, vendors and suppliers.

We deliver these solutions primarily as “on-premises” software that is installed and operates on our customers’ owned hardware and applications and through a Software-as-a-Service model in which our software solutions are accessed through our hosted networks.

Compuware was founded in 1973 as an information technology professional services company. In the late 1970s, we entered the software market by offering mainframe productivity tools for fault diagnosis, file and data management and application debugging. As information technology platforms shifted to distributed, web-based and, more recently, to hosted Internet services (also known as cloud computing), we adapted our solution strategy in response, developing and maintaining a portfolio of solutions across a wide range of enterprise computing platforms and market categories.

We are currently executing a strategic transformation plan to improve the company’s topline growth rate and profitability. The primary objectives of this plan include:

•	Become best in the world for the businesses in which we choose to compete (our core businesses).

•	Simplify the portfolio, allowing us to focus on improving growth and profitability.

•	Align the organization with the products we sell through the creation of independent business segments.

During fiscal 2014, we accelerated our transformation by executing strategic initiatives for those businesses deemed strategically non-core:

•	On October 1, 2013, we completed the initial public offering of approximately 20 percent of our Covisint business.

•	During the fourth quarter of fiscal 2014, we substantially completed the divestiture of our Changepoint, Professional Services and Uniface business segments to Marlin Equity Partners.

Compuware’s common stock is currently listed on the NASDAQ Global Select Market, which we refer to as NASDAQ, under the symbol “CPWR.”

Project Copper Holdings, LLC

c/o Thoma Bravo, LLC

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

Parent is a Delaware limited liability corporation that is currently owned by an investment fund affiliated with Thoma Bravo, LLC, which we refer to as Thoma Bravo. Parent was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon completion of the merger, Compuware will be a direct wholly owned subsidiary of Parent.

Project Copper Merger Corp.

c/o Thoma Bravo, LLC

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

Acquisition Sub is a Michigan corporation and a wholly owned subsidiary of Parent, formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Acquisition Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon completion of the merger, Acquisition Sub will cease to exist.

Effect of the Merger

Upon the terms and subject to the conditions of the merger agreement, Acquisition Sub will merge with and into Compuware, with Compuware continuing as the surviving corporation. As a result of the merger, Compuware will become a wholly owned subsidiary of Parent, and Compuware common stock will no longer be publicly traded. In addition, Compuware common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Compuware common stock. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

The time at which the merger will become effective, which we refer to as the effective time of the merger, will occur upon the filing of a certificate of merger with the State of Michigan Department of Licensing and Regulatory Affairs’ Corporations, Securities, and Commercial Licensing Bureau (or at such later time as we, Parent and Acquisition Sub may agree and specify in the certificate of merger).

Effect on Compuware if the Merger is Not Completed

If the merger agreement is not approved by Compuware shareholders or if the merger is not completed for any other reason, Compuware shareholders will not receive any payment for their shares of common stock. Instead, Compuware will remain an independent public company, the common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and we will continue to file periodic reports with the SEC on account of Compuware’s common stock. In addition, if the merger is not completed, Compuware expects that management will operate the business in a manner similar to that in which it is being operated today and that Compuware shareholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which Compuware operates and adverse economic conditions.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, the price of Compuware’s common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of Compuware’s common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Compuware’s common stock. If the merger is not completed, the Board of Directors will continue to evaluate and review Compuware’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not approved by Compuware’s shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Compuware will be offered or that Compuware’s business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, Compuware may be required to reimburse Parent’s expenses or pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the merger agreement, as described under “Proposal 1: Approval of the Merger Agreement — Termination Fees” beginning on page 87.

Merger Consideration

In the merger, each share of common stock, par value $0.01 per share, of Compuware issued and outstanding immediately prior to the effective time of the merger (other than shares of Compuware common stock held by Compuware or its subsidiaries or held, directly or indirectly, by Parent or Acquisition Sub) will be canceled and converted automatically into the right to receive $10.43 in cash, without interest and less the per share portion of the tax liabilities of Compuware owed in connection with the Covisint spin-off. Based on the share price of Covisint common stock on November 3, 2014, the corporate-level taxes in connection with the Covisint spin-off are estimated to be approximately $0.05 per share of Compuware common stock, which results in a net cash payment of approximately $10.38 per share of common stock. We refer to such cash as the per share merger consideration.

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the per share merger consideration, but you will no longer have any rights as a Compuware shareholder as a result of the merger.

Disposition of Covisint Shares

On October 1, 2013, Compuware completed an initial public offering of approximately 20% of Covisint’s common stock, with Covisint shares trading as an independent corporation on the NASDAQ Global Select Market under the symbol “COVS.” Compuware has previously stated its plans to distribute Compuware’s Covisint common stock to Compuware shareholders.

The merger agreement provided that Compuware would complete the disposition of Compuware’s remaining shares of Covisint within 60 days of the date of the merger agreement. Compuware completed the Covisint spin-off on October 31, 2014, in accordance with the terms of the merger agreement. Holders of Compuware shares or RSUs as of October 20, 2014, will have received 0.14025466 shares of Covisint common stock (with cash in lieu of fractional shares) with respect to each outstanding share of Compuware common stock or each share of Compuware common stock deliverable under such RSUs, as applicable, in connection with the Covisint spin-off. If you were not a holder of Compuware shares or RSUs as of October 20, 2014, you did not receive a distribution of Covisint shares.

Based on the share price of Covisint common stock on November 3, 2014, the corporate-level taxes in connection with the Covisint spin-off are estimated to be approximately $0.05 per share of Compuware common stock.

Compuware’s shares of Covisint distributed during the Covisint spin-off represent a value of approximately $0.36 per share of Compuware based on the share price of Covisint on November 3, 2014, and, together with the cash consideration payble on closing of the merger, represent a total aggregate value to shareholders as a result of the transaction of approximately $10.74 per share of Compuware common stock, which amount includes a reduction for the corporate-level taxes owed in connection with the Covisint spin-off.

Background of the Merger

As part of its ongoing evaluation of Compuware’s business, the Board, together with senior management, regularly reviews and assesses opportunities to increase shareholder value. Compuware operates in the highly competitive market for software products, hosted software and technology products and economic uncertainties over the past several years have resulted in companies reassessing their need for these technology products. In addition, an evolving market has caused declines in Compuware’s Mainframe business unit while fostering a highly competitive market in Compuware’s Dynatrace business unit. Over the past 18 months, Compuware has focused on increasing shareholder value by cutting costs, rationalizing its portfolio of business units, launching the initial public offering of Covisint and focusing on growing the Dynatrace business unit and stabilizing the Mainframe business unit. Compuware has also returned a significant amount of capital to shareholders over the past months through its $0.125 quarterly dividend.

On October 25, 2012, Compuware announced that Peter Karmanos, Jr., the Executive Chairman of the Board, would retire effective March 31, 2013, and be succeeded by Gurminder Bedi, Compuware’s lead independent director, as non-executive Chairman of the Board.

On December 17, 2012, Elliott Management Corporation, the holder of approximately 5.7% of Compuware’s outstanding shares, sent to the Board and publicly filed an indication of interest for a transaction to acquire Compuware at a price of $11.00 per share. The next day, December 18, 2012, Elliott disclosed that it had increased its stake to 6.3% of the outstanding Compuware common shares plus a 1.7% stake in derivatives underlying the same. That same day, Mr. Karmanos advised Elliott that Compuware would consider the offer with the assistance of its financial and legal advisors. Compuware also engaged Skadden, Arps, Slate, Meagher & Flom LLP as legal counsel and Goldman, Sachs & Co. and Allen & Company, as financial advisors to assist with the consideration of Elliott’s proposal and to review strategic alternatives.

On January 14, 2013, Elliott sent another letter to the Board urging Compuware to respond to its $11.00 per share offer. In addition, Elliott disclosed that its stake had increased to 6.6% of the outstanding Compuware common shares plus derivatives providing the economic equivalent of an interest in an additional 1.5% of the outstanding Compuware common shares.

At the next regularly scheduled meeting, on January 24, 2013, the Board, after consultation with its legal and financial advisors, unanimously determined that Elliott’s offer of $11.00 per share significantly undervalued Compuware and was not in the best interest of shareholders. Also at this meeting, in an attempt to address the market challenges faced by Compuware and provide value to shareholders, the Board approved certain strategic initiatives, including implementing a dividend with a view to an annualized dividend amount of $0.50 per share, a plan to spin-off Covisint within 12 months following the initial public offering of Covisint and a cost reduction program designed to reduce costs by at least $60 million over three years, with a minimum of $20 million in fiscal 2014 savings. In December, 2012, the Board also created an ad-hoc committee of the Board consisting of Mr. Karmanos, William Grabe, Gurminder Bedi and Frederick Henderson to assist in consideration of the Elliott offer, as well as to oversee the exploration of strategic alternatives. Later that same day, the Board sent a letter to Elliott rejecting the offer. Compuware also issued a press release disclosing the rejection, stating the reasons Compuware rejected the offer and announcing the various strategic initiatives approved at the Board meeting. In addition, Compuware announced that although it did not believe the offer from Elliott delivered sufficient value to shareholders, the Board would carefully review and evaluate any credible offer it received. Following the release, Compuware and representatives of its financial advisors contacted or received inbound requests from 24 parties (18 financial parties and 6 strategic parties) who might be interested in a transaction with Compuware.

Over the course of 2013, while Compuware was considering strategic alternatives, Compuware continued to execute transformative initiatives, including pursuing a rationalization of its product portfolio, which included a disposition of its Changepoint, Professional Services and Uniface business units, launching the IPO of Covisint, implementing an aggressive cost cutting program and commencing a $0.125 quarterly dividend. In addition, the ad-hoc committee created to oversee the exploration of strategic alternatives met numerous times over the course of the next 18 months to receive updates on and guide the exploration of strategic alternatives for Compuware.

On January 31, 2013, Elliott disclosed that its stake had increased to 8.3% of the outstanding Compuware common shares plus derivatives providing the economic equivalent of an interest in an additional 0.3% of the outstanding Compuware common shares. Shortly thereafter, on February 14, 2013, Elliott executed a confidentiality agreement with Compuware which included confidentiality and standstill obligations.

On February 19, 2013, Compuware opened an electronic data room for parties interested in pursuing a transaction. Of the parties that had initially expressed interest, 11 parties (7 financial parties and 4 strategic parties) executed confidentiality agreements with confidentiality and standstill obligations and were given access to the data room. These standstill obligations have since expired. Thoma Bravo was one of the parties that expressed interest and executed a confidentiality agreement during this period. These parties began due diligence on Compuware’s business and were given access to Compuware management.

On March 15, 2013, after completing preliminary due diligence on Compuware, three parties (Party A (which consisted of a consortium), Party B (a consortium which included Thoma Bravo) and Party C) presented written indications of interest in the $11.50-$13.00 range, which were preliminary and non-binding and subject to completion of due diligence. Party B’s indication of interest was in the $12.00-$13.00 range. On this same day, Elliott sent a letter to the Board encouraging Compuware to continue to explore a sale transaction.

On March 27, 2013, the Board met and, among other things, received a process update with respect to the review of Compuware’s ongoing sale process.

On March 31, 2013, Mr. Karmanos, Chairman of the Compuware Board, and W. James Prowse, each retired from the Board and were replaced by two independent directors, David Fubini and Lee Roberts. Mr. Karmanos was replaced as non-executive Chairman by Gurminder Bedi.

April 3, 2013, Compuware released preliminary information regarding fourth quarter fiscal 2013 earnings that were below analyst estimates and announced a plan to reduce costs by $80-$100 million, an increase from the plan announced on January 24, 2013. At this time, Party A and Party B advised Compuware that they had determined not to proceed with a potential acquisition of Compuware and Party C changed its focus from a whole-company transaction to potential interest only in a possible acquisition of Covisint.

In late April and early May, two additional parties (Party D and Party E) expressed an interest in a strategic transaction with Compuware and executed confidentiality agreements with confidentiality and standstill provisions.

On May 16, 2013, the Board met and, among other things, received a process update with respect to the review of Compuware’s ongoing sale process. The Board discussed strategic options, including a potential sale of Compuware. The Board also determined to extend the advance notice deadline with respect to the annual meeting of shareholders to July 31, 2014, allowing shareholders additional time to present nominations or business for consideration at the annual meeting, but the Board did not set a specific date for the annual meeting. On this same day, the standstill obligations contained in the confidentiality agreement between Elliott and Compuware were extended from May 15, 2013 to July 15, 2013.

On June 10, 2013, Elliott sent a letter to the Board encouraging Compuware to continue to explore a sale transaction.

On June 12, 2013, the Board met and received a process update with respect to the review of strategic transactions, including reviewing a preliminary, non-binding proposal from Party E to acquire Compuware at a price of $12.00 per share. The Board directed the advisors and management to continue exploring options with all credible parties in addition to continuing to pursue further discussions with Party E.

In mid-July 2013, Compuware conducted management presentations with Party D and Party E and allowed Party D and Party E to continue due diligence. Also during July, Thoma Bravo contacted Compuware and representatives of its financial advisors via telephone regarding Compuware’s timing expectations with respect to reviewing interest in a potential transaction and noting that it was not in a position to further explore a transaction at that time, but might be interested in the future if certain circumstances changed.

On July 23, 2013, the Board met and received a process update regarding the review of strategic transactions, and specifically with respect to the ongoing processes with each of Party D and Party E. Representatives of Compuware’s financial advisors also reviewed their respective preliminary financial analyses of Compuware. The Board also determined to extend the advance notice deadline with respect to the annual meeting of shareholders to October 1, 2013, again extending the time period for shareholders to present nominations or business for consideration at the annual meeting, but the Board did not set a date for the 2013 annual meeting of shareholders. On this same day, the standstill obligations contained in the confidentiality agreement between Elliott and Compuware were extended from July 15, 2013 to September 15, 2013.

On July 31, 2013, Party D indicated that it was not interested in pursuing an acquisition any longer, but noted that it might reconsider a transaction in approximately 6 months.

On August 15, 2013, Party E indicated that it was not interested in pursuing an acquisition.

On August 27, 2013, the Board met and received a process update regarding the review of strategic transactions, and specifically with respect to the end of the processes with each of Party D and Party E. The Board also received an update regarding the plan for Covisint and with respect to Compuware’s business strategy and market position. Representatives of Compuware’s financial advisors also reviewed their respective preliminary financial analyses of Compuware. The Board determined to authorize management and the advisors to inform parties under the confidentiality agreements that Compuware intends to proceed with its standalone plan with respect to both Compuware and Covisint and, while the Board will continue to consider credible offers that maximize shareholder value, not to permit any additional management meetings at this time.

On August 29, 2013, Party C provided Compuware with a draft non-binding proposal to acquire Covisint. After consideration, the Board determined to pursue the IPO of Covisint instead of a sale of Covisint to Party C. No additional actionable proposals were received as a result of the process in the Summer of 2013.

On October 1, 2013, Compuware completed the IPO of Covisint, which offered approximately 7.4 million shares (inclusive of the underwriter’s overallotment option) priced at $10.00 per share. This represented approximately 20% of the outstanding Covisint common shares, with Compuware retaining approximately 80% of the Covisint common shares.

On October 24, 2013, the Board met and, among other things, reviewed the progress of the value maximization initiatives, including the disposition of Covisint, the cost cutting programs and the rationalization of Compuware’s business portfolio.

On November 14, 2013, the Board met to, among other things, receive an update on the progress of the review of strategic options and value creation measures. The Board also received an update from its advisors with respect to Party F that had orally expressed to representatives of Goldman Sachs a preliminary interest in an acquisition of Compuware in the $11.00-$11.25 range. The Board determined to allow Party F to continue due diligence, but declined to pay the expenses for such a review. Shortly thereafter, Party F indicated that it was no longer interested in pursuing an acquisition of Compuware. The Board also reviewed proposed terms for a settlement agreement with Elliott and resolved to extend the advance notice deadline for proposals at the 2013 annual meeting of shareholders to January 10, 2014. No date was set at this time for the 2013 annual meeting of shareholders. On this same day, Starboard Value LP sent a letter to Compuware urging that Compuware quickly conclude the strategic review by either consummating a sale transaction or announcing a significant restructuring.

On November 15, 2013, and November 21, 2013, respectively, Ralph J. Szygenda and Glenda D. Price, Ph.D. retired from the Board. On November 21, 2013, Compuware announced that the Board had appointed Jeffrey J. Clarke and Jennifer J. Raab to replace Ralph J. Szygenda and Glenda D. Price, Ph.D.

On January 8, 2014, the Board met and approved the terms of a proposed settlement with Elliott. On that same day, Compuware and Elliott entered into a Nomination and Standstill Agreement pursuant to which, among other things, Compuware agreed to appoint John G. Freeland and Stephen F. Schuckenbrock to the Board and form a reconstituted advisory committee to explore strategies to enhance shareholder value composed of Jeffrey Clarke, William Grabe, Frederick Henderson and John Freeland. In addition, Elliott agreed to certain additional standstill and voting provisions, including agreeing to vote in favor of Compuware’s proposed slate of directors at Compuware’s 2013 annual meeting of shareholders. The 2013 annual meeting of shareholders was held on March 28, 2014. The standstill provisions in the agreement with Elliott are effective until the earlier of December 31, 2014 and 30 days before the deadline for shareholder nominations at the next annual meeting of shareholders.

On January 31, 2014, the Board met and representatives of Goldman Sachs reviewed Goldman Sachs’ preliminary financial analyses of Compuware and of certain potential strategic alternatives available to Compuware.

On February 3, 2014, Compuware announced that it had completed the sale of its Changepoint, Professional Services and Uniface business units to Marlin Equity Partners.

On March 28, 2014, the Board met and considered, among other things, a review by representatives of Goldman Sachs of certain potential strategic alternatives available to Compuware, including separating Compuware’s Dynatrace and Mainframe business units. The Board also received an update from representatives of Covisint management regarding Covisint at this time.

In early April 2014, Compuware began consideration of a transaction with a strategic party in the Mainframe sector, Party G, in which Compuware’s Mainframe business would be spun-off and subsequently merged with Party G, resulting in Compuware shareholders holding 80% of the resultant entity and the former shareholders of Party G holding the remaining 20%.

In late April 2014, Thoma Bravo expressed a renewed interest in pursuing an acquisition of Compuware, and Compuware and Thoma Bravo had initial discussions regarding such a transaction. Following these discussions, Thoma Bravo restarted due diligence regarding a potential acquisition of Compuware. Compuware contacted or was contacted by certain other parties during this period, none of which were interested in pursuing an acquisition of Compuware at that time.

On May 22, 2014, the Board met and representatives of Goldman Sachs reviewed Goldman Sachs’ preliminary financial analyses of certain potential strategic alternatives available to Compuware, including the potential transaction with Party G and the separation of the Dynatrace and Mainframe business units. Representatives of Goldman Sachs also updated the Board regarding Thoma Bravo’s renewed interest in a whole-company transaction. The Board directed the advisors and management to proceed with Thoma Bravo with a view toward getting an indication of interest at $12.50 per share, while simultaneously working with Party G to effectuate the transaction involving Compuware’s Mainframe business. On this same day, Compuware reported fiscal year 2014 and fourth quarter earnings that were in-line with analysts’ estimates and announced that it was exploring the separation of its Mainframe and Dynatrace business units.

On June 4, 2014, Elliott sent a letter to Compuware reiterating its view that the optimal outcome for Compuware’s shareholders was a near-term sale of Compuware at a premium. Elliott’s letter went on to discuss the associated risks and benefits of each path, and concluded by stating that Elliott believed Compuware should be prepared to enter into an agreement at $11.25-$11.75 per share. On the same day, Robert Paul, Compuware’s Chief Executive Officer, received a call from Thoma Bravo expressing an interest in a potential transaction for all of the outstanding shares of Compuware, including Compuware’s approximately 80% stake in Covisint, for $11.50 per share. Mr. Paul expressed his disappointment with this price, but informed Thoma Bravo that he would bring the indication of interest to the attention of the Board.

On June 9, 2014, the Board met telephonically to discuss Thoma Bravo’s indication of interest, Elliott’s letter and strategic alternatives available to Compuware, including the potential transaction with Party G involving Compuware’s Mainframe business. Representatives of Goldman Sachs reviewed the various strategic alternatives being under consideration by Compuware. Thoma Bravo had indicated that it was prepared to sign definitive documentation within approximately 4 weeks. The Board reviewed potential alternatives, including remaining a stand-alone entity and pursuing the spin-off of Covisint and a separation of the Dynatrace and Mainframe business units or pursuing the Mainframe transaction with Party G and leaving Dynatrace as the remaining Compuware business unit, in addition to a sale of Compuware. The Board determined to continue to pursue discussions with Thoma Bravo regarding a potential transaction based on the $11.50 indication of interest, but to seek additional consideration. Following the meeting, representatives of Goldman Sachs reached back out to Thoma Bravo to seek additional consideration.

On June 18, 2014, Thoma Bravo communicated to Compuware that it would be willing to increase its indication of interest from $11.50 to $11.55 per share.

On June 23, 2014, Mr. Paul, with the approval of Gurminder Bedi, Chairman of the Board and Daniel Follis, Compuware’s General Counsel, with representatives of Goldman Sachs in attendance, met representatives of Thoma Bravo to discuss Compuware business organization and other matters.

On July 1, 2014, Compuware, upon request from Thoma Bravo, authorized Thoma Bravo to approach certain lending institutions regarding the debt financing for a potential transaction.

On July 7, 2014, representatives of Thoma Bravo met Mr. Paul, Mr. Angileri, Compuware’s Chief Financial Officer, and the Dynatrace senior management team to discuss Compuware’s Dynatrace business. Representatives of Goldman Sachs were also in attendance.

On July 8, 2014, the Dynatrace senior management team, with representatives of Goldman Sachs in attendance, gave a management presentation to certain representatives of Thoma Bravo. Later on this same day, Skadden sent a draft merger agreement to Kirkland & Ellis LLP, outside counsel to Thoma Bravo.

On July 9, 2014, the Mainframe senior management team, with representatives of Goldman Sachs in attendance, gave a management presentation to certain representatives of Thoma Bravo to discuss Compuware’s Mainframe business.

On July 16, 2014, Mr. Paul had a call with Thoma Bravo to discuss the potential transaction. During this call, Mr. Paul and Thoma Bravo discussed Thoma Bravo’s due diligence to-date and had a follow up discussion relating to the management presentations made the prior week by the senior management teams of the business units.

On July 18, 2014, the Board met to receive an update on Compuware’s business and to review the preliminary indication of interest received from Thoma Bravo and discussions with Thoma Bravo to-date, as well as the other strategic alternatives available to Compuware. Also participating were members of Compuware management, as well as representatives from Goldman Sachs and Skadden. Management reviewed quarterly results, which were below management’s forecasts for the first quarter. Representatives of Goldman Sachs reviewed its preliminary financial analyses of certain strategic alternatives available to Compuware, including the potential transaction with Thoma Bravo and the potential Mainframe transaction with Party G. Representatives of Skadden reviewed legal matters and the terms of the draft merger agreement that had been sent to counsel for Thoma Bravo. The Board instructed management and the advisors to continue pursuing a potential sale transaction with Thoma Bravo as well as a potential Mainframe transaction with Party G.

On July 21, 2014, Compuware’s management with representatives of Goldman Sachs in attendance had a discussion with representatives of Thoma Bravo to review Compuware’s performance and results for the first quarter. On July 23, 2014, representatives of Goldman Sachs and representatives of Thoma Bravo had a discussion regarding workstreams and the status of Thoma Bravo’s work to-date.

On July 29, 2014, Compuware released first quarter earnings for fiscal 2015 that were generally in-line with analysts’ estimates, but below management’s forecast. In addition, on the same day, Kirkland returned a draft of the merger agreement to Skadden.

On August 3, 2014, Skadden sent a revised draft of the merger agreement to Kirkland. Significant open issues included the size of the termination fees, the terms of the non-solicitation provision and whether a ‘go-shop’ provision would be included, the circumstances under which the Board could change its recommendation or terminate the merger agreement in order to enter into a superior proposal, the obligation of Compuware to reimburse certain of Thoma Bravo’s expenses under certain circumstances, certain conditions to the merger, certain covenants, the scope of certain representations, Thoma Bravo’s request for voting agreements with Elliott and directors and certain officers and certain employee benefits matters.

On August 7, 2014, the Board met telephonically. At this meeting, representatives from Goldman Sachs reviewed its preliminary financial analyses of the proposed transaction and representatives of Skadden reviewed the key open items in the merger agreement including the size of the termination fees, the terms of the non-solicitation provision and whether a ‘go-shop’ provision would be included, the circumstances under which the Board could change its recommendation or terminate the merger agreement in order to enter into a superior proposal, the obligation of Compuware to reimburse certain of Thoma Bravo’s expenses under certain circumstances, certain conditions to the merger, certain covenants, Thoma Bravo’s request for voting agreements with Elliott and directors and certain officers and certain employee benefits matters. The Board determined to continue pursuing the transaction with Thoma Bravo as well as pursuing other strategic alternatives, including the proposed Mainframe transaction with Party G, in parallel.

On August 8, 2014, Mr. Follis and representatives of Skadden discussed the terms of the draft merger agreement with representatives of Kirkland, including the key open items.

On August 12, 2014, Kirkland sent a revised draft of the merger agreement to Skadden.

On August 13, 2014, members of management of Compuware and representatives of Thoma Bravo, with representatives of Goldman Sachs in attendance, met with various lender parties in connection with due diligence regarding the debt financing for a potential transaction. Also on August 13, 2014, drafts of an equity commitment letter and limited guarantee were sent to Skadden by Kirkland.

On August 14, 2014, members of management of Compuware, with representatives of Goldman Sachs in attendance, and representatives of Thoma Bravo met to discuss certain financial due diligence matters.

On August 15, 2014, the Board met telephonically to discuss Thoma Bravo’s indicated interest and the status of discussions with Thoma Bravo, the issues raised by the draft merger agreement received from Kirkland, and potential strategic alternatives. Mr. Paul advised the Board that Thoma Bravo had indicated that there may be a degradation in value from the $11.55 per share originally indicated by Thoma Bravo based on the results of their due diligence.

On August 18, 2014, representatives of Thoma Bravo met with representatives of Goldman Sachs in California to review Thoma Bravo’s financial model with respect to Compuware. Also on August 18, 2014, a representative of Elliott called Mr. Paul to express support for a potential transaction at $10.80 per share. Later that day, Skadden sent a revised draft of the merger agreement, equity commitment letter and limited guarantee to Kirkland.

The following day, on August 19, 2014, Elliott sent to the Board a memo containing revised financial analysis and expressing support for a transaction in the range of $10.50-$11.00 per share rather than at their previous range of $11.25-$11.75 per share.

On August 20, 2014, Thoma Bravo contacted Mr. Paul via telephone to indicate that the proposal to be submitted by Thoma Bravo would be less than $11.55 per share. Thoma Bravo also informed Mr. Paul at this time that a full proposal from Thoma Bravo would be sent to Compuware on August 22, 2014, and that the proposal would be for the acquisition of Compuware without Covisint. Mr. Paul expressed disappointment with the indicated proposal and reduction in price, and informed Thoma Bravo that the Board would review the package when it was received.

On August 22, 2014, Thoma Bravo delivered a proposal for the acquisition of Compuware, which proposal envisioned a spin-off (or sale) of Covisint. This proposal included fully executed proposed transaction documentation, including a merger agreement, limited guarantee, equity commitment letter and debt commitment letter. The proposal consisted of a cash portion of $9.82 per share and the spin-off of Covisint to Compuware shareholders (which had a value ascribed to it of $0.68 per Compuware share), but the cash portion was to be reduced by the then estimated $0.18 per share corporate tax liability generated by the spin-off of Covisint, resulting in a net cash payment to shareholders of $9.64 per share. Later that same day, Mr. Paul emailed Thoma Bravo expressing his disappointment with the terms of the proposal and stating that the Board would meet to consider the proposal in due course.

On August 25, 2014, the Board met telephonically to discuss the Thoma Bravo proposal. At the meeting, the Board received an update from representatives of the financial advisors and the legal advisors with respect to the proposal. The Board, after consultation with its legal and financial advisors, determined to reject the proposal because the Board believed the proposal undervalued Compuware. Following this meeting, Mr. Bedi, Chairman of the Board, sent a letter on behalf of the Board rejecting the proposal and stating that the proposal (i) undervalued Compuware and (ii) was not in line with the value the parties had discussed and under which Compuware had proceeded to spend significant time and resources. The Board determined not to provide a counterproposal at that time.

On August 26, 2014, Compuware received a revised proposal from Thoma Bravo identical in all respects to the August 22, 2014 proposal, other than an increase in the net cash consideration payable to shareholders of $0.30, from $9.64 per share to $9.94 per share. The revised proposal continued to provide that Compuware shareholders receive a pro-rata portion of the spin-off of Covisint and would pay the corporate-level tax associated with the spin-off of Covisint, which was estimated to be $0.18 per share based on the then-current trading price of Covisint.

On August 27, 2014, the special advisory committee of the Board met to discuss the spin-off and possible sale of Covisint as well as the revised Thoma Bravo offer. Immediately following the meeting of the special advisory committee, the Board met telephonically to discuss the revised Thoma Bravo proposal. The Board consulted with its legal and financial advisors and determined not to accept the proposal, but that Compuware should make a counterproposal of $10.45 per share, net cash consideration payable to shareholders, plus the payment of the upcoming $0.125 dividend payable in September. The Board authorized Goldman Sachs to contact Thoma Bravo to convey the Board’s counterproposal. Thereafter, representatives of Goldman Sachs conveyed this counterproposal to Thoma Bravo.

On August 28, 2014, Compuware received a further revised proposal from Thoma Bravo identical in all respects to its prior proposals, other than an increase in the net cash consideration payable to shareholders of $0.15, from $9.94 per share to $10.09 per share, and continued to provide that Compuware shareholders receive a pro-rata portion of the spin-off of Covisint and would pay the corporate-level tax associated with the spin-off of Covisint, which was estimated to be $0.18 per share based on the then-current trading price of Covisint. Later that day, the Board met telephonically to discuss the further revised proposal from Thoma Bravo and agreed to reconvene in the morning to allow Goldman Sachs sufficient time to prepare further financial analyses based on Compuware’s updated projections reflecting the impact of the first fiscal quarter being below management’s plan. For more information regarding the updated projections, please see “— Projections Prepared by Compuware’s Management” beginning on page 54.

On the morning of August 29, 2014, the Board met telephonically to discuss the further revised Thoma Bravo proposal. Mr. Paul reviewed Compuware’s strategic plan and revised management plan. The Board discussed Compuware’s prospects and the challenges facing Compuware, management’s ability to execute on Compuware’s standalone plan and other business initiatives and other matters. Representatives of Goldman Sachs reviewed its preliminary financial analysis of the revised Thoma Bravo proposal and certain strategic alternatives available to Compuware. Skadden also reviewed certain legal matters with the Board at this time. The Board unanimously determined to reject Thoma Bravo’s offer and requested that representatives of Goldman Sachs contact Thoma Bravo with a counterproposal of $10.35 per share, net cash consideration payable to shareholders, with no quarterly dividend payment, and with a spin-off (or sale) of Covisint.

Following the Board meeting, representatives of Goldman Sachs contacted Thoma Bravo and conveyed the Board’s counterproposal. Thoma Bravo responded with its “best and final” offer of $10.25 per share, net cash consideration payable to shareholders, with no quarterly dividend payment. The Board reconvened telephonically later that day to discuss the Thoma Bravo “best and final” proposal. The $10.25 per share represented merger consideration of $10.43, less the $0.18 of the then estimated corporate-level taxes associated with the spin-off of Covisint that would be borne by Compuware’s shareholders. Representatives of Goldman Sachs reviewed its preliminary financial analyses of the revised Thoma Bravo proposal. After discussion, the Board agreed to proceed with Thoma Bravo based on a price of $10.25 per share, net cash consideration payable to shareholders, with no dividend payment, and with a spin-off (or sale) of Covisint.

On August 30, 2014, Skadden provided Kirkland with a revised draft of the merger agreement, limited guaranty and the equity and debt commitment letters. The revised draft of the merger agreement reflected Compuware’s position on the key outstanding issues, including among other things, the size of the termination fees, the terms of the non-solicitation provision, the circumstances under which the Board could change its recommendation or terminate the merger agreement in order to enter into a superior proposal, the obligation of Compuware to reimburse certain of Thoma Bravo’s expenses under certain circumstances, certain conditions to the merger, Thoma Bravo’s request for voting agreements with Elliott and directors and certain officers, the timing of the spin / sale process for Covisint and certain employee benefits matters. On August 31, 2014, Kirkland provided Skadden with a revised draft of the merger agreement.

On September 1, 2014, representatives of Kirkland, Skadden and Compuware’s legal department discussed and negotiated certain outstanding issues relating to the merger agreement including, among other things, the size of the termination fees, the terms of the non-solicitation provision, the circumstances under which the Board could change its recommendation or terminate the merger agreement in order to enter into a superior proposal, the obligation of Compuware to reimburse certain of Thoma Bravo’s expenses under certain circumstances, certain conditions to the merger, Thoma Bravo’s request for voting agreements with Elliott and directors and certain officers, the timing of, and various economic matters related to, the spin / sale process for Covisint (including the adjustment of Compuware options resulting from a Covisint spin-off) and certain employee benefits matters. Later that same day, Skadden provided Kirkland with a revised draft of the merger agreement.

On the evening of September 1, 2014, the Board met telephonically. Also participating were certain members of Compuware’s management and representatives of Goldman Sachs and Skadden. The representatives of Skadden reviewed the terms of the draft merger agreement and described changes to the merger agreement, and reviewed certain other matters. Representatives of Goldman Sachs reviewed with the Board Goldman Sachs’ financial analysis of the proposed transaction. Following this presentation, representatives of Goldman Sachs delivered to the Board its oral opinion that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth therein, the $10.43 in cash per share of Compuware common stock less the corporate-level taxes related to the disposition of Covisint, to be paid to the holders (other than Parent and its affiliates) of Compuware’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders. For more information about Goldman Sachs’ opinion, see below under the heading “— Opinion of Goldman, Sachs & Co.” After discussing potential reasons for and against the proposed transaction (see below under the heading “— Recommendation of Our Board of Directors and Reasons for the Merger”), the Board unanimously determined that the merger and the transactions contemplated by the merger agreement were at a price and on terms that are fair to, advisable and in the best interests of Compuware and its shareholders, approved the merger and merger agreement and recommended that Compuware’s shareholders vote to approve the merger agreement at any meeting of shareholders to be called for the purposes of acting thereon. The Board also adopted a resolution exempting Thoma Bravo, the merger agreement and the transactions contemplated thereby from the definition of “Acquiring Person” under Compuware’s rights plan such that Compuware’s rights plan would not apply to Thoma Bravo, the merger agreement and the transactions contemplated thereby.

Following the Board meeting, the parties finalized the merger agreement and related agreements and early in the morning of September 2, 2014, the parties executed the agreements in connection with the transaction. Prior to the opening of trading of Compuware common stock on the NASDAQ on September 2, 2014, Compuware and Thoma Bravo issued a joint press release announcing the execution of the merger agreement.

Recommendation of Our Board of Directors and Reasons for the Merger

Recommendation of Our Board of Directors

The Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to adjourn the special meeting and “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by Compuware to its named executive officers in connection with the merger.

Reasons for the Merger

In evaluating the merger agreement and the transactions contemplated thereby and recommending that Compuware’s shareholders vote in favor of approval of the merger agreement and the transactions contemplated thereby, Compuware’s Board of Directors, in consultation with Compuware’s senior management, outside legal counsel and financial advisor, considered numerous positive factors relating to the merger agreement, the merger and the other transactions contemplated thereby including the following material factors:

•	The aggregate value to be received by Compuware’s shareholders in the merger, including the fact that the merger consideration represents a premium of approximately 10%, and the aggregate value of

$10.92 (representing the merger consideration and the value to be distributed to shareholders based on the then-current trading price of Covisint) represents a premium of approximately 17%, to the closing share price for Compuware’s common stock on August 29, 2014, the last trading day prior to the announcement of the merger agreement.

•	The fact that via extensive negotiations, Compuware was able to increase the revised proposal from a value of $10.32 to $10.92 (based on the then-current trading price of Covisint), which Compuware, after consultation with its financial advisor, believes was the maximum price at which Thoma Bravo would transact.

•	The fact that the aggregate value of approximately $10.92 (based on the then-current trading price of Covisint) to be received by Compuware shareholders pursuant to the merger and the Covisint spin-off, plus the approximately $0.63 in dividends paid to Compuware shareholders since January 2013, represents a total value to shareholders who held shares over that period of approximately $11.55 per share, which is in excess of the $11.00 per share offered by affiliates of Elliott Management Corporation in December 2012.

•	The fact that the per share value of approximately $10.92 (based on the then-current trading price of Covisint) represents a valuation of Compuware at a multiple of 10.3 times Compuware’s estimated EBITDA (ex-Covisint) for the 2014 fiscal year and 10.2 times Compuware’s estimated EBITDA (ex-Covisint) for the 2015 fiscal year.

•	Challenges facing Compuware’s business, including the expected continuation of revenue decline in the Mainframe business and the execution risk associated with growing the application performance management, which we refer to as Dynatrace, business at the assumed rate in Compuware’s standalone plans, which resulted in a lower valuation of Compuware than what was anticipated at the outset of negotiations with Thoma Bravo.

•	The prospective risks to Compuware as a standalone entity, including, among other things, the risks and uncertainties of maintaining its growth in the highly competitive market for software products, hosted software and technology products and economic uncertainties over the past several years having resulted in clients’ reassessment of technology product needs.

•	The possibility that it could take a considerable period of time before the trading price of Compuware’s common stock would reach and sustain at least the per share merger value of $10.92 (based on the then-current trading price of Covisint), as adjusted for present value.

•	The disposition of Covisint in connection with the merger provides for the full spectrum of value creation alternatives related to Covisint, including the potential Covisint spin-off or sale of Covisint, which would permit Compuware to further maximize value for Compuware’s shareholders.

•	The other strategic alternatives available to Compuware, including a potential Covisint spin-off or split-off transaction, continuing to operate as an independent company and pursuing its strategic plan and the possibility of growing its business through acquisitions and internal growth, that the Board believed was less attractive to Compuware’s shareholders under the circumstances.

•	The exploration of a potential spin-off of Compuware’s Mainframe business to be followed by a merger of the spun-off Mainframe business with another mainframe company, with the Board concluding that the proposed merger represented a better option for Compuware’s shareholders in light of, among other things, the execution, timing, tax, financing and other risks associated with such alternate transaction.

•	The processes conducted by Compuware over approximately the last year and a half prior to entering into the merger agreement, involving a broad group of potential acquirers (that included both strategic and financial parties) and which was conducted with the assistance of Compuware’s financial advisor and which led to no competitive and actionable proposals given the facts and circumstances present at that time.

•	The fact that the consideration to be paid in the transaction is substantially all cash, which provides certainty of value and liquidity to Compuware’s shareholders while avoiding long-term business risk.

•	The financial analyses reviewed and discussed with the Board by representatives of Goldman Sachs at numerous meetings of the Board, as well as the opinion of Goldman Sachs to the Board that, as of September 2, 2014, the $10.43 in cash per share of Compuware common stock less the corporate-level taxes related to the disposition of Covisint, to be paid to the holders (other than Parent and its affiliates) of the outstanding shares of Compuware common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

•	The fact that affiliates of Elliott Management Corporation, Compuware’s single largest shareholder (holding approximately 9.6% of Compuware’s outstanding common stock), sent a letter to the Board of Directors on August 18, 2014, stating that they would support a transaction in the $10.80 range and entered into a voting agreement with Thoma Bravo, agreeing to vote its shares in favor of the merger.

•	The terms and conditions of the merger agreement and related transaction documents, including:

•	under certain circumstances, Compuware is permitted to entertain and negotiate alternative proposals, withdraw its recommendation with respect to the merger agreement or terminate the merger agreement, subject, in each case, to compliance with certain procedural requirements, which may include the payment of a customary break-up fee;

•	the fact that the termination fee described above is approximately equal to 3.5% of the purchase price of Compuware, which amount the Board believed was reasonable in light of, among other matters, the benefits of the merger to Compuware’s shareholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to alternative acquisition proposals;

•	in the event of a failure of the merger to be consummated under certain circumstances, Thoma Bravo will pay Compuware a reverse termination fee of 6.5% of the purchase price, without Compuware having to establish any damages;

•	Parent’s and Acquisition Sub’s commitments in the merger agreement to use its reasonable best efforts to consummate the proposed merger (subject to the terms and conditions of the merger agreement);

•	the equity commitment by Thoma Bravo Fund to the transaction;

•	Compuware’s ability, under certain circumstances, to seek specific performance of Thoma Bravo Fund’s obligation to make the equity contribution pursuant to the equity commitment letter;

•	the ability of the parties to consummate the merger, including the fact that Parent’s obligation to complete the merger is not conditioned upon receipt of financing and that Parent has obtained debt commitment letters from reputable commercial banks upon signing of the merger agreement that are on customary and commercially reasonable terms;

•	the requirement that the merger agreement be approved by the holders of a majority of the outstanding shares of Compuware’s common stock;

•	Compuware’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement;

•	the fact that Thoma Bravo Fund has executed a limited guarantee in favor of Compuware with respect to certain payment obligations under the merger agreement, including the reverse termination fee;

•	the fact that the merger agreement allows for optionality surrounding the Covisint spin-off or Covisint sale;

•	the termination date under the merger agreement on which either party, subject to certain exceptions, can terminate the merger agreement, allowing for sufficient time to consummate the merger; and

•	the fact that the merger agreement has customary terms and was the product of extensive arms-length negotiations by Compuware and Compuware’s professional advisors.

•	The fact that resolutions approving the merger agreement were unanimously approved by the Board of Directors, which is comprised of a majority of independent directors who are both not affiliated with Thoma Bravo and not employees of Compuware or any of its subsidiaries, and which retained and received advice from Compuware’s financial advisor and independent legal advisors in evaluating, negotiating and recommending the terms of the merger agreement.

•	The risk that prolonging the sale process further could have resulted in the loss of a favorable opportunity to successfully consummate a transaction on favorable terms and distracted senior management from implementing Compuware’s business plan.

In the course of reaching the determinations and decisions and making the recommendation described above, the Board, in consultation with Compuware’s senior management, outside legal counsel and financial advisor, considered the risks and potentially negative factors relating to the merger agreement, the merger and the other transactions contemplated thereby, including the following material factors:

•	Compuware’s shareholders will have no ongoing equity interest in the surviving corporation following the merger, other than Covisint, to the extent it is spun off, meaning that the shareholders will cease to participate in Compuware’s potential future earnings or growth, or to benefit from any potential increases in the value of Compuware’s common stock, although in the event of a Covisint spin-off, Compuware’s shareholders will have the ability to participate in any appreciation in the value of Covisint.

•	The possibility that the share price of Covisint could continue to decline after the Covisint spin-off to Compuware shareholders, reducing the overall value proposition of the transaction.

•	The fact that there will be corporate-level tax incurred by Compuware in connection with the Covisint spin-off and that such amount could fluctuate based on the trading price of Covisint at the time of the Covisint spin-off.

•	The possibility that the consummation of the merger may be delayed or not occur at all, and the adverse impact such event would have on Compuware and its business.

•	The restrictions on the conduct of Compuware’s business during the period between execution of the merger agreement and the consummation of the merger, which may delay or prevent Compuware from undertaking business opportunities that may arise during the term of the merger agreement.

•	The possible disruption to Compuware’s business that may result from announcement of the merger and the resulting distraction of management’s attention from the day-to-day operations of the business.

•	The potential negative effect of the pendency of the merger on Compuware’s business, including uncertainty about the effect of the proposed merger on Compuware’s employees, customers and other parties, which may impair Compuware’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with Compuware.

•	That if the merger is not consummated, Compuware will be required to pay its own expenses associated with the merger agreement and the transactions contemplated thereby.

•	The fact that the reverse termination fee is not available in all instances where the merger agreement is terminated, and under certain circumstances Compuware is obligated to pay a termination fee to Parent.

•	That the receipt of cash by shareholders in exchange for shares of common stock pursuant to the merger and that the receipt of Covisint shares in the Covisint spin-off will be a taxable transaction for United States federal income tax purposes.

•	The fact that completion of merger would require antitrust clearance in the United States and Germany.

•	That some of Compuware’s directors and executive officers may have interests that may be deemed to be in addition to or different from the interests of Compuware’s shareholders generally, including the treatment of certain equity awards held by Compuware’s directors and executive officers in the merger and Parent’s agreement to indemnify Compuware’s directors and officers against certain claims and liabilities.

The Board of Directors believed that, overall, the potential benefits of the merger to Compuware’s shareholders outweighed the risks and uncertainties of the merger.

The foregoing discussion of factors considered by the Board of Directors is not intended to be exhaustive, but includes the material factors considered by the Board of Directors. In light of the variety of factors considered in connection with its evaluation of the merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Board of Directors applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board of Directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board of Directors based its recommendation on the totality of the information presented.

Opinion of Goldman, Sachs & Co.

Goldman Sachs delivered to the Board its opinion that, as of September 2, 2014 and based upon and subject to the factors and assumptions set forth therein, the per share merger consideration to be paid to the holders (other than Parent and its affiliates) of the shares of Compuware common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated September 2, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Board in connection with its consideration of the transactions contemplated by the merger agreement, including the Covisint spin-off or sale, and such opinion does not constitute a recommendation as to how any holder of the shares of Compuware common stock should vote with respect to such transactions contemplated by the merger agreement, including a Covisint spin-off or sale, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of Compuware, and any amendments thereto, for the five fiscal years ended March 31, 2014;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Compuware;

•	certain other communications from Compuware to its shareholders;

•	certain publicly available research analyst reports for Compuware; and

•	the Updated Forecasts (as defined below in “— Projections Prepared by Compuware’s Management”), as approved for Goldman Sachs’ use by Compuware.

Goldman Sachs also held discussions with members of the senior management of Compuware regarding their assessment of the past and current business operations, financial condition and future prospects of Compuware; reviewed the reported price and trading activity for the shares of Compuware common stock; compared certain financial and stock market information for Compuware with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of Compuware, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of Compuware that the Updated Forecasts had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Compuware. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Compuware, Covisint or any of their respective subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the merger agreement, including the Covisint spin-off or sale, would be obtained without any adverse effect on Compuware or the expected benefits of the transactions contemplated by the merger agreement, including the Covisint spin-off or sale, in any way meaningful to its analysis. Goldman Sachs assumed that the transactions contemplated by the merger agreement, including the Covisint spin-off or sale, would be consummated on the terms set forth in the merger agreement and any definitive documentation for the Covisint spin-off or sale, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis. At the direction of Compuware, Goldman Sachs also assumed for purposes of its opinion that Compuware would distribute (which we refer to as the Covisint distribution) to the holders of the shares of Compuware common stock (other than Parent and its affiliates) and to the shares underlying the RSUs, all of Compuware’s shares of Covisint common stock on the terms set forth in the merger agreement and any other agreement or instrument for the Covisint spin-off or sale and that the corporate-level taxes per share of Compuware common stock related to the disposition of Covisint equaled $0.18.

Goldman Sachs’ opinion did not address the underlying business decision of Compuware to engage in the transactions contemplated by the merger agreement, including the Covisint spin-off or sale, or the relative merits of the transactions contemplated by the merger agreement, including the Covisint spin-off or sale, as compared to any strategic alternatives that may be available to Compuware; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of the shares of Compuware common stock, as of the date of its opinion, of the per share merger consideration to be paid to such holders pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement, any definitive documentation for the Covisint spin-off or sale or any definitive agreement with respect to a transaction in which all Compuware’s shares of Covisint common stock are sold, whether directly or as part of a merger or similar transaction involving Covisint, or the transactions contemplated by the merger agreement or any term or aspect of any other agreement or instrument contemplated by the merger agreement, including any agreement or instrument for the Covisint spin-off or sale, or entered into or amended in connection with the transactions contemplated by the merger agreement or any definitive documentation for the Covisint spin-off or sale, including, without limitation, the Covisint spin-off (including the Covisint distribution) or sale, the fairness of the transactions contemplated by the merger agreement, including the Covisint spin-off or sale, to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Compuware, Parent or Covisint; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Compuware, or class of such persons, in connection with the transactions contemplated by the merger agreement, including the Covisint spin-off or sale, whether relative to the per share merger consideration to be paid to the holders (other than Parent and its affiliates) the shares of Compuware common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which the shares of Covisint common stock would trade at any time or the impact of the transactions contemplated by the merger agreement, including the Covisint spin-off or sale, on the solvency or viability of Compuware, Parent or Covisint, or the ability of Compuware, Parent or Covisint to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Board in connection with its consideration of the transactions contemplated by the merger agreement, including the Covisint spin-off or sale, and such opinion does not constitute a recommendation as to how any holder of the shares of Compuware common stock should vote with respect to such transactions contemplated by the merger agreement, including the Covisint spin-off or sale, or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 29, 2014, the last trading day prior to the public announcement of the merger, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the shares of Compuware common stock for the three-year period ended August 29, 2014. Goldman Sachs first calculated an implied net price per share of Compuware common stock of $10.92 which equaled the (i) the $10.43 per share of Compuware common stock in cash proposed to be paid to the holders of the shares of Compuware common stock pursuant to the merger agreement minus (ii) the corporate-level taxes related to the Covisint spin-off, an amount then estimated by Compuware to be $0.18 (based on Covisint’s then trading price), which was approved for Goldman Sachs’ use by the management of Compuware plus (iii) the implied per share value of Covisint common stock of $0.67, which Goldman Sachs calculated based on the closing price of the shares of Covisint common stock, the number of shares of Covisint common stock held by Compuware and the total number of shares of Compuware common stock outstanding, in each case as of August 29, 2014. Goldman Sachs then analyzed such implied net price per share of Compuware common stock of $10.92 in relation to the closing price of the shares of Compuware common stock as of August 29, 2014, November 23, 2012 (the last trading day prior to the date Elliott Management Corporation made a Schedule 13D filing on November 26, 2012), and December 14, 2012 (the last trading day prior to the announcement of Elliott Management Corporation’s proposal on December 17, 2012), respectively, and the volume weighted average closing prices of the shares of Compuware common stock for the one-month period, three-month period, six-month period, one-year period and three-year period ended August 29, 2014, respectively.

These analyses indicated that the implied net price per share of Compuware common stock of $10.92 represented:

•	a premium of 16.8% to the closing price of $9.35 per share of Compuware common stock as of August 29, 2014;

•	a premium of 24.9% to the closing price of $8.74 per share of Compuware common stock as of November 23, 2012, the last trading day prior to the date Elliott Management Corporation made a Schedule 13D filing on November 26, 2012;

•	a premium of 14.6% to the closing price of $9.53 per share of Compuware common stock as of December 14, 2012, the last trading day prior to the announcement of Elliott Management Corporation’s proposal on December 17, 2012;

•	a premium of 18.9% to the volume weighted average price of $9.18 per share of Compuware common stock for the one-month period ended on August 29, 2014;

•	a premium of 12.9% to the volume weighted average price of $9.67 per share of Compuware common stock for the three-month period ended on August 29, 2014;

•	a premium of 9.6% to the volume weighted average price of $9.96 per share of Compuware common stock for the six-month period ended on August 29, 2014;

•	a premium of 5.0% to the volume weighted average price of $10.40 per share of Compuware common stock for the one-year period ended on August 29, 2014; and

•	a premium of 11.5% to the volume weighted average price of $9.79 per share of Compuware common stock for the three-year period ended on August 29, 2014.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for Compuware to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the software industry:

Mature software companies:

•	CA Inc. (which we refer to as CA)

•	International Business Machines Corp.

•	Micro Focus International PLC

•	Oracle Corp. (which we refer to as Oracle)

•	Progress Software Corp. (which we refer to as PRGS)

•	Symantec Corp.

APM companies:

•	Citrix Systems, Inc.

•	Informatica Corp.

•	Oracle

•	Pegasystems Inc.

•	Qlik Technologies Inc. (which we refer to as QLIK)

•	SAP SE

•	Solarwinds Inc.

•	Tibco Software, Inc.

•	Rally Software Development Corp. (which we refer to as RALY)

•	VMWARE, Inc.

Although none of the selected companies is directly comparable to Compuware, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Compuware.

Goldman Sachs calculated and compared various financial multiples and ratios based on estimates from the Institutional Brokers’ Estimate System, which we refer to as IBES, the Updated Forecasts and market information, in each case as of August 29, 2014, excluding the operating metrics of Covisint at the direction of Compuware. With respect to each of the selected companies, Goldman Sachs calculated such company’s enterprise value, which we refer to as EV, which is the market capitalization of such company that Goldman Sachs derived based on the closing price of the shares of the applicable company’s common stock and the number of shares of common stock outstanding on a fully diluted basis as of August 29, 2014, plus the book value of debt less cash and cash equivalents and less investments in associates, as a multiple of revenue and a multiple of estimated earnings before interest, taxes, depreciation and amortization (adjusted for certain non-recurring charges), which we refer to as EBITDA, respectively, for calendar year 2014, as provided by IBES, with all estimates calendarized to December 31 for selected companies. With respect to Compuware, Goldman Sachs calculated EV as a multiple of estimated EBITDA of Compuware for fiscal year 2015 ending March 31, 2015 (adjusted for certain expenses for stock-based compensation and certain non-recurring charges) as provided by IBES and the Updated Forecasts, excluding the operating metrics of Covisint at the direction of Compuware. The results of these analyses are summarized as follows:

CY2014E/ FY2015E	Selected companies					Compuware (per IBES estimates)(2)	Compuware (per Updated Forecasts)(2)
	Overall range	Median mature software companies	Mature software companies range	Median APM companies	APM companies range
EV as a multiple of estimated revenue	2.2x-7.5x	2.7x	2.2x-5.3x	4.3x	2.5x-7.5x	2.4x	2.4x

EV as a multiple of estimated EBITDA	6.5x-17.6x(1)	8.3x	6.5x-11.9x	13.4x(1)	9.1x-17.6x(1)	7.7x	8.2x

(1)	Goldman Sachs excluded the metrics for QLIK and RALY using its professional judgment, taking into consideration the extremely elevated multiple of QLIK as a result of its de minimis estimated EBITDA and RALY’s negative estimated EBITDA, based on IBES estimates and market information.
(2)	Operating metrics of Covisint were excluded at the direction of Compuware.

Goldman Sachs also analyzed the selected companies’ estimated price-to-earnings (which we refer to as P/E) ratios, calculated as the closing price of shares of each selected company’s common stock as of August 29, 2014 divided by its estimated earnings per share (which we refer to as EPS) for calendar year 2014 as provided by IBES, and compared those to the estimated P/E ratio of Compuware for fiscal year 2015 as provided by IBES and the Updated Forecasts, excluding operating metrics of Covisint at the direction of Compuware. The results of these analyses are summarized as follows:

P/E ratio:	Selected companies					Compuware (per IBES estimates)(2)	Compuware (per Updated Forecasts)(2)
	Overall range(1)	Median mature software companies	Mature software companies range	Median APM companies(1)	APM companies range(1)
CY2014E/FY2015E	10.7x-28.5x	13.2x	10.7x-16.3x	23.2x	13.7x-28.5x	18.6x	19.1x

(1)	Goldman Sachs excluded the metrics for QLIK and RALY using its professional judgment, taking into consideration the extremely elevated multiple of QLIK as a result of its de minimis estimated EBITDA and RALY’s negative estimated EPS, based on IBES estimates and market information.
(2)	Operating metrics of Covisint were excluded at the direction of Compuware.

Goldman Sachs also calculated the selected companies’ estimated P/E ratios as a multiple of the estimated five-year compound annual growth rates (which we refer to as CAGR) of EPS for the five-year period from calendar years 2014 to 2019, as provided by IBES, and compared such multiples to the estimated P/E ratio as a multiple of the estimated five-year CAGR of Compuware’s EPS based upon IBES estimates and the Updated Forecasts, excluding operating metrics of Covisint at the direction of Compuware. The results of these analyses are summarized as follows:

P/E ratio as a multiple of estimated five-year EPS CAGR:	Selected companies					Compuware (per IBES estimates)(4)	Compuware (per Updated Forecasts)(4)
	Overall range(1)	Median mature software companies(2)	Mature software companies Range(2)	Median APM companies(3)	APM companies range(3)
CY2014E/FY2015E	0.8x-3.8x	1.5x	1.3x-1.8x	1.6x	0.8x-3.8x	NA	1.9x

(1)	Metrics for CA, PRGS were not available. Goldman Sachs excluded the metrics for RALY using its professional judgment, taking into consideration RALY’s negative estimated EPS, based on IBES estimates and market information.
(2)	Metrics for CA and PRGS were not available.
(3)	Goldman Sachs excluded the metrics for RALY using its professional judgment, taking into consideration RALY’s negative estimated EPS, based on IBES estimates and market information.
(4)	Operating metrics of Covisint were excluded at the direction of Compuware.

Goldman Sachs also considered the selected companies’ estimated revenue growth rates and EBITDA growth rates, in each case, from calendar year 2014 to calendar year 2015, the estimated EBITDA margin for calendar year 2014 and the estimated five-year CAGR of EPS for the five-year period from calendar years 2014 to 2019, as provided by IBES, and compared those to the same estimated metrics of Compuware as provided by IBES and the Updated Forecasts, excluding operating metrics of Covisint at the direction of Compuware, the Mainframe segment of Compuware and the APM segment of Compuware, in each case as provided in the Updated Forecasts. The results of these analyses are summarized as follows:

Metrics	Selected companies					Compuware (per IBES estimates)(2)	Compuware (per Updated Forecasts)(2)	Compuware MF (per Updated Forecasts)	Compuware APM (per Updated Forecasts)
	Overall range	Median mature software companies	Mature software companies range	Median APM companies	APM companies range
CY2014E — CY2015E revenue growth rate	(0.8)%-24.0%	1.7%	(0.8)%-4.6%	11.8%	4.6%-24.0%	4.9%	5.1%	(7.3)%	14.0%

CY2014E — CY2015E EBITDA growth rate	(11.5)%-39.1%	3.6%	0.2%-6.1%	12.0%	(11.5)%-39.1%	13.5%	11.9%	(6.3)%	NA

CY2014E EBITDA margin	(33.0)%-50.6%	37.7%	27.7%-49.7%	28.9%	(33.0)%-50.6%	31.8%	29.3%	63.9%	4.4%

Five-year EPS CAGR(1)	7.0%-30.0%	8.6%	7.0%-9.3%	14.3%	9.3%-30.0%	NA	10.0%	NA	NA

(1)	Metrics for CA and PRGS were not available.
(2)	Operating metrics of Covisint were excluded at the direction of Compuware.

Based on its review of the foregoing calculations and applying its professional judgment:

•	Goldman Sachs applied an illustrative range of EV to estimated EBITDA multiples of 8.0x to 10.0x to Compuware’s estimated EBITDA (adjusted for certain stock-based compensation and non-recurring charges) for fiscal year 2015 based on the Updated Forecasts, excluding operating metrics of Covisint at the direction of Compuware, and then added to such values the estimated after-tax value of approximately $163 million for certain real property of Compuware as estimated by the management of Compuware, to derive a range of illustrative equity values of Compuware. Goldman Sachs then divided such range of illustrative equity values by the assumed number of shares of Compuware common stock outstanding on a fully diluted basis as of August 29, 2014 as provided by Compuware to derive a range of illustrative values per share of Compuware common stock of $8.40 to $10.06.

•	Goldman Sachs applied an illustrative range of P/E ratios of 15.0x to 20.0x to Compuware’s estimated EPS for fiscal year 2015 based on the Updated Forecasts (taking into account the estimated after-tax value of approximately $163 million for certain real property of Compuware as estimated by the management of Compuware), excluding operating metrics of Covisint at the direction of Compuware, to derive a range of illustrative values per share of Compuware common stock of $7.57 to $9.84.

•	Goldman Sachs applied an illustrative range of P/E ratio to estimated five-year EPS CAGR multiples of 1.6x (at an estimated five-year EPS CAGR of 8.5%, approved by Compuware for Goldman Sachs’ use as an illustrative downside case) to 1.8x (at an estimated five-year EPS CAGR of 10.0% based on the Updated Forecasts, excluding operating metrics of Covisint at the direction of Compuware) to Compuware’s estimated EPS for fiscal year 2015 and estimated five-year EPS CAGR for fiscal years 2015 to 2019 in each case as provided in the Updated Forecasts (taking into account the estimated after-tax value of approximately $163 million for certain real property of Compuware as estimated by the management of Compuware), excluding operating metrics of Covisint at the direction of Compuware, to derive a range of illustrative values per share of Compuware common stock of $6.93 to $8.93.

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis for Compuware using the Updated Forecasts to determine a range of present value per share of Compuware common stock, excluding operating metrics of Covisint at the direction of Compuware. Goldman Sachs conducted its discounted cash flow analysis using estimated unlevered free cash flows of Compuware for fiscal years ending 2015 through 2019. Goldman Sachs discounted the unlevered free cash flows to August 29, 2014, assuming mid-year convention and applying an illustrative range of discount rates of 9.5% to 10.5%, reflecting estimates of Compuware’s weighted average cost of capital. Goldman Sachs then derived a range of illustrative terminal values by applying an illustrative range of perpetuity growth rates of 2.5% to 3.5% to Compuware’s estimated unlevered free cash flow for fiscal year 2019 and discounted such implied terminal values to August 29, 2014, using the same range of discount rates as described above. Goldman Sachs then aggregated the present values of the illustrative terminal values with the present values of the estimated unlevered free cash flows for each of fiscal years ending 2015 through 2019 and adjusted for the amount of net debt of $395 million including the amount of estimated after-tax value of approximately $163 million for certain real property of Compuware, in each case as estimated by the management of Compuware, to calculate the present values of illustrative equity values of Compuware as of August 29, 2014. Goldman Sachs then divided such present values of illustrative equity values by the number of the shares of Compuware common stock outstanding on a fully diluted basis to calculate the illustrative per share equity values. This analysis resulted in a range of illustrative value indications of $8.97 to $10.90 per share of Compuware common stock.

Illustrative Present Value of Future Stock Price Analysis. Goldman Sachs calculated an illustrative range of implied present values per share of Compuware common stock as of August 29, 2014 which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share. For purposes of this analysis, Goldman Sachs applied an illustrative range of one-year forward P/E ratios of 15.0x to 20.0x to the estimated EPS of Compuware (adjusted for certain stock-based compensation and the estimated after-tax value of approximately $163 million for certain real property of Compuware as estimated by the management of Compuware, $100 million of which Goldman Sachs assumed would be used for a one-time share buyback at the direction of the management of Compuware) for fiscal years 2015 to 2017 based on the Updated Forecasts (excluding operating metrics of Covisint at the direction of Compuware), to derive a range of undiscounted prices per share for the shares of Compuware common stock. Goldman Sachs then applied a discount rate of 10.0%, reflecting an estimate of Compuware’s cost of equity, to such undiscounted prices per share and adjusted its calculation for an annual dividend of $0.50 per share of Compuware common stock as assumed by the management of Compuware to derive an illustrative range of present values per share of Compuware common stock of $8.33 to $10.87.

For purposes of this analysis, Goldman Sachs also applied an illustrative range of EV to one-year forward EBITDA multiples of 8.0x to 10.0x to the estimated one-year forward EBITDA of Compuware for fiscal years 2015 to 2017 (adjusted for certain stock-based compensation and the estimated after-tax value of approximately $163 million for certain real property of Compuware as estimated by the management of Compuware) based on the Updated Forecasts (excluding operating metrics of Covisint at the direction of Compuware), to derive a range of undiscounted equity values for Compuware. Goldman Sachs then divided such implied undiscounted equity value range by the number of shares of Compuware common stock outstanding on a fully diluted basis as of August 29, 2014 and adjusted its calculation for an annual dividend of $0.50 per share of Compuware common stock, in each case as assumed by the management of Compuware, to derive a range of undiscounted implied prices per share of Compuware common stock. Goldman Sachs then applied a discount rate of 10.0%, reflecting an estimate of Compuware’s cost of equity, to such undiscounted prices per share of Compuware common stock and derived an illustrative range of present values per share of Compuware common stock of $8.71 to $10.44.

Illustrative Leveraged Buyout Analysis. Goldman Sachs performed an illustrative leveraged buyout analysis to determine the illustrative range of prices per share of Compuware common stock a financial buyer would be willing to pay to acquire Compuware on a standalone basis. For purpose of this analysis, Goldman Sachs assumed a transaction closing date of September 30, 2014, a target exit date of September 30, 2019, an illustrative range of internal rate of returns from 20.0% to 30.0% to be realized upon exit, an illustrative entry leverage ratio of 7.0x and an illustrative exit one-year forward EV to EBITDA multiple of 9.0x. Based upon the foregoing assumptions and Compuware’s estimated EBITDA for fiscal year 2020 as provided in the Updated Forecasts (excluding operating metrics of Covisint at the direction of Compuware), Goldman Sachs derived an illustrative range of prices per share of Compuware common stock of $8.42 to $9.64.

Selected Precedent Transactions Analysis. Goldman Sachs analyzed certain information relating to 92 selected transactions in the software industry for the period from January 1, 2008 to August 29, 2014 (which we refer to as the Selected Transactions). Goldman Sachs noted that 16 of these Selected Transactions involved a financial sponsor buyer (which we refer to as the Sponsor Transactions). Goldman Sachs reviewed the mean and median EVs and equity values of Selected Transactions and Sponsor Transactions, respectively, based on information provided by Capital IQ and Thomson Reuters. Goldman Sachs also reviewed the mean and median premia paid for such Selected Transactions and Sponsor Transactions, respectively, in relation to the closing prices per share of the common stock of the target involved in such Selected Transactions for the last trading day before, one week before and one month before, the announcement of such Selected Transactions, respectively, as published by Capital IQ and Thomson Reuters. The results of these analyses are summarized as follows:

	EV (in millions)	Equity value (in millions)	% premium over price one day prior to announcement	% premium over price one week prior to announcement	% premium over price one month prior to announcement

Mean (Selected Transactions)	$1,338	$1,359	33.2%	36.5%	38.0%

Median (Selected Transactions)	$826	$793	28.7%	31.2%	33.1%

Mean (Sponsor Transactions)	$1,387	$1,375	15.7%	15.5%	18.9%

Median (Sponsor Transactions)	$1,000	$956	11.2%	14.2%	13.6%

For each of the Selected Transactions, Goldman Sachs also calculated and compared the reported EVs as a multiple of last twelve months (which we refer to as LTM) revenues, LTM EBITDA, next twelve month (which we refer to as NTM) revenues, NTM EBITDA and NTM P/E ratios, based on information provided by Capital IQ and Thomson Reuters. The results of these analyses are summarized as follows:

EV as a multiple of
	LTM revenue	LTM EBITDA	NTM revenue	NTM EBITDA	NTM P/E ratio

Mean (Selected Transactions)	3.7x	18.9x	3.3x	16.7x	32.9x

Median (Selected Transactions)	3.1x	16.2x	2.8x	12.3x	24.8x

Mean (Sponsor Transactions)	3.1x	14.8x	2.8x	10.7x	25.5x

Median (Sponsor Transactions)	3.1x	13.4x	3.0x	10.9x	20.7x

Goldman Sachs then applied an illustrative range of EV to FY2014A revenue multiples of 2.5x to 3.2x, based on its professional judgment and taking into consideration, among other things, the observed multiples for the Selected Transactions above, to Compuware’s FY2014A revenue (excluding operating metrics of Covisint at the direction of Compuware) and adjusted such implied total EV range for the estimated after-tax value of approximately $163 million for certain real property of Compuware as estimated by the management of Compuware, to derive a range of implied equity values. Goldman Sachs then divided the resulting range by the number of shares of Compuware common stock outstanding on a fully diluted basis as of August 29, 2014. Based on this analysis, Goldman Sachs derived a range of implied equity values per share of Compuware common stock of $8.63 to $10.56.

While none of the companies that participated in the Selected Transactions are directly comparable to Compuware, the companies that participated in the Selected Transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Compuware’s results, market size and product profile.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Compuware or the transactions contemplated by the merger agreement, including the Covisint spin-off or sale.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board as to the fairness from a financial point of view of the per share merger consideration to be paid to the holders (other than Parent and its affiliates) of the shares of Compuware common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Compuware, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The per share merger consideration to be paid pursuant to the merger agreement was determined through arm’s-length negotiations between Compuware and Parent and was approved by the Board. Goldman Sachs acted as financial advisor to Compuware in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement, including the Covisint spin-off or sale. Goldman Sachs did not, however, recommend any specific amount of consideration to Compuware or the Board or that any specific amount of consideration constituted the only appropriate consideration for the transactions contemplated by the merger agreement, including the Covisint spin-off or sale.

As described above in “— Recommendation of Our Board of Directors and Reasons for the Merger,” Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Compuware, Parent, Covisint, any of their respective affiliates and third parties, including Thoma Bravo, an affiliate of Parent, and its affiliates and portfolio companies, or any currency or commodity that may be involved in the transactions contemplated by the merger agreement, including the Covisint spin-off or sale. Goldman Sachs acted as financial advisor to Compuware in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement, including the Covisint spin-off or sale. Goldman Sachs has provided certain financial advisory and/or underwriting services to Compuware and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as the financial advisor to Compuware in connection with Compuware’s response to shareholder activism since December 2012. Goldman Sachs has also provided certain financial advisory and/or underwriting services to Thoma Bravo and/or its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as the sole arranger with respect to a bridge facility (aggregate principal amount $700,000,000) of Blue Coat Systems Inc., a portfolio company of funds affiliated with Thoma Bravo, which we refer to as Blue Coat, in connection with the acquisition of Blue Coat by funds affiliated with Thoma Bravo in April 2013, and as the co-manager in connection with an amendment of an existing term loan facility (aggregate principal amount $50,000,000) of Blue Coat in February 2014. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Compuware, Parent, Covisint and their respective affiliates and Thoma Bravo and its affiliates and its affiliated portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Thoma Bravo and its affiliates from time to time and may have invested in limited partnership units of affiliates of Thoma Bravo from time to time and may do so in the future.

The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the merger agreement, including the Covisint spin-off or sale. Pursuant to a letter agreement, dated December 26, 2012, Compuware engaged Goldman Sachs to act as its financial advisor in connection with certain potential strategic transactions involving Compuware. Pursuant to the terms of this engagement letter, Compuware has agreed to pay Goldman Sachs a transaction fee of approximately $18.5 million in connection with the transactions contemplated by the merger agreement, including the Covisint spin-off or sale, approximately $13.5 million of which is contingent upon consummation of the merger. In addition, Compuware has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Projections Prepared by Compuware’s Management

Compuware does not, as a matter of course, publicly disclose projections as to its future financial performance. However, in June 2014, we provided Thoma Bravo in connection with its due diligence review with non-public financial forecasts prepared by Compuware’s management, which we refer to as the Initial Forecasts. In August 2014, we updated the Initial Forecasts which reflected revised expectations with respect to Compuware’s financial performance based on market developments, which we refer to as the Updated Forecasts. Copies of the Initial and Updated Forecasts were also provided to Goldman Sachs, and, at the direction of Compuware, Goldman Sachs relied on the Updated Forecasts in performing its financial analysis summarized under “— Opinion of Goldman, Sachs & Co.,” and the Updated Forecasts were the only financial forecasts with respect to Compuware used by Goldman Sachs in performing such financial analysis. Together, we refer to the Updated Forecasts relied upon by Goldman Sachs in its financial analysis (which are set forth in Table 2 below) and the Initial Forecasts provided to potential bidders (which are set forth in Table 1 below) as the Forecasts.

The Initial Forecasts and Updated Forecasts were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available, in whole or in part, to Thoma Bravo in connection with its due diligence review of Compuware, and the information with respect to the Updated Forecasts was made available to Goldman Sachs for use in connection with its financial analysis summarized under “— Opinion of Goldman, Sachs & Co.” The Forecasts were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to as GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, neither our independent auditors nor any other independent accountants have examined, reviewed, compiled or otherwise applied procedures to the Forecasts. Accordingly, our independent auditors assume no responsibility for, express no opinion on, and disclaim any association with, the Forecasts. The Forecasts included in this proxy statement have been prepared by, and are the responsibility of, our management. The Forecasts were prepared solely for internal use of Compuware, are subjective in many respects, and, in the view of management, were prepared on a reasonable basis, consistent with the accounting policies used by management in the preparation of our financial statements and certain internal metrics, reflect the best available estimates and judgments at the time, and present, to the best of management’s knowledge and belief, the expected course of action and our expected future financial performance.

Although a summary of the Forecasts is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the Forecasts were prepared, taking into account the relevant information available to management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information. Important factors that may affect actual results and cause the Updated Forecasts not to be achieved include general economic conditions, the stabilization of the Mainframe business, the projected growth rate of the Dynatrace business, the ability to achieve anticipated savings assumed in Compuware’s restructuring plan and successful execution of other cost saving strategies, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures and changes in tax laws. In addition, the Forecasts do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger. As a result, there can be no assurance that the Forecasts will be realized, and actual results may be materially better or worse than those contained in the Forecasts. The inclusion of this information should not be regarded as an indication that the Board of Directors, Compuware, Goldman Sachs or any other recipient of this information considered, or now considers, the Forecasts to be predictive of actual future results. The summary of the Forecasts is not included in this proxy statement in order to induce any shareholder to vote in favor of the proposal to approve the merger agreement or any of the other proposals to be voted on at the special meeting.

The Forecasts are forward-looking statements. For information on factors that may cause Compuware’s future results to materially vary, see “Forward-Looking Statements.”

The key assumptions underlying the Initial Forecasts and the Updated Forecasts were substantially similar except for the forecasts associated with the projected rate of growth of the Dynatrace business, which were altered due to management’s belief that the revenues of such business unit would grow at a projected 12% rate following lower earnings in the first quarter of the fiscal year ending March 31, 2015, as opposed to the previously projected 15% growth rate, as reflected in the Initial Forecasts. The change in this assumption lowered the projected revenue generation for Compuware in all projected years, not just 2014. The other material assumptions underlying the Forecasts include:

•	Dynatrace Revenue — The APM market has shown strong growth over the past few years, with substantial growth expected to continue due to several factors, including the proliferation of mobile technologies. Leading technology research analysts anticipate the APM market to grow 11% to 13% annually from 2012 to 2017. As a market leader, we initially anticipated our Dynatrace unit’s growth rate to outpace the overall market growth rate but tempered our projections based on FY 2015 first quarter results underperforming expectations (actual growth of 3.1% versus management plan of 10.0% growth).

•	Dynatrace Margin — Margins are forecasted to improve significantly as revenue growth is expected to outpace investments and expenses leading to increased operational leverage. Investments in sales and marketing, research and development and network operating centers will continue to grow though not at the pace of revenue due to the economies of scale associated with the business.

•	Mainframe Revenue — The Mainframe business primarily competes in the testing category, a market for which leading technology research analysts project a 3% decline. Due to our prior year’s steep decline (12.9% in FY 2014), we forecasted a more conservative view equating to a 7.1% decline in FY 2015; before gradually stabilizing to a 5% decline in the out years (2018 and 2019), which is consistent with our internal view on our ability to stabilize the Mainframe business.

•	Mainframe Margin — The Mainframe business has consistently delivered margins in the 73% to 76% range the last few years and our forecasting was built consistent with prior year margins, as required expense reductions will take place to offset revenue declines to maintain our historical margin range going forward.

•	General and Administration — Consistent with our transformational efforts aimed at reducing general and administrative expenses, our forecasts were developed assuming a target of $93 million worth of G&A expenses pro-forma for the completion of our restructuring activities, which equates to approximately 14% of revenue.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Forecasts to reflect circumstances existing after the date when Compuware prepared the Forecasts or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Forecasts are shown to be in error.

Certain of the measures included in the Forecasts may be considered non-GAAP financial measures, including Adjusted EBITDA. Adjusted EBITDA means earnings before interest, taxes, depreciation and amortization, in each case exclusive of stock compensation and certain planned restructuring costs. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Compuware may not be comparable to similarly titled amounts used by other companies.

TABLE 1

INITIAL FORECASTS

(US$ in millions, except per share amounts)

	Pro Forma(1) Historicals
FYE 31-Mar	FY2013	FY2014	FY2015E	FY2016E	FY2017E	FY2018E	FY2019E
Dynatrace Revenue	$301	$334	$383	$434	$502	$572	$639
MF Revenue	$333	$290	$269	$250	$233	$221	$210
Total Revenue	$633	$624	$652	$684	$735	$793	$849
Segment Expenses	N/A	$(373)	$(403)	$(432)	$(473)	$(513)	$(556)
G&A (Inc. Restructuring & activism)(2)	N/A	$(180)	$(148)	$(93)	$(92)	$(97)	$(97)
Operating Income(2)	N/A	$71	$101	$159	$169	$183	$196
Adjusted EBITDA(2)(3)(4)	N/A	$171	$197	$217	$227	$245	$263

Source: Company Management as of 9-June 2014

TABLE 2

UPDATED FORECASTS

(US$ in millions, except per share amounts)

	Pro Forma(1) Historicals
FYE 31-Mar	FY2013	FY2014	FY2015E	FY2016E	FY2017E	FY2018E	FY2019E
Dynatrace Revenue	$301	$334	$374	$426	$486	$549	$615
MF Revenue	$333	$290	$269	$250	$233	$221	$210
Total Revenue	$633	$624	$643	$676	$719	$770	$825
Segment Expenses	N/A	$(373)	$(394)	$(425)	$(460)	$(501)	$(544)
G&A (Inc. Restructuring & activism)(2)	N/A	$(180)	$(155)	$(96)	$(94)	$(94)	$(94)
Operating Income(2)	N/A	$71	$94	$154	$164	$175	$187
Adjusted EBITDA(2)(3)(4)	N/A	$171	$188	$211	$220	$236	$253

Source: Company Management as of 1-September 2014

(1)	Subject to footnote 2 below, excludes Covisint and certain discontinued business units (Changepoint, Professional Services and Uniface).

(2)	Reflects an approach that embeds some Covisint General & Administrative expenses in Fiscal 2014.

(3)	Adjusted EBITDA means earnings before interest, taxes, depreciation and amortization excluding stock compensation and certain planned restructuring costs. Adjusted EBITDA is a common financial measure but is not defined under GAAP. We believe that Adjusted EBITDA is a performance measure that provides securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles, ages of related assets and certain non-recurring restructuring costs among otherwise comparable companies in our industry. We further believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. We believe that Adjusted EBITDA facilitates company-to-company operating performance comparisons by adjusting for potential differences caused by variations in capital structures (affecting net interest expense), taxation (such as the impact of differences in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense) and certain non-recurring restructuring costs, which may vary for different companies for reasons unrelated to operating performance. Adjusted EBITDA has limitations, including that it is not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation.

(4)	The pro forma adjusted EBITDA number of $171 million is based on our historical GAAP financial statements and reflects approximately $8 million of General & Administrative expenses allocated to discontinued operations. Based on information determined by management of the Company to be more reflective of the Mainframe and Dynatrace businesses, pro forma fiscal 2014 adjusted EBITDA was estimated by management at $188 million, which amount assumed $25 million of General & Administrative expenses allocated to Covisint and discontinued operations. The $188 million adjusted EBITDA number was provided by management to the Board (and included in the Initial Forecasts and Updated Forecasts) and was also utilized by the Company’s financial advisor.

Interests of the Directors and Executive Officers of Compuware in the Merger

Compuware’s executive officers and directors may have interests in the merger that may be deemed to be in addition to or different from your interests as a shareholder. The Board of Directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and the merger and in recommending that the merger agreement be approved by the shareholders of Compuware.

Treatment of Outstanding Options, Restricted Stock Units and Unpaid Long-Term Cash Awards

All of Compuware’s executive officers hold vested and unvested stock options to purchase shares of Compuware common stock, restricted stock units payable in shares of Compuware common stock and/or unpaid long-term cash incentive awards with respect to fiscal year 2014. Upon completion of the merger, these awards will be treated as follows:

•	each outstanding stock option (whether or not vested) will be canceled and will entitle the holder to receive an amount in cash equal to the product of (i) the total number of shares of Compuware common stock subject to the stock option (treating all performance conditions as having been met) and (ii) the excess, if any, of the per share merger consideration, over the exercise price per share of Compuware common stock underlying the stock option;

•	any vesting conditions or restrictions applicable to each outstanding company stock unit will lapse and the holder will receive an amount in cash equal to the product of (i) the total number of shares of Compuware common stock subject to the company stock unit and (ii) the per share merger consideration; and

•	any unpaid long-term cash incentive awards which have been allocated or awarded with respect to fiscal year 2014 and which are contingent only upon the continued employment of the employee to a subsequent date, will entitle the employee to receive an amount in cash equal to the amount of his or her unpaid long-term cash incentive award.

For an estimate of the amounts that would be payable to each of Compuware’s executive officers with respect to their unvested equity-based and unpaid cash awards, see “— Golden Parachute Compensation” below.

The non-employee members of the board of directors of Compuware hold vested stock options to purchase shares of Compuware common stock and vested and non-vested restricted stock units payable in shares of Compuware common stock, including restricted stock units deferred under the 2005 Non-Employee Directors’ Deferred Compensation Plan. These awards will be treated in the same manner as described for the executive officers and will be paid in cash upon the completion of the merger. For each of our non-employee directors, the amounts that would be realized with respect to their aggregate stock options and restricted stock units as of September 15, 2014 are estimated to be approximately as follows:

Name	Vested Stock Options ($)(a)	Restricted Stock Units ($)(a)
Gurminder S. Bedi	45,550	2,017,882
Jeffrey J. Clarke	—	341,683
John G. Freeland	—	205,006
David G. Fubini	—	350,354
William O. Grabe	45,550	2,808,307
Frederick A. Henderson	—	650,352
Faye Alexander Nelson	—	2,330,890
Jennifer J. Raab	—	205,006
Lee D. Roberts	—	205,006
Stephen F. Schuckenbrock	—	205,006

(a)

The amounts are calculated based on $10.63, which is the average closing market price of Compuware’s common stock on the NASDAQ Global Select Market over the first five business days following the first public announcement of the merger, and not the per share merger consideration. Further, the $10.63 market price does not reflect the subsequent spin-off of Covisint and similarly, the exercise price of the stock options does not reflect the equitable adjustment from the spin-off of Covisint. For a description of the per share merger consideration, see “Proposal 1: Approval of the Merger Agreement — Merger Consideration.”

Severance Agreements

The Company has entered into severance agreements with its executive officers, other than Ms. Laura L. Fournier (Ms. Fournier left the Company in May 2013 and is no longer eligible for change in control severance benefits pursuant to her severance agreement), which provide that if an executive’s employment is terminated other than for cause or the executive resigns with good reason within a certain protection period following a change in control of Compuware (a “Qualifying Termination”), the executive would be entitled to the following:

•	a lump sum severance payment in cash equal to a multiple of the sum of (i) base salary and (ii) target annual bonus under any applicable annual bonus or incentive plan;

•	for a specified period immediately following the date of termination for the executive and any dependents, health, life, disability and accident insurance benefits at no greater after-tax cost than the after-tax cost to the executive immediately prior to termination; and

•	a cash payment in an amount equal to any unpaid incentive compensation which has been allocated or awarded to the executive officer for a prior year and which is contingent only on continued employment and an amount equal to the pro rata portion of the award the executive officer would have earned with respect to the year in which the termination occurs.

The following table provides for the variables contained in each of the executive officer’s severance agreements:

Name	Protection Period following a Change in Control	Severance Multiple	Benefits Continuation Period
Robert C. Paul	24 months	200%	24 months
Joseph R. Angileri	24 months	150%	18 months
Daniel S. Follis, Jr.	12 months	100%	12 months
Kris F. Manery	24 months	100%	12 months
John Van Siclen	12 months	100%	12 months
Christopher O’Malley	12 months	100%	12 months
Laura L. Fournier	—	—	—

For Messrs. Paul, Angileri, Follis, Van Siclen and O’Malley, their severance agreements also provide the following:

•	vesting of outstanding stock options as if all performance metrics had been achieved at the target level and all stock options will remain outstanding until the scheduled expiration date;

•	vesting of all restricted stock units; and

•	vesting of all long-term cash awards with the amount determined as if all performance metrics had been achieved at target level.

The severance agreements provide that if payments and benefits provided to the executive officer would constitute an “excess parachute payment” for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the executive officer will either have his payments and benefits reduced to the highest amount that could be paid without triggering Section 280G or receive the after-tax amount of his payment and benefits, whichever results in the greater after-tax benefit, taking into account the excise tax imposed under Section 4999 of the Code and any applicable federal, state and local taxes.

For an estimate of the amounts that would be payable to the executive officers, other than Ms. Fournier, in the event they incur a Qualifying Termination in connection with the merger, see “— Golden Parachute Compensation.”

Indemnification and Insurance

The merger agreement provides that certain indemnification and insurance arrangements for Compuware’s current officers and directors will be continued for six years after the completion of the transactions.

Fiscal Year 2015 Incentive Compensation

Following the merger, the short-term and long-term component (but not any equity component) of the Company’s incentive plans in respect of the 2015 fiscal year, which we refer to as the 2015 Incentive Plans, will be continued and participants, including the executive officers, will be eligible to receive cash payments under the 2015 Plans, based upon the extent of achievement of the applicable performance metrics (the “2015 Bonuses”). In the event a participant is terminated by the Company for any reason other than for cause, fraud, willful misconduct or gross negligence prior to the payment of the 2015 Bonuses, the participant will receive an amount equal to his or her 2015 Bonus, prorated to reflect the number of days employed during the 2015 fiscal year. For an estimate of the 2015 Bonus amounts that would be payable to the executive officers, other than Ms. Fournier, pursuant to their severance agreements in the event they incur a Qualifying Termination in connection with the merger, see “— Golden Parachute Compensation.”

New Arrangements

Prior to the effective time of the merger, Thoma Bravo may in its discretion initiate negotiations of agreements, arrangements and understandings with certain of Compuware’s executive officers regarding compensation and benefits and may enter into definitive agreements with certain of Compuware’s executive officers regarding employment on a going-forward basis following completion of the merger.

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Compuware that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of Compuware’s shareholders.

The following table sets forth the amount of payments and benefits that each Compuware named executive officer and Mr. O’Malley would receive in connection with the merger, assuming the consummation of the merger occurred on September 15, 2014, and the employment of the executive officer was terminated other than for cause or the executive officer resigned for good reason, in each case on such date. The amounts set forth in the table would be payable in connection with the merger only if such a termination of employment occurs.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites /Benefits ($)(3)	Tax Reimbursement ($)	Other ($)	Total ($)
Robert C. Paul	4,503,915	2,226,581	—	34,577	—	—	6,765,073
Joseph R. Angileri	2,960,500	1,564,163	—	26,000	—	—	4,550,663
Daniel S. Follis, Jr.	1,467,650	864,863	—	13,749	—	—	2,346,262
Kris F. Manery	720,475	296,381	—	16,190	—	—	1,033,046
John Van Siclen	1,553,531	4,401,741	—	32,597	—	—	5,987,869
Christopher O’Malley	1,562,467	1,113,454		17,008			2,692,929
Laura L. Fournier	—	284,656	—	—	—	—	284,656

(1)	The amounts in this column represent cash severance payments under the severance agreements that are attributable to “double-trigger” arrangements. The amounts shown in this column will not be payable unless a qualifying termination of employment occurs following the merger. The amounts in this column consist of:

Name	Severance(a)	Unpaid Incentive Compensation	Pro Rata 2015 Bonus(b)	Long-Term Cash Awards(c)
Robert C. Paul	$2,800,000	$449,750	$320,833	$933,332
Joseph R. Angileri	$1,800,000	$385,500	$275,000	$500,000
Daniel S. Follis, Jr.	$800,000	$184,317	$183,333	$300,000
Kris F. Manery	$550,200	$44,188	$126,087	—
John Van Siclen	$900,000	$72,281	$206,250	$375,000
Christopher O’Malley	$1,000,000	—	$229,167	$333,300
Laura L. Fournier	—	—	—	—

(a)	The amount represents an amount equal to a multiple of the sum of (i) base salary and (ii) target annual bonus. The multiple is 200% for Mr. Paul, 150% for Mr. Angileri and 100% for Messrs. Follis, Manery, Van Siclen and O’Malley.
(b)	The amount represents the pro-rated bonus for fiscal year 2015 as if all performance metrics had been achieved at the target level.
(c)	The amount represents all long-term cash awards as if all performance metrics had been achieved at the target level.

(2)	The amounts in this column represent the value of accelerated vesting of equity-based awards held by the executive officers, which awards will be paid in cash as described under the heading “— Golden Parachute Compensation” above. These amounts are attributable to both “single-trigger” and “double trigger” arrangements. The amounts in this column do not represent calculations based on the per share merger consideration. For a description of the per share merger consideration, see “Proposal 1: Approval of the Merger Agreement — Merger Consideration.” The amounts in this column consist of the following:

Name	Unvested Stock Options(a)	Unvested Restricted Stock Units(b)
Robert C. Paul	$150,361	$2,076,219
Joseph R. Angileri	$96,220	$1,467,944
Daniel S. Follis, Jr.	$50,430	$814,434
Kris F. Manery	$50,479	$245,902
John Van Siclen	$434,359	$3,967,381
Christopher O’Malley	$724,077	$389,377
Laura L. Fournier	$32,259	$252,306

(a)	Value has been calculated by multiplying the number of shares of Compuware common stock purchasable pursuant to the unvested portion of the option by the excess of (i) $10.63, which is the average closing market price of Compuware’s common stock on the NASDAQ Global Select Market over the first five business days following the first public announcement of the merger, over (ii) the exercise price per share of the applicable portion of the option. The $10.63 market price does not reflect the subsequent spin-off of Covisint and similarly, the exercise price of the stock options does not reflect the equitable adjustment from the spin-off of Covisint.
(b)	Represents the value of accelerated vesting of unvested restricted stock units held by the executive officer. Value has been calculated by multiplying the shares issuable under the unvested restricted stock units by $10.63, which is the average closing market price of Compuware’s common stock on the NASDAQ Global Select Market over the first five business days following the first public announcement of the merger. The $10.63 market price does not reflect the subsequent spin-off of Covisint.

(3)

The amounts in this column represent the value of payments in respect of health, life, disability and accident insurance benefits at no greater after-tax cost than the after-tax cost to the executive immediately prior to termination that the executive officer may become entitled to receive upon a qualifying termination of employment. These amounts are attributable to “double-trigger” arrangements. The period of continuation is 24 months for Mr. Paul, 18 months for Mr. Angileri and 12 months for Messrs. Follis, Manery, Van Siclen and O’Malley. None of the amounts shown will be payable to an executive officer in connection with the merger unless a qualifying termination of employment occurs following the merger.

Voting Agreements

The following is a summary of the voting agreements entered into by Parent and certain shareholders of Compuware, and is qualified in its entirety by reference to the full text of the voting agreement, which is attached as Annex C and is incorporated into this proxy statement.

Entities affiliated with Elliott Management Corporation and each of Gurminder S. Bedi, Jeffrey J. Clarke, John G. Freeland, David G. Fubini, William O. Grabe, Fredrick A. Henderson, Faye Alexander Nelson, Robert C. Paul, Jennifer J. Raab, Lee D. Roberts, Stephen F. Schuckenbrock, Joseph R. Angileri and Daniel S. Follis, Jr. (solely in their capacities as shareholders of Compuware) each entered into separate voting agreements with Parent, pursuant to which each of them agreed to, among other things, vote in favor of the approval of the merger agreement and the approval of the transactions contemplated thereby and against any competing proposal, and not to, directly or indirectly, sell, transfer, exchange or otherwise dispose of their shares, subject to certain limited exceptions. The voting agreements will terminate upon the earliest of the termination of the merger agreement in accordance with its terms or the date of execution of any amendment to the merger agreement if such amendment prejudices the interests of the shareholders of Compuware or decreases the merger consideration or the form of consideration payable to the shareholders of Compuware in the merger. The parties to the voting agreements collectively own approximately 9.8% of the outstanding shares of Compuware common stock.

Financing of the Merger

Financing of the Merger

We anticipate that the total funds needed to complete the merger, including the funds needed to complete the merger and the related transactions, will be approximately $2,340 million, which includes approximately $2,300 million to pay our shareholders the amounts due to them under the merger agreement and make payments in respect of Compuware’s outstanding equity-based awards and long-term cash bonuses pursuant to the merger agreement and $40 million to pay all fees and expenses payable by Parent and Acquisition Sub under the merger agreement and Parent’s agreements with its lenders. These payments are expected to be funded through a combination of equity financing; borrowings under senior secured credit facilities totaling $2,005 million, comprised of a $1,250 million first lien term loan facility, a $550 million second lien term loan facility, a $105 million first lien asset sale bridge facility and a $100 million first lien revolving credit facility; and Compuware’s freely available cash.

On September 2, 2014, Parent entered into an equity commitment letter, which we refer to as the “equity commitment letter,” with Thoma Bravo Fund, pursuant to which and subject to the terms and conditions set forth therein, Thoma Bravo Fund, or other parties to which the Thoma Bravo Fund assigns all or a portion of its commitment, has committed to purchase, or cause the purchase of, $675 million worth of the equity securities of Parent at or immediately prior to the effective time of the merger. Additionally, to the extent required by the debt commitment letter, Thoma Bravo Fund agreed to cause Parent to acquire, directly or indirectly, (or to otherwise contribute to Parent or its affiliates) all outstanding equity interests of Keynote Systems, Inc. The obligations of Thoma Bravo Fund under the equity commitment letter are subject to certain conditions, including the funding of the debt financing.

Debt Financing

Parent has entered into a debt commitment letter, dated as of September 2, 2014, which we refer to as the debt commitment letter, with Jefferies Finance LLC, Credit Suisse AG, Cayman Islands Branch, Credit Suisse

Securities (USA) LLC, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc., which we refer to collectively as the commitment parties. Pursuant to the debt commitment letter, the commitment parties have committed, on a several basis, to provide an aggregate of $2,005 million in debt financing to Parent consisting of: (i) a senior secured first lien term loan facility in an aggregate principal amount of $1,250 million; (ii) a senior secured second lien term loan facility in an aggregate principal amount of $550 million; (iii) a senior secured first lien asset sale bridge loan facility in any aggregate principal amount of $105 million; and (iv) a senior secured first lien revolving credit facility with a maximum availability of $100 million in the aggregate (which revolving credit facility may only be utilized on the date of the closing of the merger (a) to fund any original issue discount and/or upfront fees incurred as a result of “market flex” provisions relating to the debt commitment letter, (b) for the purpose of issuing letters of credit to backstop or replace letters of credit outstanding on such date, (c) for the purpose of cash collateralizing any letters of credit outstanding on such date and (d) in an aggregate amount no greater than $15 million (exclusive of amounts provided for in the preceding (a), (b) and (c)), for fees, premium, costs and expenses incurred in connection with the merger and the transactions contemplated thereby and other working capital purposes). We refer to the senior secured first lien and second lien term loan facilities, the senior secured first lien asset sale bridge loan facility and the senior secured revolving credit facility, collectively, as the debt facilities, and we refer to the financial institutions that become lenders under the debt facilities as lenders and to Jefferies Finance LLC, in its capacity as agent for such lenders, as agent.

The commitments under the debt commitment letter are made to Parent, and may be assigned by Parent to one or more of its affiliates that is a newly-formed wholly-owned domestic shell company controlled, directly or indirectly, by Thoma Bravo and its affiliates and associated funds to effect the consummation of the merger pursuant to the terms of such commitment letter. Upon consummation of the merger, the surviving corporation of the merger will be a guarantor under the debt facilities.

The commitment of the commitment parties under the debt commitment letter expires upon the earliest to occur of (i) the date that is two business days after January 30, 2015 (as such date may be extended by up to an additional 30 days pursuant to the terms of the merger agreement as in effect on September 2, 2014), (ii) the funding of the debt facilities and the consummation of the merger, (iii) the valid termination of the merger agreement prior to the closing of the merger and (iv) the date Parent publicly announces its intention not to proceed with the merger and the transactions contemplated thereby. The definitive documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this document. Each of Parent and Acquisition Sub has agreed to use reasonable best efforts to obtain the debt financing on the terms and conditions described in the debt commitment letter. If any portion of the debt financing becomes unavailable in the manner or from the sources contemplated in the debt commitment letter, the merger agreement requires Parent and Acquisition Sub to use, and cause their affiliates to use, their reasonable best efforts to arrange and obtain as promptly as practicable alternative financing from alternative sources on terms and conditions not less favorable, taken as a whole, to Parent and Acquisition Sub than those contained in the debt commitment letter and in an amount sufficient to consummate the transactions contemplated by the merger agreement.

The availability of the debt facilities is subject, among other things, to:

•	Execution of facilities documentation and delivery of certain customary closing documents (including, among others, a solvency certificate and customary legal opinions);

•

Consummation of the equity financing contemplated by the equity commitment letter substantially simultaneously with the initial funding of the debt facilities such that, after giving effect to such equity financing, the aggregate amount thereof, together with the fair market value of all capital contributions and investments by management and existing equity holders of Compuware and Keynote Systems, Inc. rolled over or invested in connection with the merger and valuing all of the equity interests of Keynote Systems, Inc. at $185 million, would equal or exceed 27.0% of the sum of (i) the aggregate amount of the debt facilities funded on the date of the closing of the merger (but excluding the gross proceeds of any loans borrowed on such date to fund original issue discount or upfront fees pursuant to “market flex” provisions relating to the debt commitment letter) plus (ii) the equity capitalization of Parent’s holding company and its subsidiaries on such date after giving effect to the merger and the transactions contemplated thereby (it being understood that immediately upon the consummation of the merger, Thoma Bravo and its affiliates and associated funds shall hold, directly or indirectly, no less than 50.1% of the aggregate amount of the equity of such holding company);

•	Consummation of the merger in all material respects in accordance with the terms of the merger agreement substantially concurrently with the initial funding of the debt facilities (without giving effect to any material waiver, modification, consent or amendment to the merger agreement that is materially adverse to the interests of the lenders under the debt financing without the consent of the agent and the commitment parties that are lead arrangers of the debt financing, such consent not to be unreasonably withheld, delayed or conditioned);

•	Repayment of existing indebtedness of Compuware and its subsidiaries and of Keynote Systems, Inc. and its subsidiaries, and termination of all commitments and release of all liens in respect of such indebtedness, other than (i) indebtedness expressly permitted to remain outstanding under the merger agreement, (ii) certain purchase money debt and capital leases and foreign working capital lines and (iii) other indebtedness to be agreed to remain outstanding following the merger;

•	That there shall not have occurred a Material Adverse Effect with respect to Compuware;

•	Payment of costs, fees and expenses to the commitment parties and the lenders;

•	Delivery of financial statements relating to Compuware and its subsidiaries;

•	Delivery of pro forma financial statements of Compuware, prepared after giving effect to the merger and the transactions contemplated thereby;

•	The lead arrangers of the debt financing shall have been afforded a fifteen (15) consecutive business day period following the delivery of information customarily delivered by a borrower reasonably necessary for the preparation of a confidential information memorandum for financings similar to the debt financing (provided that (i) the dates November 26 through 28, 2014 shall not be included in the calculation of such period and (ii) if such period has not ended on or prior to December 22, 2014, then such period will commence no earlier than January 5, 2015);

•	Delivery of all “know your customer” and anti-money laundering documentation and information reasonably requested by the lenders’ agent regarding Parent;

•	All actions necessary to establish that the agent for the lenders will have a perfected security interest with the appropriate priority in the collateral securing the debt facilities shall have been taken, it being understood that, to the extent any collateral (other than certain specified assets) cannot be provided or perfected on the closing of the merger after commercially reasonable efforts to do so without undue burden or expense, the providing and/or perfection of such collateral will not constitute a condition precedent to the availability of the debt facilities on the closing of the merger, but will be required to be provided within 60 days after the closing of the merger (subject to extensions in the discretion of the lenders’ agent); and

•	The accuracy of certain specified representations made by the borrower and guarantors under the definitive documentation for the debt facilities and of such representations made by or with respect to Compuware in the merger agreement as are material to the interest of the lenders, but only to the extent that Parent or its applicable affiliates have the right to terminate its (or their) obligations under the merger agreement or to decline to consummate the merger as a result of a breach of such representations.

As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event that the debt financing described herein is not available. Although the debt financing described above is not subject to a due diligence or “market out,” such financing may not be considered assured.

Limited Guaranty

Pursuant to the limited guaranty delivered by the Thoma Bravo Fund in favor of Compuware, dated as of September 2, 2014, the Thoma Bravo Fund has agreed to guarantee, subject to certain limitations the due, punctual and complete payment of:

•	The obligation of Parent under the merger agreement to pay the reverse termination fee to Compuware of $153.0 million; and

•	The indemnification obligations of Parent and Acquisition Sub in connection with any costs and expenses incurred by Compuware and its affiliates in the arrangement of the debt financing.

We refer to the expense reimbursement and indemnification obligations set forth in the second bullet above as the expense obligations and, together with the payment obligations set forth in the first bullet above, as the guaranteed obligations.

The Thoma Bravo Fund’s obligations under the limited guaranty are subject to an aggregate cap equal to the amount of the reverse termination fee.

Subject to specified exceptions, the limited guaranty will terminate upon the earliest of:

•	The effective time of the merger;

•	The valid termination of the merger agreement; and

•	Three months after the termination of the merger agreement in a circumstance where Parent is required to pay the reverse termination fee or any other amounts payable pursuant to the merger agreement and the limited guaranty (and, if Compuware has made a claim under the guarantees prior to such date, the limited guaranty will terminate on date that such claim is finally satisfied or otherwise resolved).

Closing and Effective Time of the Merger

The closing of the merger will take place no later than the second business day following the satisfaction or waiver in accordance with the merger agreement of all of the conditions to closing of the merger (as described under “Proposal 1: Approval of the Merger Agreement — Conditions to the Closing of the Merger” beginning on page 85), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions. However, if the marketing period (as described under “Proposal 1: Approval of the Merger Agreement — Marketing Period” beginning on page 72) has not ended at the time of the satisfaction or waiver of the conditions set forth in the merger agreement (other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), then the closing will occur on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (i) any day during the marketing period as may be specified by Parent on no less than two business days’ prior written notice to Compuware, and (ii) the final day of the marketing period.

Appraisal Rights

Under the MBCA, as well as the governing documents of Compuware, the shareholders of Compuware are not entitled to appraisal rights or dissenters’ rights in connection with the merger.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

United States Federal Income Tax Consequences of the Merger

The following discussion is a summary of the United States federal income tax consequences of the merger to holders of shares of Compuware common stock. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of shares of Compuware common stock in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-United States jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with shares of Compuware common stock held as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code, and does not address tax considerations applicable to any holder of shares of Compuware common stock that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	dealer or broker in stocks and securities or in currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a shareholder subject to the alternative minimum tax provisions of the Code;

•	a shareholder that received shares of Compuware common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a United States holder that has a functional currency other than the United States dollar;

•	a person that holds shares of Compuware common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; and

•	certain former United States citizens or long-term residents.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds shares of Compuware common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holders should consult their tax advisors regarding the tax consequences of exchanging shares of Compuware common stock for cash pursuant to the merger.

This summary is based on the Code, the Treasury regulations promulgated under the Code, judicial authority, published administrative positions of the United States Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The following summary is for general informational purposes only and is not a substitute for careful tax planning and advice. We urge you to consult your tax advisor with respect to the specific tax consequences to you of the merger in light of your particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or non-United States tax laws.

United States Holders

The following is a summary of the United States federal income tax consequences that will apply to you if you are a United States holder. For purposes of this discussion, the term United States holder refers to a beneficial owner of Compuware common stock that is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

The exchange of shares of Compuware common stock for cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes. A United States holder that receives cash for shares of Compuware common stock pursuant to the merger will recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of Compuware common stock surrendered in exchange therefor. Gain or loss will be determined separately for each block of Compuware common stock (generally, shares of Compuware common stock acquired at the same cost in a single transaction) held by such United States holder. Such capital gain or loss will be long-term capital gain or loss if such United States holder’s holding period for its shares of Compuware common stock exceeds one year at the time of the exchange. Long-term capital gain recognized by an individual holder is generally eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding Tax

Proceeds from the exchange of shares of Compuware common stock pursuant to the merger generally will be subject to backup withholding tax at the applicable rate unless the applicable United States holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States holder should complete and sign the IRS Form W-9, which will be included with the letter of transmittal to be returned to the paying agent, to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Medicare Tax on “Net Investment Income”

Certain United States holders that are individuals, estates and trusts generally will be subject to a 3.8% Medicare tax on their “net investment income.” United States holders should consult their tax advisors regarding the applicability of the Medicare tax with respect to the disposition of Compuware common stock.

Non-United States Holders

The following is a summary of United States federal income tax consequences that will apply to you if you are a non-United States holder. The term non-United States holder refers to a beneficial owner of shares of Compuware common stock that is neither a United States holder nor a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes).

The following discussion assumes that no item of income, gain, deduction or loss derived by the non-United States holder in respect of shares of Compuware common stock at any time is effectively connected with the non-United States holder’s conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain non-United States holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax; and

•	investors in pass-through entities that are subject to special treatment under the Code.

Gain realized by a non-United States holder on the exchange of shares of Compuware common stock for cash pursuant to the merger generally will not be subject to United States federal income tax, unless (i) the non-United States holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, in which case the holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of shares of Compuware common stock, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year, or (ii) in certain circumstances, Compuware is or has been a United States real property holding corporation for United States federal income tax purposes during the five years preceding the closing date of the merger. Compuware believes that it is not, and has not been during the applicable five-year period, a United States real property holding corporation.

Backup Withholding Tax

A non-United States holder may be subject to backup withholding tax at the applicable rate with respect to the receipt of cash in exchange for shares of Compuware common stock pursuant to the merger unless, generally, the non-United States holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-United States holder is not a United States person, or the non-United States holder otherwise establishes an exemption in a manner satisfactory to the paying agent. Each non-United States holder should complete, sign and deliver to the paying agent (in the manner specified in the letter of transmittal) an appropriate IRS Form W-8 to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules generally will be allowed as a credit against the non-United States holder’s United States federal income tax liability, if any, and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

Effect of the Merger on the Covisint Distribution

Assuming that the merger is completed, it is expected that the dividend of Covisint common stock in connection with the Covisint spin-off will constitute a distribution that is taxable to our shareholders for United States federal income tax purposes. In anticipation of the completion of the merger, we intend to treat the Covisint spin-off as a taxable distribution to our shareholders for United States federal income tax purposes, including for purposes of the United States federal tax withholding rules. If, however, the merger agreement is terminated and the merger is not completed, and certain other conditions are met, Compuware intends to take the position that the Covisint spin-off is tax-free to our shareholders for United States federal income tax purposes under Section 355 of the Code. The U.S. federal income tax consequences of the Covisint spin-off are described in greater detail in an information statement sent to shareholders.

The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of shares of Compuware common stock. Each shareholder should consult its tax advisor as to the particular tax consequences to it of exchanging its shares of Compuware common stock for cash pursuant to the merger under any federal, state, local or non-United States tax laws.

Regulatory Approvals Required for the Merger

General

Compuware and Parent have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the merger and the other transactions contemplated by the merger agreement. These approvals include approval under, or notifications pursuant to, the HSR Act and the competition laws of Germany.

HSR Act and U.S. Antitrust Matters.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, which we refer to as the FTC, the merger cannot be completed until Compuware and Parent each file a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. Compuware and Parent and its affiliates filed HSR Act notifications on September 16, 2014. On October 16, 2014 Compuware and Parent and its affiliates voluntarily withdrew their HSR Act notifications. On October 20, 2014 Compuware and Parent and its affiliates re-filed their HSR Act notifications.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Foreign Competition Laws

Consummation of the merger is conditioned on approval under, or filing of notices pursuant to, the competition laws of Germany.

Under the German Act against Restraints of Competition (Gesetz gegen Wettbewersbeschränkungen) of 26 August 1998 as amended, the merger cannot be completed until the parties file a notification with the Federal Cartel Office (which we refer to as the FCO) and any applicable review period (and extensions) has expired or the FCO has declared that the merger does not meet the criteria for a prohibition. The initial waiting period is one month after submission of the complete notification. Compuware and Parent and its affiliates completed the filing of their FCO notifications on October 2, 2014 and received clearance from the German Federal Cartel Office on November 3, 2014.

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by Compuware shareholders and the completion of the merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Legal Proceedings Regarding the Merger

On September 5, 2014, John Urbonas, a purported shareholder of Compuware, submitted a demand letter to the Compuware Board of Directors. In his letter, Mr. Urbonas alleges that the Board members breached their fiduciary duties in negotiating and approving the proposed transaction. The letter asks that the Board commence an action on behalf of Compuware and against the Directors for restitution/damages and injunctive or other equitable relief. Thereafter, on September 8, 2014, Sharon Klein, a purported shareholder of Compuware, submitted a similar demand letter, making the same general allegations and asking the Board to take action to rectify alleged breaches of fiduciary duty arising out of the proposed transaction.

Also on September 5, 2014, the first of ten putative class action complaints was filed in Michigan state court. The complaints are as follows: (1) Adelman v. Compuware Corp., et al., No. 14-011437-CB (Wayne County, filed September 5, 2014); (2) Bushman v. Bedi, et al., No. 14-011585-CB (Wayne County, filed September 9, 2014); (3) Saggar v. Bedi, et al., No. 14-011597-CB (Wayne County, filed September 9, 2014); (4) Essig v. Compuware Corp., et al., No. 14-142842-CB (Oakland County, filed September 10, 2014); (5) Stein v. Bedi, et al., No. 14-011688-CB (Wayne County, filed September 11, 2014); (6) Klein v. Compuware Corp., et al., No. 14-011721-CB (Wayne County, filed September 12, 2014); (7) Urbonas v. Compuware Corp., et al, No. 14-011770-CB (Wayne County, filed September 12, 2014); (8) Feinstein v. Compuware, et al., No. 14-143110-CB (Oakland County, filed September 24, 2014); (9) Lim v. Compuware, et al., No. 14-143160-CB (Oakland County, filed September 26, 2014); and (10) City of Sunrise Police Officers’ Ret. Plan v. Compuware Corp., et al, No. 14-013610-CB (Wayne County, filed October 21, 2014). On September 29, 2014, the first six Wayne County actions were consolidated under the caption In re Compuware Corp. Shareholder Litigation, No. 14-011437-CB (the “Consolidated Action”). Compuware filed motions to transfer the three Oakland County actions to Wayne County.

Prior to the hearing date for the motions, counsel for plaintiffs in the Feinstein and Essig actions agreed to transfer those actions to Wayne County. The transfers were effectuated on October 10, 2014 and October 13, 2014, respectively. The plaintiff in the Lim action agreed to voluntarily dismiss that action and the Oakland County Court entered a voluntary dismissal order on October 20, 2014. Accordingly, all matters are currently pending in Wayne County.

On October 14, 2014, Interim Lead Counsel for plaintiffs in the Consolidated Action filed a Consolidated Amended Complaint for Breach of Fiduciary Duty (the “Consolidated Complaint”), naming as defendants Compuware, the Compuware Board of Directors, Elliott Associates, Thoma Bravo, Parent and Acquisition Sub. That same day, plaintiff David D. Essig filed Plaintiff’s First Amended Complaint in Intervention (the “Amended Intervenor Complaint”), naming the same defendants. Both Complaints generally allege that Compuware’s Board of Directors breached their fiduciary duties in negotiating and approving the proposed transaction, and were aided and abetted in the alleged breaches by the other named defendants. Both Complaints further allege that the

Preliminary Proxy fails to provide shareholders with material information relating to the proposed transaction. The Consolidated Complaint additionally asserts a claim for unjust enrichment against the individual defendants.

The Consolidated Complaint purports to assert direct claims against the defendants and derivative claims on behalf of Compuware, while the Amended Intervenor Complaint only purports to assert direct claims. Both Complaints seek legal and equitable relief, including an injunction to prevent defendants from taking steps to consummate the proposed transaction.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by the merger agreement, which is attached to this proxy statement as Annex A and which constitutes part of this proxy statement. We encourage you to read carefully the merger agreement in its entirety because this summary may not contain all the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement and may be subject to important qualifications, limitations and supplemental information agreed to by Compuware, Parent and Acquisition Sub in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating contractual risk between Compuware, Parent and Acquisition Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Investors and security holders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Compuware, Parent or Acquisition Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. In addition, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of Compuware, Parent and Acquisition Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosures to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The merger agreement is described below, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Compuware or our business. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Compuware and our business. Please see “Where You Can Find More Information” beginning on page 96.

Effects of the Merger; Directors and Officers; Articles of Incorporation; By-laws

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the MBCA at the effective time of the merger, Acquisition Sub will be merged with and into Compuware with Compuware becoming a wholly owned subsidiary of Parent. From and after the effective time of the merger, the surviving corporation will possess all properties, rights, privileges, immunities, powers, franchises and liabilities of Compuware and Acquisition Sub.

The parties will take all necessary action to ensure that, effective as of, and immediately following, the effective time of the merger, the Board of Directors of the surviving corporation will consist of the directors of Acquisition Sub, to hold office in accordance with the articles of incorporation and by-laws of the surviving corporation until their successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the surviving corporation. From and after the effective time of the merger, the officers of Compuware at the effective time will be the officers of the surviving corporation, until their successors have been duly elected or appointed and qualified in accordance with applicable law. At the effective time of the merger, the articles of incorporation of Compuware as the surviving corporation will be amended and restated to be identical to the articles of incorporation and bylaws, respectively, of Acquisition Sub, as in effect immediately prior to the effective time of the merger, until thereafter amended in accordance with the applicable provisions of the articles of incorporation and bylaws of the surviving corporation.

Closing and Effective Time of the Merger

The closing of the merger will take place no later than the second business day following the satisfaction or waiver of all conditions to closing of the merger (described below under “— Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the merger); provided, that if the marketing period (described below under “— Marketing Period”) has not ended as of the time described above, the closing of the merger will occur following the satisfaction or waiver of such conditions on the earlier of (i) a date during the marketing period specified by Parent on no less than two business days’ notice to Compuware and (ii) the first business day immediately following the final day of the marketing period. Concurrently with the closing of the merger, the parties will cause a certificate of merger in customary form and substance to be delivered for filing with the Michigan LARA. The merger will become effective on the date and time at which the certificate of merger has been duly filed with the Michigan LARA, or at such later time as is agreed by the parties and specified in the certificate of merger.

Marketing Period

The marketing period is the first period of 15 consecutive business days throughout which Parent has received the required financial information concerning Compuware provided, that (i) the dates of November 26 through November 28, 2014 will not be included in the calculation of the marketing period and (ii) if such marketing period has not ended on or prior to December 22, 2014, then such marketing period will be deemed not to have commenced until January 5, 2015. In addition, the marketing period will end on any earlier date that is the date on which the proceeds of the debt financing are obtained.

Merger Consideration

Common Stock

Each share of Compuware common stock issued and outstanding immediately prior to the effective time of the merger, other than any shares of Compuware common stock held, directly or indirectly, by Parent or Acquisition Sub or by Compuware or any of its subsidiaries, will be converted into the right to receive $10.43 per share in cash, without interest and less the corporate taxes related to the Covisint spin-off, should the Covisint spin-off occur. Additionally, as a result of the Covisint spin-off, each share of common stock owned and deliverable under each RSU held on the Covisint spin-off record date will also be entitled to receive a pro rata distribution of the shares of Covisint owned by Compuware or, definitive documentation for the sale of all of Compuware’s shares of Covisint is entered into on or prior to the 60th day following the date of the merger agreement, to receive the pro rata consideration resulting from the sale of Covisint, less any withholding taxes and certain charges related to such sale. All shares converted into the right to receive the per share merger consideration will automatically be canceled at the effective time of the merger.

As of the date of the merger agreement, Compuware has agreed to freeze all offer and purchase periods of Compuware’s employee stock purchase plans and use the accumulated contributions of each employee participant to purchase common stock in accordance with the terms of the plan. Additionally, Compuware will terminate such plans as of the closing of the merger.

Outstanding Equity Awards and Cash Bonus Awards

The merger agreement provides that Compuware’s equity awards and cash bonus awards that are outstanding immediately prior to the effective time will be subject to the following treatment at the effective time:

Options. Each option to purchase shares of common stock, whether or not vested, will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Compuware common stock subject to the option as of the effective time of the merger and (ii) the excess, if any, of the per share merger consideration, over the exercise price per share under the option. As of the effective time of the merger, each option having an exercise price per share equal to or more than the per share merger consideration will be canceled and such holder will not be entitled to any payment or other consideration. In connection with the Covisint spin-off, the exercise price per share of the outstanding Compuware options has been equitably adjusted to reflect the spin-off in accordance with Compuware’s option plans and the terms of the merger agreement.

Company Stock Units. The vesting conditions or restrictions applicable to each company stock unit will lapse and each such company stock unit will be converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Compuware common stock subject to such company stock unit as of the effective time of the merger and (ii) the per share merger consideration.

Company Cash Incentive Compensation Awards. At the effective time of the merger, any unpaid incentive compensation which has been allocated or awarded to any Compuware employee with respect to fiscal year 2014 under Compuware’s Fiscal Year 2014 Executive Incentive Plan and which is contingent only upon continued employment of the applicable employee to a subsequent date, will entitle such applicable employee to receive an amount in cash equal to the amount of his/her unpaid incentive compensation, subject to certain limitations.

Additionally, the merger agreement provides that Compuware will terminate all Compuware equity plans and stock purchase plans. All participants’ prior contributions to Compuware stock purchase plans have been used to purchase shares of Compuware common stock in accordance with the terms of such stock plans, which will then be converted into the right to receive the per share merger consideration pursuant to the merger agreement.

Exchange and Payment Procedures

Prior to the closing of the merger, Parent will designate a bank or trust company reasonably acceptable to Compuware to make payments of the per share merger consideration to shareholders, which we refer to as the paying agent. At or substantially concurrent with the effective time of the merger, Parent will deposit or cause to be deposited with the paying agent, cash constituting an amount equal to aggregate per share merger consideration to shareholders.

As promptly as reasonably practicable (but no later than the fifth business day) after the effective time of the merger, the paying agent will send to each record holder of Compuware common stock a letter of transmittal and instructions advising shareholders how to surrender stock certificates and book-entry shares in exchange for the per share merger consideration. Upon receipt of (i) surrendered certificates (or affidavits of loss in lieu thereof) or book-entry shares representing the shares of common stock and (ii) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such certificate or book-entry shares will be entitled to receive the per share merger consideration in exchange therefor the per share merger consideration for each share of Compuware common stock represented by such certificate or book-entry upon the later of (x) the effective time of the merger and (y) the paying agent’s receipt of such certificate (or affidavits of loss in lieu thereof) or book-entry shares, together with completed and signed letter of transmittal. The amount of any per share merger consideration paid to the shareholders may be reduced by any applicable withholding taxes.

If any cash deposited with the paying agent remains undistributed to holders of the certificate or book-entry shares for one year following the effective time of the merger, such cash will be returned to the surviving corporation, upon written demand, and any holders of common stock who have not complied with the exchange procedures in the merger agreement will thereafter look only to the surviving corporation as general creditor for payment of the per share merger consideration.

The letter of transmittal will include instructions if a shareholder has lost a share certificate or if such certificate has been stolen or destroyed. If a shareholder has lost a certificate, or if such certificate has been stolen or destroyed, then before such shareholder will be entitled to receive the per share merger consideration, such shareholder will have to make an affidavit of the loss, theft or destruction, and if required by Parent, post a bond in a reasonable amount as indemnity against any claim that may be made against it with respect to such certificate.

Representations and Warranties

The merger agreement contains representations and warranties of Compuware, Parent and Acquisition Sub.

Some of the representations and warranties in the merger agreement made by Compuware are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, “Material Adverse Effect” means, with respect to Compuware, any change, event, effect, fact, condition or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of Compuware and its subsidiaries taken as a whole provided that, changes, events, effects or circumstances which, directly or indirectly, to the extent they relate to or result from the following will be excluded from the determination of Material Adverse Effect:

•	Any condition, change, effect or circumstance generally affecting any of the industries or markets in which Compuware or its subsidiaries operate;

•	Any change in any law or GAAP (or changes in interpretations of any law or GAAP by a governmental authority);

•	General economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which Compuware or its subsidiaries conduct business;

•	Any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war;

•	The negotiation, execution, announcement, consummation or existence of the merger agreement or the transactions contemplated thereby, including by reason of the identity of Parent and including the impact of the foregoing on any relationships with customers, suppliers, vendors, collaboration partners, employees or regulators;

•	Any action taken pursuant to the express terms of the merger agreement or with the written direction of Parent or Acquisition Sub; or

•	Any changes in the market price or trading volume of Compuware’s common stock, any failure by Compuware or its subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Compuware or any of its subsidiaries (provided that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect).

However, in the case of the first four exclusions above, to the extent any change, event, effect or circumstance referenced therein has a disproportionate impact on Compuware and its subsidiaries relative to other participants in the industries in which Compuware operates, such exclusions may be taken into account in the determination of a Material Adverse Effect.

In the merger agreement, Compuware has made customary representations and warranties to Parent and Acquisition Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•	Due organization, good standing and authority and qualification to conduct business with respect to Compuware and its subsidiaries;

•	Capital structure of Compuware, Compuware’s ownership of its subsidiaries and such subsidiaries non-ownership of common stock of Compuware;

•	Compuware’s corporate authority to enter into and perform the merger agreement and the Covisint spin-off, including Board approval of the transaction;

•	The enforceability of the merger agreement and the absence of conflicts with laws, Compuware’s organizational documents and Compuware’s contracts and the required consents and regulatory filings in connection with the merger agreement;

•	Compuware’s compliance with laws and Compuware’s possession of necessary permits;

•	The accuracy and completeness of Compuware’s SEC filings and financial statements as well as its compliance with applicable federal securities and NASDAQ regulations;

•	The accuracy of the information supplied by or on behalf of Compuware for inclusion in this proxy statement;

•	Compuware’s disclosure controls and procedures;

•	The conduct of the business of Compuware and its subsidiaries in the ordinary course consistent with past practice and the absence of any change, event, development or state of circumstances that has had, individually or in the aggregate, a Material Adverse Effect, in each case since April 1, 2014 and the absence of actions since June 30, 2014 that, if taken subsequent to the effective time, would violate certain covenants of the merger agreement;

•	The absence of undisclosed liabilities;

•	Litigation matters;

•	Employee benefit plans;

•	Labor matters;

•	Intellectual property rights;

•	Tax matters;

•	The existence and enforceability of specified categories of Compuware’s and its subsidiaries’ material contracts;

•	Real property matters;

•	Environmental matters;

•	International trade matters;

•	Compuware’s rights agreement to the merger;

•	Anti-bribery matters;

•	Votes of Compuware shareholders required in connection with the merger agreement, the absence of appraisal rights and the inapplicability of specified takeover laws to the merger;

•	Payment of fees to brokers in connection with the merger agreement;

•	Goldman Sachs’ fairness opinion to the Board of Directors;

•	Insurance matters;

•	Customers and suppliers of Compuware;

•	Affiliate transactions; and

•	Escheat.

In the merger agreement, Parent and Acquisition Sub have made customary representations and warranties to Compuware that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•	Due organization, good standing and authority and qualification to conduct business with respect to Parent and Acquisition Sub;

•	Parent’s and Acquisition Sub’s corporate authority to enter into and perform the merger agreement, the enforceability of the merger agreement and the absence of conflicts with laws, Parent’s or Acquisition Sub’s organizational documents and Parent’s or Acquisition Sub’s contracts or the creation or imposition of any liens upon any of the property or assets of Parent or its subsidiaries other than any permitted lien or any lien created as a result of the financing;

•	Required consents and regulatory filings in connection with the merger agreement;

•	The absence of litigation and investigations;

•	The absence of other agreements relating to the merger;

•	The accuracy of the information supplied by or on behalf of Parent for inclusion in this proxy statement;

•	Matters with respect to Parent’s financing and sufficiency of funds;

•	Enforceability of the limited guaranty provided by Thoma Bravo Fund;

•	Parent’s ownership of Acquisition Sub and the capital structure of Acquisition Sub;

•	Parent’s investment intention with respect to shares of capital stock of the surviving corporation;

•	Payment of fees to brokers in connection with the merger agreement;

•	Solvency of Parent and the surviving corporation following the consummation of the merger and the transactions contemplated by the merger agreement;

•	Ownership of common stock of Compuware;

•	The absence of agreements between Parent and members of the Board of Directors or management; and

•	The absence of negotiations regarding the acquisition of a competing business.

None of the representations and warranties contained in the merger agreement survive the consummation of the merger.

Conduct of Business Pending the Merger

The merger agreement provides that, between the date of the merger agreement and the effective time, except as may be (i) required by law, (ii) agreed in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned); (iii) expressly required or permitted pursuant to the merger agreement; or (iv) set forth in Compuware’s disclosure letter, prior to the effective time of the merger (x) the business of Compuware and its subsidiaries will be conducted in the ordinary course of business and, to the extent consistent therewith, Compuware will use commercially reasonably efforts to preserve substantially intact the material components and assets of its current business organization, and to preserve in all material respects its present relationships with key customers, suppliers, employees and other persons with which it has material business relations and (y) Compuware will not, and will not permit any of its subsidiaries to, subject in each case to the exceptions list below and certain other exceptions:

•	Amend or otherwise change its organizational documents;

•	Split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights;

•	Issue, sell, pledge, dispose, encumber or grant any shares of its or its subsidiaries’ capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any share of the capital stock of Compuware or its subsidiaries;

•	Declare, authorize, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to Compuware or any of its subsidiaries’ capital stock or other equity interests;

•	Materially increase the compensation payable or to become payable or benefits provided or to be provided to directors, current or former employees or independent contractors of Compuware or its subsidiaries;

•	Grant the opportunity to participate in any severance or termination pay plans, or establish or materially amend any company benefit plan or similar arrangement for the benefit of Compuware’s or its subsidiaries’ current or former directors, officers or employees;

•	Implement any employee layoffs that would require general notice under applicable federal law, or any similar foreign state or local law;

•	Make acquisition, divestiture, sale or lease transactions or subject assets of Compuware to a lien;

•	Disclose any trade secret or other material confidential information to any person outside of the ordinary course of business consistent with past practice;

•	Incur, modify or guarantee indebtedness for any of its subsidiaries or assume or guarantee such indebtedness for any person (other than a subsidiary);

•	Enter into, modify, amend or terminate any material contract other than in the ordinary course of business or any contract which if entered into, modified, amended or terminated would (x) have a Material Adverse Effect, (y) impair in any material respect Compuware’s ability to perform its obligations under the merger agreement or (z) prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

•	Materially change accounting practices;

•	Liquidate (complete or partially), dissolve, recapitalize or reorganize;

•	Settle litigation involving Compuware for amounts in excess of $500,000;

•	Change tax elections or methods which would adversely affect Compuware’s tax liability;

•	Make loans, advances or capital contributions to or investments in any other person;

•	Hire new employees other than non-officers in the ordinary course of business consistent with past practice;

•	Terminate the employment of any officer or employee of Compuware or any of its subsidiaries whose annual base salary exceeds $250,000 other than for good reason or for reasonable cause;

•	Make capital expenditures that, individually or in the aggregate, are in excess of $500,000 subject to certain exceptions;

•	Waive, release, grant or transfer any right of material value other than in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material adverse respect, or subject to the terms hereof, fail to enforce, or consent to any material matter with respect to which its consent is required under any material confidentiality, standstill or similar agreement to which Compuware or any of its subsidiaries is a party;

•	Maintain insurance at less than current levels or otherwise inconsistent with current levels;

•	Enter into any transaction that could give rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code or regulations thereunder;

•	Engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of Compuware or other person covered by Item 404 of Regulation S-K that would be required to be disclosed under such Item 404;

•	Grant any material refunds, credits, rebates or other allowances by Compuware to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business;

•	Enter into any new line of business outside of its existing business segments;

•	Communicate with employees of Compuware or any of its subsidiaries regarding the compensation, benefits or other treatment that they will receive in connection with the merger, subject to certain exceptions;

•	Take any action that would reasonably be expected to result in any of the conditions set forth in the merger agreement not being satisfied or that would impair the ability of Compuware to consummate the merger in accordance with the terms of the merger agreement or materially delay such consummation; or

•	Enter into agreements to do any of the foregoing.

Restrictions on Solicitations of Other Offers

Until the effective time, Compuware and its directors, officers, representatives and subsidiaries must use reasonable best efforts to immediately cease and cause to be terminated existing solicitations of, or discussions or negotiations with, any third party relating to a competing proposal or any inquiry, discussion, offer or request that could reasonably be expected to facilitate, encourage or lead to a competing proposal. Within 36 hours of receiving any competing proposal or any inquiry or request relating to such competing proposal or any request for nonpublic information of Compuware or its subsidiaries, Compuware must notify Parent of such communication and keep Parent reasonably informed of the status of such communications.

Moreover, until the effective time of the merger, Compuware and its subsidiaries will not, and will use its reasonable best efforts to cause its representatives not to (i) initiate, solicit or knowingly encourage the making of any competing proposal or any inquiry or proposal that would reasonably be expected to lead to a competing proposal, (ii) engage in negotiations or substantive discussions with, or furnish any material nonpublic information to, any person relating to a competing proposal or any inquiry or proposal that would reasonably be expected to lead to a competing proposal, (iii) grant access to the properties, books, records or personnel of Compuware to any person who Compuware has reason to believe is considering making (or has made) a competing proposal, (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement subject to certain exceptions, (v) approve, endorse, recommend, or execute or enter into any agreement related to a competing proposal or any offer that could reasonably be expected to lead to a competing proposal or that contradicts the merger agreement or requires Compuware to abandon the merger agreement or (vi) resolve, propose or agree to do any of the foregoing.

Notwithstanding any other restrictions in the merger agreement, at any time prior to the shareholder approval, in the event Compuware receives a competing proposal from any person, (i) Compuware and its representatives may contact such person to clarify the terms and conditions thereof and (ii) Compuware and its Board of Directors and its representatives may engage in discussions with, or furnish information and other access to, any person making such competing proposal and its representatives or potential sources of financing if Compuware’s Board determines in good faith, after consultation with its outside legal counsel, that (x) such competing proposal constitutes a superior proposal or could reasonably be expected to result in a superior proposal and (y) the failure to take any of the foregoing actions would be reasonably likely to violate the directors’ fiduciary duties to the shareholders, provided that, (i) prior to furnishing any material nonpublic information concerning Compuware and its subsidiaries, Compuware receives an executed confidentiality agreement containing terms that are not materially less favorable to Compuware than those contained in the confidentiality agreement with Thoma Bravo and (ii) any such material nonpublic information furnished in writing must be provided to Parent to extent it was not previously made available to Parent or its representatives.

For purposes of the merger agreement:

A competing proposal is any bona fide written or oral proposal or offer made by any person (other than Parent, Acquisition Sub or any affiliate thereof) or group of persons to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership of 20% or more of any class of equity securities of Compuware pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer (including a self-tender offer), exchange offer, liquidation, dissolution or similar transaction, (ii) any one or more assets or businesses of Compuware and its subsidiaries that constitute 20% or more of the revenues, earnings or assets of Compuware and its subsidiaries, taken as a whole or (iii) any other transaction the consummation of which would reasonably be expected to interfere with or prevent the merger; and

A superior proposal is a competing proposal (with all percentages in the definition of competing proposal increased to 75%) made by a third party on terms that the Board of Directors determines in good faith, after consultation with Compuware’s financial and legal advisors, and considering such factors as the Board of Directors considers to be appropriate (including, among other things, if appropriate, financing contingencies, regulatory approvals, shareholder litigation, identity of third party making the competing proposal (including whether shareholder approval of such third party is required), breakup fee and expenses reimbursement provisions and other events or circumstances beyond the control of Compuware) are more favorable to Compuware’s shareholders than the transactions contemplated by the merger agreement.

The Board’s Recommendation; Adverse Recommendation Changes

As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of common stock vote “FOR” the proposal to approve the merger agreement and approve the transactions contemplated thereby, which recommendation we refer to as Compuware recommendation. The merger agreement provides that the Board of Directors will not effect an adverse recommendation change (as defined below) except as described below.

The Board of Directors will not (i) (A) withdraw, withhold, qualify or modify, or propose publicly or otherwise to withdraw, withhold, qualify or modify, in a manner adverse to Parent or Acquisition Sub, or fail to make, Compuware recommendation, (B) adopt, approve or recommend or propose publicly to adopt, approve or recommend, any competing proposal, (C) fail to publicly recommend against any competing proposal or fail to publicly reaffirm Compuware’s recommendation within five business days after Parent so requests in writing, (D) fail to recommend against any competing proposal subject to Regulation 14D under the Exchange Act in a solicitation/recommendation statement of Schedule 14D-9 within ten business days after commencement of such competing proposal, or (E) fail to include the recommendation of Compuware’s Board of Directors in favor of approval and adoption of the merger agreement in this proxy statement (we refer to the actions described in clause (i) as an adverse recommendation change) or (ii) approve or recommend, or allow Compuware or any of its subsidiaries or any of their respective representatives to execute, approve or enter into, any agreement with respect to any competing proposal (other than a confidentiality agreement).

Prior to the receipt of shareholder approval of the merger, the Board of Directors is entitled to make an adverse recommendation change or authorize, adopt or approve a superior proposal and cause or permit Compuware to enter into an acquisition agreement with respect to such superior proposal concurrently with the termination of the merger agreement and the payment of the termination fee if (i) the Board of Directors of Compuware determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties to the shareholders, (ii) that the Board of Directors has determined in good faith (after consultation with its outside counsel and financial advisors) that the competing proposal constitutes a superior proposal, and (iii) Compuware and its subsidiaries or representatives have not materially breached the non-solicitation provisions of the merger agreement.

No adverse recommendation change and no termination may be effected, in each case unless, until after the fourth business day following Parent’s receipt of written notice from Compuware that the Board of Directors received a competing proposal which the Board of Directors has concluded in good faith constitutes a superior proposal and that the Board of Directors resolved to make an adverse recommendation change or terminate the merger agreement, as the case may be, and specifying the reasons for doing so. During such time, Compuware shall (1) negotiate with Parent in good faith to amend the agreement so that the competing proposal would cease to constitute a superior proposal and (2) permit Parent to make a presentation to the Board of Directors regarding the merger agreement and proposed amendments thereto. Any material amendment of such superior proposal requires a new notice thereof and Compuware will be required to comply again with the requirements described above in this paragraph.

Compuware must (i) promptly (and within thirty-six hours) advise Parent of any competing proposal, the material terms and conditions of any such competing proposal (including copies of written proposals and other documents) and the identity of the person making such competing proposal and (ii) keep Parent reasonably informed on a prompt basis of the status and material details of any such proposal and any discussions.

The merger agreement does not restrict Compuware or the Board of Directors from taking and disclosing a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with any applicable law with regarding to a competing proposal.

Financing Efforts

Each of Parent and Acquisition Sub must use its reasonable best efforts to, take or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the proceeds of the financing on the terms and conditions described in the financing commitments, including using and causing its affiliates to use their respective reasonable best efforts to:

Enter into definitive agreements with respect to the financing on the terms and conditions contained in the financing commitments which shall be in effect no later than the closing of the merger;

Satisfy or cause their representatives to satisfy, all conditions applicable to Parent, Acquisition Sub or their respective representatives in the debt commitment letters;

Comply with any “flex” contemplated by the debt commitment letters in the event such “flex” provisions are exercised in accordance with the terms thereof; and

In the event that all conditions to the financing have been satisfied or waived (other than with respect to the debt financing, the availability of equity financing), enforcing its rights under the debt commitment letters to the extent available in the event of a breach by the financing sources that materially impedes or delays (or could reasonably be expected to materially impede or delay) the closing of the merger.

Neither Parent nor its affiliates may agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the financing commitments without the prior written consent of Compuware if such amendments, modifications or waivers would (i) reduce the aggregate amount of the financing below the amount required to consummate the merger, (ii) impose new or additional conditions or (iii) otherwise expand, amend or modify any of the conditions under the financing conditions that could be reasonably likely to (x) prevent, materially delay or impair the ability of Parent to consummate the merger and other transactions contemplated by the merger agreement or (y) materially adversely impact the ability of Parent or Acquisition Sub to enforce its rights against other parties to the financing commitments. Parent may not release or consent to the termination of the obligations of the lenders under the debt commitment letters, except for assignments and replacements of an individual lender under the terms of, and only in connection with, the syndication of the financing pursuant to the debt commitment letters or replacements of the debt commitment letters with alternative financing commitments.

If any portion of the financing becomes or could reasonably be expected to become unavailable in the manner or from sources contemplated in the financing commitments (i) Parent must promptly notify Compuware and (ii) Parent and Acquisition Sub must, and must cause their affiliates to, use their reasonable best efforts to obtain, and enter into financing commitments (if applicable) and definitive agreements with respect to, alternative financing in an amount sufficient to consummate the transactions contemplated by the merger agreement upon terms and conditions not materially less favorable, taken as a whole, to Parent and Acquisition Sub than those in the financing commitments, as promptly as practicable (and, in any event, no later than the expiration of the marketing period).

Obtaining the financing (or alternative financing) and/or the completion of any securities issuance is not a condition to the closing of the merger.

Parent and Acquisition Sub have agreed that Compuware and its affiliates, as well as its and their representatives, will not incur any liability prior to the closing of the merger in connection with the financing transactions and Parent and Acquisition Sub will indemnify Compuware for all losses, damages, claims, costs or expenses suffered in connection with such financing.

Compuware has agreed to use its reasonable best efforts to, at Parent’s sole expense, reasonably cooperate in connection with the financing, including (i) furnishing or causing to be furnished to Parent and its financial sources such customary financial information and other information as Parent may reasonably request in order to consummate the debt financing, (ii) participating in a reasonable number of meetings, lender presentations, due diligence sessions, drafting sessions and road shows, in each case, upon reasonable advance notice and mutually agreed times, (iii) providing reasonable assistance to Parent and its financing sources in the preparation of rating agency presentations, customary bank information memoranda, offering memoranda and similar documents reasonably and customarily required in connection with the financing, (iv) assisting Parent in connection with the preparation and registration of (but not executing) any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents or documents as may be reasonably requested by Parent or the financing sources or otherwise reasonably facilitating the pledging of collateral in connection with the debt financing, (v) using commercially reasonable efforts to ensure that any syndication efforts benefit from existing lending and investment banking relationships, (vi) requesting customary payoff letters to be delivered at the effective time, of all indebtedness contemplated by the debt commitment letters to be paid off, discharged and terminated at the effective time, and (vii) providing all customary documentation and other information reasonably requested by Parent or the financing sources with respect to applicable “know your customer” sanctions or anti-money laundering rules and regulations. Additionally, (i) Compuware or any of its subsidiaries is not required to pay any commitment or similar fee, enter into any definitive agreement, incur any other liability in connection with the financing prior to the effective time of the merger, or pay any expenses prior to the effective time that are not promptly reimbursed by Parent, (ii) no officer or representative of Compuware or its subsidiaries will be required to take any action to the extent such action would be reasonably expected to result in personal liability to such officer or representative and (iii) the Board will not be required to approve any financing or related agreement prior to the effective time of the merger.

The Covisint Disposition

Compuware has agreed that as promptly as practicable, and no later than 60 days following the date of the merger agreement, to (i) execute the applicable agreements related to the Covisint spin-off, (ii) enter into an amended tax sharing agreement with Covisint, (iii) consummate the Covisint spin-off in accordance with the applicable agreements, and (iv) complete the Covisint spin-off or enter into a definitive agreement for the sale of Covisint. Such definitive agreement for the sale of Covisint is subject to Parent approval if (i) the agreement is not in the form of a customary public company merger agreement or (ii) would subject any of the parties or any of their affiliates to indemnification, restrictive covenants or other material liabilities or obligations following the sale. In the event that a definitive agreement is entered into for the sale of Covisint, the merger agreement will be revised to provide for the necessary payment and related mechanisms in connection with the sale of Covisint. Additionally, in the event of such sale, Compuware has agreed to retain $7.5 million from the proceeds of the sale.

In connection with the Covisint spin-off, the merger agreement permits the Board to reduce the exercise price per share of the outstanding Compuware options in accordance with Compuware’s option plans, provided that the effect of such reductions in the aggregate will not exceed $11,000,000, and treat outstanding RSUs as outstanding shares of common stock for purposes of participating in the Covisint spin-off.

Compuware has agreed that, as promptly as practicable (and in any event within fifteen business days), following the date of the Covisint spin-off to prepare in good faith and deliver to Parent the calculation of the Covisint spin-off taxes. Compuware will permit Parent and its representatives to review its books and records relating to the tax calculation at all reasonable times and upon reasonable notice. Within five business days after Parent’s receipt of such tax calculations, Parent may object, in good faith, to such calculations by giving written notice to Compuware setting forth the basis for the dispute regarding some or all of such calculations. If there is a dispute regarding such calculations, Parent and Compuware shall confer in good faith in an attempt to resolve the differences. If, after five business days, Parent and Compuware cannot agree, then Parent and Compuware shall attempt to agree upon a mutually satisfactory nationally recognized audit firm for the resolution of such differences. The audit firm will review the tax calculations and make a final written determination of the Covisint spin-off taxes, which determination shall be conclusive and binding on Parent and Compuware.

Compuware has also agreed to make an Internal Revenue Code Section 336(e) election with respect to the Covisint spin-off.

Treatment of Options, Restricted Stock Units and Unpaid Long-Term Cash Awards

The merger agreement provides that Compuware’s equity awards and unpaid long-term cash awards that are outstanding immediately prior to the effective time of the merger will be subject to the following treatment at the effective time of the merger:

Options and Restricted Stock Units

Each option to purchase shares of common stock, whether or not vested, will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Compuware common stock subject to the option as of the effective time of the merger and (ii) the excess, if any, of the per share merger consideration, over the exercise price per share under the option. As of the effective time of the merger, each option having an exercise price per share equal to or more than the per share merger consideration will be canceled and such holder will not be entitled to any payment or other consideration. In connection with the Covisint spin-off, the merger agreement permits the Board to reduce the exercise price per share of the outstanding Compuware options in accordance with Compuware’s option plans, provided that the effect of such reductions in the aggregate does not exceed $11 million.

The vesting conditions or restrictions applicable to each RSU will lapse and each such RSU will be converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Compuware common stock subject to such RSU as of the effective time of the merger and (ii) the per share merger consideration.

Unpaid Long-Term Cash Awards

At the effective time of the merger, any unpaid incentive compensation which has been allocated or awarded to any Compuware employee with respect to fiscal year 2014 under Compuware’s Fiscal Year 2014 Executive Incentive Plan and which is contingent only upon continued employment of the applicable employee to a subsequent date, will entitle such applicable employee to receive an amount in cash equal to the amount of his/her unpaid incentive compensation, subject to certain limitations.

Employee Benefits

Parent has agreed to cause the surviving corporation to honor in accordance with their terms all Compuware benefit plans. For one year following the effective date of the merger, Parent will or will cause the surviving corporation to provide continuing employees of Compuware and its subsidiaries with (i) an annual rate of base salaries or wages and cash incentive compensation target amount opportunity that are no less favorable in the aggregate than the annual rate of base salary or wages and the incentive compensation (cash and equity) target amount opportunity provided to each such employee immediately prior to the effective time and (ii) employee benefits (excluding any equity based compensation or benefits and employee benefits that are, frozen or discontinued or, as of the effective time, being frozen or discontinued) that are substantially similar in the aggregate to the employee benefits (excluding any equity based compensation or benefits and employee benefits that are, frozen or discontinued or, as of the effective time, being frozen or discontinued) provided immediately prior to the effective time of the merger.

In addition, Parent will continue the short-term and long-term component (but not any equity component) of the 2015 Incentive Plan. In the event an employee is terminated for reasons other than fraud, willful misconduct or gross negligence prior to the payment of the 2015 bonuses pursuant to the 2015 Incentive Plan, the employee will have such bonus prorated to reflect the number of days the employee was employed during the 2015 year.

Until the first anniversary of the effective date of the merger, Parent will provide severance payments and benefits in accordance with the Company’s past practice to each continuing employee whose employment is terminated.

Parent has agreed to give the continuing employees credit for their service with Compuware prior to the merger in connection with any employee benefit plan maintained by the surviving corporation for purposes of eligibility, vesting and determination of the level of benefits (but not benefit accrual purposes under a defined pension plan) to the extent that such recognition of service will not result in the duplication of any benefits.

Parent has agreed that for the calendar year in which the merger occurs, continuing employees will be credited with amounts to satisfy any deductibles, co-payments, out-of-pocket maximums or similar requirements under the post-closing plans that provide medical, dental and other welfare benefits to the extent of amounts that were previously credited under comparable Compuware plans prior to the effective time. Additionally, during such time period, Parent will generally cause any waiting periods, pre-existing condition exclusions, or requirements to show evidence of good health to be waived for continuing employees.

Efforts to Close the Merger

Parent, Acquisition Sub and Compuware have agreed to use their reasonable best efforts to consummate the transactions contemplated by the merger agreement and to cause the conditions to the merger to be satisfied, including use reasonable best efforts to obtain all consents and other necessary actions required from the governmental authorities, including under antitrust laws.

Indemnification and Insurance

In the merger agreement, Parent and Acquisition Sub agreed that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the effective time, and existing as of the signing of the merger agreement in favor of the current or former directors, officers and employees of Compuware or its subsidiaries, which we refer to as D&O indemnified parties, as provided in the respective organizational documents or in any contract will survive the merger and will continue in full force and effect for a period of six years from the effective time.

Prior to the effective time, Compuware will purchase a six year “tail” policy on terms and conditions no less advantageous to the D&O indemnified parties, or any person entitled to the benefit, than the existing directors’ and officers’ liability insurance maintained by Compuware or any of its subsidiaries, covering claims arising from facts, events, acts or omissions that occurred at or prior to the effective time of the merger, including transactions contemplated by the merger agreement. Premiums for such insurance for the entire six-year term may not exceed 300% of the aggregate annual premiums currently paid by Compuware. If such six-year “tail” policy is not available for purchase by Compuware (or cannot be purchased in accordance with the merger agreement) the surviving company will continue the current directors’ and officers’ liability insurance and fiduciary insurance on a yearly basis for a period of six years from the effective time of the merger, provided that Parent or the surviving corporation will not be required to pay an annual premium for such insurance in excess of 150% of the aggregate annual premiums currently paid by Compuware or any of its subsidiaries.

Other Covenants

Shareholders Meeting

Compuware has agreed to duly call, convene and hold a meeting of shareholders as promptly as practicable (and in any event within 40 calendar days) following the clearance of this proxy from SEC review for the purpose of voting upon the approval of the merger agreement.

Merger Litigation

The parties have agreed to use reasonable best efforts to defend any litigation challenging the merger agreement and the transactions contemplated thereby, and no settlement may be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

If any takeover law becomes applicable to the transactions contemplated under the merger agreement, Compuware and its Board will grant such approvals and take such actions as are reasonably necessary so that the contemplated transactions may be consummated as promptly as practicable under the terms of the merger agreement and otherwise act to eliminate or minimize the effects of such takeover laws on the contemplated transactions.

Repayment of Indebtedness

In connection with and conditioned upon the effective time, Parent will provide Compuware in immediately available funds an amount equal to the amount necessary for Compuware and its subsidiaries to repay and discharge in full all amounts outstanding or otherwise due and owing pursuant to the terms of Compuware’s disclosed financing arrangements. Subject to Parent’s compliance with the previous sentence, Compuware shall pay off its financing counterparties as promptly as practicable after the receipt of the funds.

Access to Information

Upon reasonable notice, for the entire period prior to the effective time of the merger, Compuware shall, and shall cause its subsidiaries to, (i) afford to Parent’s and financing sources’ representatives reasonable access to the properties, contracts, books and records and other information about Compuware and its subsidiaries and (ii) furnish promptly all information about Compuware and its subsidiaries as may be reasonably requested. However, no environmental testing involving sampling of soil or groundwater or other similarly invasive techniques shall be permitted.

Repatriation of Cash

Compuware has agreed to and to cause its subsidiaries to reasonably cooperate with Parent’s request to transfer in any jurisdiction located outside the United States unrestricted cash balances held in commercial bank accounts in the name of Compuware or such subsidiary to accounts in the name of Compuware or a subsidiary located in the United States. However, Compuware is not required to incur material tax liability with respect to repatriation in advance of the effective time of the merger unless closing conditions have been waived.

WARN Act Compliance

After the closing of the merger, Compuware will use its reasonable best efforts to provide Parent with a true and correct list, by date and location, of all employees terminated by Compuware and its subsidiaries (other than for cause) in the ninety-day period immediately preceding the closing of the merger. For 90 days immediately following the closing of the merger, the surviving corporation will take no action or make any omission that would give rise to notice obligations under the WARN Act without complying in all material respects with the requirements of the WARN Act.

Conditions to the Closing of the Merger

The respective obligations of each party to consummate the merger are subject to the satisfaction or (to the extent permitted by applicable law) waiver by Compuware and Parent of the following conditions:

•	The adoption and approval of the merger agreement by the requisite shareholder approval having been obtained;

•	Any waiting periods (or any extensions thereof) applicable to the consummation of the merger under applicable pre-merger clearance requirements of the HSR Act and German antitrust laws having expired or early termination having been granted; and

•	No governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order which has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the merger or (unless Compuware has entered into a definitive agreement for the sale of Covisint) the Covisint spin-off.

The obligations of Parent and Acquisition Sub to effect the merger are also subject to the satisfaction or waiver by Parent of the following conditions:

•	The representations and warranties of Compuware being true and correct (without giving effect to any materiality or material adverse effect qualifications set forth therein) as of the closing date of the merger, except for such failures to be so true and correct as would not have, individually or in the aggregate, a material adverse effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only), except:

•	Regarding corporate authority, organization and qualification, corporate power and enforceability, requisite shareholder approval and brokers fees being true and correct in all material respects as of the closing date of the merger;

•	Regarding capitalization being true and correct in all respects as of the closing date of the merger (other than for de minimis errors); and

•	Regarding rights agreement, dated October 25, 2000, between Compuware and Equiserve Trust Company, N.A. being true and correct in all respects as of the closing date of the merger;

•	Compuware having complied in all material respects with all obligations required of it in the merger agreement and Parent having received a certificate signed on behalf of Compuware by a senior officer of Compuware to such effect;

•	Compuware having delivered a certificate attesting to the fact that Compuware is not and has not, during the five-year period ending on the closing date of the merger, been a United States real property holding corporation;

•	There not having been a Material Adverse Effect with respect to Compuware;

•	Compuware having timely filed all annual reports on Form 10-K and quarterly reports on Form 10-Q; and

•	Compuware having completed the Covisint spin-off or signed definitive documentation with respect to a Covisint sale, as applicable, in accordance with the terms of the merger agreement, subject to certain exceptions.

The obligations of Compuware to effect the merger are also subject to the satisfaction or waiver by Compuware of the following conditions:

•	The representations and warranties of Parent and Acquisition Sub set forth in the merger agreement (without giving effect to any materiality or material adverse effect qualifications set forth therein) being true and correct as of the closing date of the merger except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a material adverse effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only);

•	Parent and Acquisition Sub each having complied in all material respects with its obligations required under the merger agreement; and

•	Compuware’s receipt of a certificate signed on behalf of Parent and Acquisition Sub by a senior executive officer of Parent confirming the satisfaction of the foregoing two conditions.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time, whether before or after approval of the merger by the shareholders of Compuware:

•	By mutual written consent of Parent and Compuware; or

•	By either Parent or Compuware:

•	If the merger has not been consummated by 5:00 p.m., New York City time, on January 30, 2015 provided that the merger will not terminate sooner than two business days after the final day of the marketing period. Additionally, the right to terminate the merger agreement as a result of the occurrence of the termination date will not be available to any party if the failure of such party to perform or comply with its obligations under the merger agreement has been the principal cause of or resulted in the failure of the closing of the merger to have occurred on or before such date;

•	If any governmental authority has, by law or order, permanently restrained, enjoined, rendered illegal or otherwise prohibited the transactions contemplated by the merger agreement and such law or order has become final or nonappealable, provided that the party seeking to terminate the merger agreement pursuant to this clause has complied with its obligations described under “— Efforts to Close the Merger” or has used its reasonable best efforts to remove the injunction, order or decree. However, the right to terminate the merger agreement pursuant to the previous sentence will not be available to a party if the issuance of such law or order was primarily due to the failure of such party (including in the case of Parent, the failure of Acquisition Sub) to perform any of its obligations under the merger agreement; or

•	If the requisite shareholder approval shall not have been obtained at the shareholders’ meeting duly convened therefor or at an adjournment or postponement therefor at which the merger agreement and the transactions contemplated thereby have been voted upon; or

•	By Compuware:

•	If Parent or Acquisition Sub has breached any of their representations, warranties, covenants or agreements set forth in the merger agreement, which (i) would give rise to the failure of any Compuware closing condition and (ii) is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following Compuware’s delivery of written notice of such breach. However, Compuware will not have the right to terminate the merger agreement if Compuware is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

•	If the Board of Directors of Compuware has authorized Compuware to enter into an agreement with respect to a superior proposal provided that, substantially concurrently with such termination Compuware enters into such acquisition agreement and pays the termination fee as specified in merger agreement; or

•	If (i) all of the conditions to Parent’s and Acquisition Sub’s obligation to consummate the merger are satisfied (other than those conditions that by their terms are to be satisfied at the closing of the merger, provided that such actions are then capable of being satisfied), (ii) Parent and Acquisition Sub have failed to consummate the merger by the time the closing should have occurred, (iii) Compuware has notified Parent in writing that the conditions to the merger have been satisfied or, with respect to Compuware’s conditions, waived (or would be satisfied or waived if the closing of the merger were to occur on the date of such notice) and that it stands and will stand ready, willing and able to consummate the merger, (iv) Compuware has given Parent written notice of its intention to terminate and the basis for the termination at least four business days prior to such termination and (v) the merger has not been consummated by the end of such four business day period; or

•	By Parent;

•	If Compuware has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the merger agreement such that specified conditions set forth in the merger agreement are not satisfied and such breach is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following Parent’s delivery of written notice of such breach. However, Parent will not have the right to terminate the merger agreement if Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

•	If the Compuware Board makes an adverse recommendation change; or

•	If Compuware has breached in any material respect any of its obligations under the non-solicitation provisions (excluding inadvertent breaches not intended to result in a competing proposal) and the breach is ongoing following a two calendar day period following Parent’s delivery of written notice to Compuware of such breach or is otherwise not curable.

In the event that the merger agreement is terminated pursuant to the termination rights above, the merger agreement will become null and void and of no effect without liability on the part of any party thereto (or any of its affiliates or representatives), and all rights and obligations of any party thereto will cease. However, except as otherwise provided in the merger agreement, no such termination will relieve any party of liability or damages resulting from fraud prior to such termination, in which case, except as otherwise provided in the merger agreement, the aggrieved party will be entitled to all remedies available at law or in equity. Additionally, certain related documents, and the indemnity obligations of Parent in relation to the financing and confidentiality, and the provisions of the merger agreement relating to the effect of termination of the merger agreement, expenses, indemnification and insurance of directors and officers and certain general provisions will survive any termination of the merger agreement.

Termination Fees

If the merger agreement is terminated in specified circumstances, the terminating party may be required to pay a termination fee.

Parent would be entitled to receive a termination fee of $82.4 million (less any expense paid by Compuware as described below in “— Expense Reimbursement” from Compuware if the merger agreement is terminated:

•	By Compuware, to enter into an definitive agreement with respect to a superior proposal;

•	By Parent, because Compuware’s Board of Directors has made an adverse recommendation change;

•	By Parent, because Compuware has breached the non-solicitation covenant; or

(i) (a) By either Parent or Compuware because (1) the closing of the merger has not occurred by the termination date or (2) because Compuware has failed to obtain the requisite shareholder approval or (b) by Parent because Compuware has breached its representations, warranties, covenants or agreements in the merger agreement and (ii) a third party has made (after the date of the merger agreement and prior to the termination) a competing proposal, and (iii) Compuware consummates a transaction involving a competing proposal within 12 months of such termination.

Compuware would be entitled to receive a reverse termination fee of $153.0 million from Parent if the merger agreement (i) is terminated by Compuware because Parent has breached its representations, warranties, covenants or agreements in the merger agreement, or (ii) is terminated by Compuware or Parent because Parent failed to consummate the merger when required.

Expense Reimbursement

If either party terminates the merger agreement because the requisite shareholder approval is not obtained or if Parent terminates the merger agreement because Compuware has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the merger agreement, Compuware will be required to reimburse up to $4 million of reasonable, documented out-of-pocket expenses of Parent and its affiliates in connection with the merger.

Specific Performance

Parent, Acquisition Sub and Compuware are entitled to seek specific performance to prevent breaches of the merger agreement and to enforce the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. Compuware is entitled to seek and obtain specific performance and other equitable remedies to enforce Parent and Acquisition Sub’s obligation to cause the equity financing to be funded and to consummate the merger only if (i) all conditions to Parent’s and Acquisition Sub’s obligation to consummate the merger (other than conditions to be satisfied at the closing of the merger, each of which is capable of being satisfied at that time) have been satisfied at the time when the closing of the merger would have occurred but for the failure of the equity financing to be funded, and remain satisfied, (ii) the debt financing has been funded or will be funded at the closing of the merger if the equity financing is funded, and (iii) Compuware has irrevocably confirmed that if specific performance is granted and the equity financing and debt financing are funded, then the merger closing will occur.

Limitations of Liability

The maximum aggregate liability of Parent and Acquisition Sub under the merger agreement is limited to the amount of the reverse termination fee. In certain circumstances, Parent and Acquisition Sub may be required to pay Compuware specified reimbursement and indemnification obligations of Parent and Acquisition Sub under the merger agreement. Except for Compuware’s right to specific performance as described above, the reverse termination fee plus specified reimbursement and indemnification obligations of Parent and Acquisition Sub, in any case, when payable, is the sole and exclusive remedy of Compuware and its affiliates against Parent, Acquisition Sub, Thoma Bravo Fund, the debt financing sources or any of their respective affiliates in respect of losses or damages under the merger agreement. Except for Parent’s right to specific performance as described above, the termination fee, when payable, is the sole and exclusive remedy of Parent and its affiliates against Compuware or its affiliates in respect of losses or damages under the merger agreement. However, such liability limitations in no way limit the rights of any party to an injunction to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement.

Fees and Expenses

Except for the provisions described above in the section “— Expense Reimbursement” plus specified reimbursement and indemnification obligations of Parent and Acquisition Sub, all fees and expenses incurred in connection with the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses.

Amendment

The merger agreement may be amended by mutual agreement of the parties at any time before or after approval of the merger agreement by the shareholders of Compuware. However, after the requisite shareholder approval of the merger agreement, no amendment that requires further approval by such shareholders pursuant to law or the rules of any stock exchange may be made without further shareholder approval nor any change not permitted under applicable law. Certain provisions of the merger agreement may be amended in a manner adverse to the financing sources only upon approval of the affected financing sources.

Governing Law

The merger agreement is generally governed by Delaware law except where Michigan law is mandatorily applicable and, in certain circumstances, New York law with respect to the debt financing.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to adjourn the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting. If our shareholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against approval of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the merger agreement such that the proposal to approve the merger agreement would be defeated, we could adjourn the special meeting without a vote on the approval of the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of approval of the merger agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

Board Recommendation

The Board of Directors believes that it is in the best interests of Compuware and its shareholders to be able to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in respect of the proposal to approve the merger agreement if there are insufficient votes to approve the merger agreement at the time of the special meeting.

The Board of Directors recommends that you vote “FOR” adjournment of the special meeting.

PROPOSAL 3: ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION

ARRANGEMENTS

The Non-Binding Advisory Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to vote to approve, on an advisory non-binding basis, the payment of certain compensation that will or may become payable by Compuware to its named executive officers in connection with the merger, as disclosed in the section of this proxy statement entitled “The Merger — Interests of the Directors and Executive Officers of Compuware in the Merger” beginning on page 57.

We are asking our shareholders to indicate their approval of the various compensation that will or may become payable by Compuware to its named executive officers in connection with the merger. These payments are set forth in the section entitled “The Merger — Interests of the Directors and Executive Officers of Compuware in the Merger” beginning on page 57 of this proxy statement and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Compuware’s overall compensation program for its named executive officers, and previously have been disclosed to our shareholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of our Board of Directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the shareholders of Compuware Corporation approve, on a nonbinding, advisory basis, the compensation that will or may become payable to Compuware Corporation’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger — Interests of the Directors and Executive Officers of Compuware Corporation in the Merger” in Compuware Corporation’s proxy statement for the special meeting.”

Shareholders should note that this proposal is not a condition to completion of the merger, and as an advisory vote, the result will not be binding on Compuware, our Board of Directors or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Compuware to its named executive officers in connection with the merger.

MARKET PRICES AND DIVIDEND DATA

Compuware’s common stock is listed on the NASDAQ Global Select Market under the symbol “CPWR.” As of October 27, 2014, there were 220,851,283 shares of our common stock outstanding, held by approximately 3,225 shareholders of record.

The following table sets forth, for the indicated periods, the high and low sales prices of Compuware’s common stock for the period’s shown as reported by the NASDAQ Global Select Market and the dividends declared per share in the periods shown:

	Common Stock Prices		Dividends Declared
	High	Low	Regular Dividends	Special Dividends
FY 2015 — Quarter Ended
December 31 (October 16 — November 3)(1)	$10.15	$9.86	—	—
December 31 (through October 15)	10.69	9.95	—	—
September 30	10.72	8.94	—	—
June 30	10.75	9.64	$0.125	—
FY 2014 — Quarter Ended
March 31	$11.25	$9.66	$0.125	—
December 31	11.39	10.30	0.125	—
September 30	11.72	10.32	0.125	—
June 30	12.48	10.19	0.125	—
FY 2013 — Quarter Ended
March 31	$12.74	$10.69	—	—
December 31	11.16	7.97	—	—
September 30	10.25	8.32	—	—
June 30	9.38	8.08	—	—

(1)	Trading prices were adjusted as of October 16, 2014 to reflect the Covisint spin-off.

The closing price of our common stock on the NASDAQ Global Select Market on November 23, 2012, the last trading day prior to the date on which affiliates of Elliott Management Corporation publicly disclosed that it had accumulated a stake in excess of 5% of Compuware’s common stock, was $8.74 per share. The closing price of our common stock on the NASDAQ Global Select Market on December 14, 2012, the last trading day prior to the date on which affiliates of Elliott Management Corporation offered to acquire Compuware, was $9.53. The closing price of our common stock on the NASDAQ Global Select Market on August 29, 2014, the last completed trading day prior to the execution of the merger agreement, was $9.35 per share. On November 3, 2014, the latest practicable trading day before the printing of this proxy statement, the closing price of our common stock on the NASDAQ Global Select Market was $10.15 per share. You are encouraged to obtain current market quotations for the common stock.

Following the merger, there will be no further market for our common stock and our stock will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act. As a result, following the merger we will no longer file periodic reports with the SEC on account of Compuware’s common stock.

Under the terms of the merger agreement, without Parent’s consent, we are prohibited from declaring or paying quarterly dividends to our common shareholders prior to the closing of the merger or the earlier termination of the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of the close of trading on October 27, 2014 the beneficial ownership of our common shares by all directors and executive officers as a group who were serving as such on that date, by each current director and nominee, by each executive officer named in the Summary Compensation Table contained in Compuware’s Amendment No. 1 to our Annual Report on Form 10-K for the year ended March 31, 2014, and by all persons known to us to beneficially own more than 5% of our outstanding common shares. The number of shares beneficially owned is determined according to SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares that the individual has sole or shared right to vote or dispose of and also any shares that the individual has the right to acquire on October 27, 2014, or within 60 days thereafter, through the exercise of any stock option or other right. Except as otherwise noted, each beneficial owner identified in the table below has sole voting and dispositive power for the shares shown in the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Joseph R. Angileri	2,801,447		1.3%
Gurminder S. Bedi	206,628		*
Jeffrey J. Clarke	12,857		*
Daniel S. Follis, Jr.	246,597		*
Laura L. Fournier	398,510		*
John G. Freeland	0		*
David G. Fubini	13,673		*
William O. Grabe	392,147		*
Frederick A. Henderson	41,895		*
Kris F. Manery**	305,953		*
Faye Alexander Nelson	207,719		*
Robert C. Paul	3,891,970		1.7%
Jennifer J. Raab	5,354		*
Lee D. Roberts	13,503		*
Stephen F. Schuckenbrock	0		*
John Van Siclen	356,848		*
All current executive officers and directors as a group (17 persons)	8,895,101		3.9%
BlackRock, Inc.	14,587,270	(2)	6.6%
Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc.	21,050,000	(3)	9.5%
Paulson & Co. Inc.	14,250,000	(4)	6.5%
The Vanguard Group	11,585,922	(5)	5.2%

*	Less than 1%
**	Effective October 31, 2014, Mr. Manery retired from his position as Senior Vice President, Mainframe.

1.	The column includes shares held for officers and directors through our Employee Stock Ownership Plan and 401(k) Salary Reduction Arrangement, which we refer to as the ESOP, and shares that the individual has the right to acquire on October 27, 2014, or within 60 days thereafter pursuant to stock options or RSU awards, as set forth below, and excludes all other unvested stock options, RSUs and performance stock units, which we refer to as PSUs.

Name	ESOP Shares	Option Shares	RSUs(a)
Joseph R. Angileri	0	2,520,325	0
Gurminder S. Bedi	0	10,000	170,543
Jeffrey J. Clarke	0	0	12,857
Daniel S. Follis, Jr.	1,513	204,102	0
Laura L. Fournier	21,661	136,163	0
John G. Freeland	0	0	0
David G. Fubini	0	0	13,673
William O. Grabe	0	10,000	244,901
Frederick A. Henderson	0	0	41,895
Kris F. Manery	10,641	285,621	0
Faye Alexander Nelson	0	0	199,989
Robert C. Paul	73	3,825,281	0
Jennifer J. Raab	0	0	0
Lee D. Roberts	0	0	0
Stephen F. Schuckenbrock	0	0	0
John Van Siclen	0	352,621	0
All current executive officers and directors as a group	33,888	7,344,113	683,858

(a)	RSUs awarded as a component of director compensation are 100% vested and, under deferral elections executed by each director, will be payable in common stock within 30 days after the date the director ceases to be a member of the Board.

2.	Based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 28, 2014, disclosing ownership as of December 31, 2013. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. According to the Schedule 13G, BlackRock, Inc. has sole voting power for 13,732,647 shares and sole dispositive power for 14,587,270 shares.
3.	Based solely on a Schedule 13D/A filed by Elliott Associates, L.P. with the SEC on September 3, 2014, disclosing ownership as of September 2, 2014. The address of Elliott Associates, L.P. is 40 West 57th Street, New York, New York 10019. The Schedule 13D was filed collectively by Elliott Associates, L.P. and its wholly-owned subsidiaries, which we refer to as Elliott, Elliott International, L.P., which we refer to as Elliott International, and Elliott International Capital Advisors, to which we refer to as EICA. According to the Schedule 13D/A, Elliott has sole voting and sole dispositive power for 7,367,593 shares, 2,098,779 of which are held through The Liverpool Limited Partnership, a Bermuda limited partnership which is a wholly-owned subsidiary of Elliott. Elliott International and EICA share voting and dispositive power for 13,682,407 shares.
4.	Based solely on a Schedule 13G filed by Paulson & Co. Inc. with the SEC on February 14, 2014, disclosing ownership as of December 31, 2014. The address of Paulson & Co. Inc. is 1251 Avenue of the Americas, New York, NY 10020. Paulson & Co. Inc. has sole voting power and sole dispositive power for 14,250,000 shares.
5.	Based solely on a Schedule 13G filed by The Vanguard Group with the SEC on February 12, 2014, disclosing ownership as of December 31, 2013. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. According to the Schedule 13G, The Vanguard Group has sole voting power for 132,852 shares, sole dispositive power for 11,467,770 shares and shared dispositive power for 118,152 shares.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will have no public shareholders and there will be no public participation in any future meetings of shareholders of Compuware. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholders’ meetings.

Compuware will hold an annual meeting during the fiscal year ending March 31, 2015, only if the merger has not already been completed. Compuware has previously announced that such a meeting, the 2014 Annual Meeting of Shareholders, is expected to occur on December 12, 2014. If the merger is not completed and Compuware holds the 2014 Annual Meeting of shareholders, any shareholder that intends to present a proposal to be considered for inclusion in our proxy material in connection with the 2014 Annual Meeting of Shareholders must follow the procedures of Rule 14a-8 under the Exchange Act. As the announced date of the 2014 Annual Meeting of Shareholders has been changed by more than 30 days from the date of the previous year’s meeting, any proposal must be received at our corporate offices at the mailing address below by a reasonable time before Compuware begins to print and send its proxy materials in connection with the 2014 Annual Meeting of Shareholders. Compuware will publicly announce such a date if the 2014 Annual Meeting of Shareholders is held.

In general, shareholder proposals that are intended to be presented at our 2014 Annual Meeting of Shareholders, but that are not intended to be considered for inclusion in our proxy material related to that meeting, must be made in writing and sent to our Corporate Secretary either by hand or by certified or registered mail, return receipt requested, at our corporate offices at the mailing address below no earlier than the close of business on the 120th day prior to the one year anniversary of the preceding year’s annual meeting and no later than the close of business on the later of the 90th day prior to the one year anniversary of the preceding year’s annual meeting. Accordingly, we must receive written notice of such proposal or nomination and the information required by the bylaws on or after November 28, 2014 and on or before December 28, 2014. If, as was previously announced, Compuware calls for its 2014 Annual Meeting of Shareholders on a date that is more than 30 days before or more than 60 days after the anniversary date of the 2014 Annual Meeting of Shareholders, shareholder proposals that are intended to be presented at our 2014 Annual Meeting of Shareholders, but that are not intended to be considered for inclusion in our proxy material related to that meeting, must be made in writing and sent to our Corporate Secretary either by hand or by certified or registered mail, return receipt requested, at our corporate offices at the mailing address below no later than the close of business on the later of the 90th day prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is made by Compuware. In this circumstance, Compuware will publicly announce an advance notice deadline in advance of the 2014 Annual Meeting of Shareholders.

Any shareholder who gives notice of any such proposal will deliver therewith a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting (including the text of any resolutions or bylaw amendments proposed for consideration); all information relating to such proposed business that is required to be included in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 under the Exchange Act and the rules and regulations thereunder in connection with the meeting at which such proposed business is to be acted upon; a brief description of any material interest in such business of each shareholder making such proposal and a brief description of all agreements, arrangements and understandings between such shareholders and any other person or persons (including their names) in connection with the proposal of such business; as to each shareholder making the proposal: the name and address of such proposal and, as to the shareholder providing the notice, such name and address as they appear on Compuware’s books, a statement describing and quantifying in reasonable detail any material ownership interests, and whether the shareholder intends to solicit proxies from shareholders in support of such business; and a representation that the shareholder providing the notice intends to appear in person or by proxy at the meeting to propose the business identified in the shareholder’s notice. The chairman of the meeting will determine whether business was properly brought before the meeting.

Such proposals or nominations should be addressed to Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov. In addition, shareholders may obtain free copies of certain documents filed with the SEC by Compuware through the Investor Relations section of our website, and the “Financial Information” tab therein.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Compuware Corporation

Attn: Investor Relations

One Campus Martius

Detroit, Michigan 48226-5099

(313) 227-7300

If you would like to request documents from us, please do so by November 26, 2014, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that certain documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.compuware.com, and the “Financial Information” tab therein. The information included on our website is not incorporated into this proxy statement.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders call toll-free: (877) 825-8619

Banks and brokers call collect: (212) 750-5833

MISCELLANEOUS

Compuware has supplied all information relating to Compuware, and Parent has supplied, and Compuware has not independently verified, all of the information relating to Parent and Acquisition Sub contained in “Summary — Parties Involved in the Merger,” “Summary — Financing of the Merger” “The Merger — Parties Involved in the Merger” and “The Merger — Financing of the Merger.”

You should not send in your Compuware stock certificates until you receive transmittal materials after the merger is completed.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated November 4, 2014. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

PROJECT COPPER HOLDINGS, LLC,

PROJECT COPPER MERGER CORP.

and

COMPUWARE CORPORATION

Dated as of September 2, 2014

ARTICLE I

DEFINITIONS

A-i

A-ii

A-iii

Index of Defined Terms

2015 Bonuses	AppA-1
2015 Incentive Plans	AppA-1
Acquisition Agreement	AppA-1
Acquisition Sub	AppA-1
Adverse Recommendation Change	AppA-1
Affiliate	AppA-1
Aggregate Consideration	AppA-1
Aggregate Merger Consideration	AppA-1
Agreement	AppA-1
Antitrust Laws	AppA-1
Benefit Period	AppA-1
Blue Sky Laws	AppA-1
Book-Entry Shares	AppA-1
Business Day	AppA-1
Certificate of Merger	AppA-1
Certificates	AppA-1
claim	AppA-1
Closing	AppA-1
Closing Date	AppA-1
Code	AppA-1
Commitment Parties	AppA-1
Company	AppA-1
Company Benefit Plan	AppA-1
Company Business Units	AppA-2
Company Common Stock	AppA-2
Company Debt	AppA-2
Company Disclosure Letter	AppA-2
Company Equity Plans	AppA-2
Company Intellectual Property Rights	AppA-2
Company Material Adverse Effect	AppA-2
Company Material Contract	AppA-2
Company Option	AppA-2
Company Permits	AppA-2
Company Recommendation	AppA-2
Company Related Parties	AppA-3
Company SEC Documents	AppA-3
Company Shareholder Advisory Vote	AppA-3
Company Stock Units	AppA-3
Company’s Tax Calculations	AppA-3
Competing Proposal	AppA-3
Computer Systems	AppA-3
Confidentiality Agreement	AppA-3
Consent	AppA-3
Continuing Employees	AppA-3
Contract	AppA-3
control	AppA-3
Covisint	AppA-3
Covisint Sale	AppA-3
Covisint Sale Retention Amount	AppA-3
D&O Indemnified Parties	AppA-3

A-iv

debt	AppA-3
Debt Commitment Letters	AppA-3
Debt Financing	AppA-3
Debt Payoff Amount	AppA-3
Effective Time	AppA-3
Environmental Laws	AppA-4
Equity Commitment Letter	AppA-4
Equity Financing	AppA-4
ERISA	AppA-4
ERISA Affiliate	AppA-4
ESPP	AppA-4
Exchange Act	AppA-4
Exchange Fund	AppA-4
Expenses	AppA-4
Final ESPP Offering	AppA-4
Final IESPP Offering	AppA-4
Financing	AppA-4
Financing Agreements	AppA-4
Financing Commitments	AppA-4
Financing Sources	AppA-4
Firm	AppA-4
Fully Diluted Company Shares	AppA-5
GAAP	AppA-5
Goldman Sachs	AppA-5
Government Contract	AppA-5
Governmental Authority	AppA-5
Guarantor	AppA-5
Guaranty	AppA-5
Hazardous Materials	AppA-5
HSR Act	AppA-5
IESPP	AppA-5
Inactive Plans	AppA-5
Insurance Policies	AppA-5
Intellectual Property Rights	AppA-5
International Trade Laws	AppA-6
IRS	AppA-6
Knowledge	AppA-6
Law	AppA-6
Leased Real Property	AppA-6
Leases	AppA-6
Lien	AppA-6
Major Customer	AppA-6
Major Supplier	AppA-6
Marketing Period	AppA-6
MBCA	AppA-6
Merger	AppA-6
Merger Consideration	AppA-6
Merger Litigation	AppA-6
Michigan LARA	AppA-6
Notice of Superior Proposal	AppA-7
Notice Period	AppA-7
Open Source Software	AppA-7

A-v

Option Cash Payment	AppA-7
Order	AppA-7
Owned Real Property	AppA-7
Parent	AppA-7
Parent Expenses	AppA-7
Parent Material Adverse Effect	AppA-7
Parent Organizational Documents	AppA-7
Parent Related Parties	AppA-7
Parent’s Tax Objection	AppA-7
Paying Agent	AppA-7
Per Share Spin-Off Taxes	AppA-7
Permitted Lien	AppA-7
Person	AppA-8
Post-Closing Plans	AppA-8
Post-Closing Welfare Plans	AppA-8
Preliminary Aggregate Consideration	AppA-8
Proceeding	AppA-8
Proxy Statement	AppA-8
Reciprocal License	AppA-8
Release	AppA-8
Representatives	AppA-8
Required Information	AppA-8
Requisite Shareholder Approval	AppA-8
Reverse Termination Fee	AppA-8
Rights Agreement	AppA-8
Sarbanes-Oxley Act	AppA-8
SEC	AppA-8
SEC Clearance Date	AppA-8
Section 336(e) Agreement	AppA-9
Section 336(e) Election	AppA-9
Securities Act	AppA-9
Shareholders’ Meeting	AppA-9
Software	AppA-9
Solvent	AppA-9
Spin-Off	AppA-9
Spin-Off Agreements	AppA-9
Spin-Off Taxes	AppA-9
Stock Unit Payment	AppA-9
Subsidiary	AppA-9
Superior Proposal	AppA-9
Surviving Corporation	AppA-9
Takeover Laws	AppA-9
Tax	AppA-9
Tax Returns	AppA-10
Taxes	AppA-9
Termination Date	AppA-10
Termination Fee	AppA-10
Third Party	AppA-10
Unpaid Cash Incentive Award	AppA-10
Voting Agreements	AppA-10
WARN Act	AppA-10

A-vi

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 2, 2014, (this “Agreement”), is made by and among Project Copper Holdings, LLC, a Delaware limited liability company (“Parent”), Project Copper Merger Corp., a Michigan corporation and a direct wholly owned Subsidiary of Parent (“Acquisition Sub”), and Compuware Corporation, a Michigan corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and Acquisition Sub each have determined that it is advisable, fair to and in the best interests of its shareholders to effect a merger (the “Merger”) of Acquisition Sub with and into the Company pursuant to the Michigan Business Corporation Act (the “MBCA”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company has unanimously (i) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its shareholders and (iii) resolved to recommend the approval of this Agreement by the Company’s shareholders;

WHEREAS, the board of directors of each of Parent and Acquisition Sub have unanimously (i) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Acquisition Sub and its sole shareholder and (iii) recommended the approval of this Agreement by Acquisition Sub’s sole shareholder;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent and Acquisition Sub have delivered to the Company a limited guaranty (the “Guaranty”) of the Guarantor, dated as of the date hereof, pursuant to which the Guarantor has guaranteed certain obligations of Parent and Acquisition Sub;

WHEREAS, it is a condition to the Merger that the Company, prior to the Effective Time, either (i) distribute to the Company’s shareholders all of the shares of common stock of Covisint Corporation, a Michigan corporation and a direct, partially-owned subsidiary of the Company (“Covisint”) (such distribution, the “Spin-Off” and, together with the related transactions, actions, agreements and undertakings in connection therewith, the “Spin-Off Agreements”) or (ii) Covisint has entered into a definitive agreement with respect to a Covisint Sale;

WHEREAS, each of Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain of the Company’s shareholders have entered into voting agreements in the forms attached hereto as Exhibit I (the “Voting Agreements”), dated as of the date hereof, with Parent, pursuant to which, among other things, such Company shareholders have agreed to vote such Company shareholder’s shares of Company Common Stock in favor of the approval of this Agreement and against any Competing Proposals (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the MBCA, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Compuware Corporation” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Michigan.

Section 2.2 The Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties hereto, but no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), the Closing shall occur on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) a date during the Marketing Period to be specified by Parent on no less than two (2) Business Days’ notice to the Company and (b) the first Business Day immediately following the final day of the Marketing Period. The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP; Four Times Square; New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”).

Section 2.3 Effective Time.

(a) Concurrently with the Closing, the Company, Parent and Acquisition Sub shall cause a certificate of merger in customary form and substance (the “Certificate of Merger”) to be delivered for filing with the Michigan LARA. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Michigan LARA (such date and time of filing or such later time as may be agreed to by Parent, Acquisition Sub and the Company and as set forth in the Certificate of Merger being hereinafter referred to as the “Effective Time”).

(b) The Merger shall have the effects set forth in the applicable provisions of the MBCA. Without limiting the generality of the foregoing, from and after the Effective Time, (i) the Company shall be the surviving corporation in the Merger, (ii) all the property, rights, privileges, immunities, powers, franchises and liabilities of the Company and the Acquisition Sub are vested in the Surviving Corporation, (iii) the separate existence of Acquisition Sub shall cease and (iv) the Company shall continue to be governed by the laws of the State of Michigan.

Section 2.4 Articles of Incorporation and Bylaws. Subject to Section 6.6, at the Effective Time, the articles of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the articles of incorporation and bylaws, respectively, of Acquisition Sub, as in effect immediately prior to the Effective Time (other than the name of Acquisition Sub, which shall be replaced by the name of the Company), until thereafter amended in accordance with applicable Law and the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation.

Section 2.5 Board of Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 2.6 Officers. From and after the Effective Time, the officers of Acquisition Sub at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

(a) Cancellation of Company Securities. Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) held by the Company, if any, or by any of its Subsidiaries or held, directly or indirectly, by Parent or Acquisition Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares canceled pursuant to Section 3.1(a)) shall be converted into the right to receive an amount per share of Company Common Stock in cash equal to (i) $10.43 minus (ii) the Per Share Spin-Off Taxes (as finally determined pursuant to Section 6.20), without interest (the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall as of the Effective Time no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2, the Merger Consideration, without interest thereon.

(c) Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, no par value per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, no par value per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (other than pursuant to the Spin-Off), the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.1(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.2 Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Closing, Parent shall designate a bank or trust company (the “Paying Agent”), the identity and the terms of appointment of which to be reasonably acceptable to the Company (provided the transfer agent and registrar for the Company Common Stock shall be deemed acceptable to the Company), for the payment of the Merger Consideration as provided in Section 3.1(b). At or substantially concurrently with the Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the aggregate Merger Consideration payable pursuant to Section 3.1(b) (the “Aggregate Merger Consideration,” and such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 3.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1(b), except as expressly provided for in this Agreement.

(b) Letter of Transmittal. As promptly as reasonably practicable following the Effective Time and in any event not later than the fifth Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Share (other than the Company, its Subsidiaries, Parent and Acquisition Sub) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify).

(c) Timing of Exchange. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share upon the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(d) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or Parent for transfer or for any other reason, the holder of any such Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 3.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the Merger Consideration to which such holder is entitled pursuant to this Article III.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation as general creditor thereof for payment of their claims for Merger Consideration in respect thereof.

(f) No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

(h) Withholding. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the Treasury Regulations or any provision of applicable state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(i) No Further Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares.

Section 3.3 Company Options, Company Stock Units, Cash Incentive Compensation Awards.

(a) Treatment of Company Options. As of the Effective Time, unless otherwise agreed between Parent and any individual holder of a Company Option, each Company Option (whether or not vested) that is outstanding shall be canceled and shall entitle the holder thereof to receive in exchange therefore as soon as practicable following the Effective Time, an amount in cash (subject to any applicable withholding or other

Taxes or other amounts required by applicable Law to be withheld) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Option (treating all performance conditions as having been met) and (ii) the excess, if any, of the Merger Consideration, over the exercise price per share of Company Common Stock underlying such Company Option (the “Option Cash Payment”). Without limiting the generality of the foregoing, as of the Effective Time, each Company Option having an exercise price per share equal to or more than the Merger Consideration shall be canceled and the holder thereof shall not be entitled to any payment or other consideration in respect thereof. Following the Effective Time, any Company Option canceled in accordance with this Section 3.3 shall no longer be exercisable and shall only entitle the Company Option holder to the Option Cash Payment, which shall be paid as of, or promptly following, the Effective Time. The Surviving Corporation shall pay, or shall cause one of its Subsidiaries to pay, the Option Cash Payment through its payroll system as soon as practicable following the Effective Time.

(b) Treatment of Company Stock Units. Except as set forth in Section 3.3(b) of the Company Disclosure Letter, as of the Effective Time, any vesting conditions or restrictions applicable to each Company Stock Unit outstanding immediately prior thereto shall lapse and the holder thereof shall receive an amount in cash (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock Unit and (ii) the Merger Consideration (the “Stock Unit Payment”). The Surviving Corporation shall pay, or shall cause one of its Subsidiaries to pay, such Stock Unit Payment through its payroll system as soon as practicable following the Effective Time.

(c) Treatment of Company Cash Incentive Compensation Awards. As of the Effective Time, any unpaid incentive compensation (each, an “Unpaid Cash Incentive Award”) which has been allocated or awarded to any Company employee with respect to fiscal year 2014 under the Company’s Fiscal Year (FY) 2014 Executive Incentive Plan and which, as of the Effective Time, is contingent only upon the continued employment of the applicable Company employee to a subsequent date, shall entitle the applicable Company employee to receive an amount in cash (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) equal to the amount of his or her Unpaid Cash Incentive Award; provided that the aggregate amount of the Unpaid Cash Incentive Awards shall not exceed $1,675,000. The Surviving Corporation shall pay, or shall cause one of its Subsidiaries to pay, such payment in settlement of the Unpaid Cash Incentive Awards as of, or promptly following, the Effective Time.

(d) Termination of Company Equity Plans. Except as set forth in Section 3.3(d) of the Company Disclosure Letter, each of the Compuware Corporation Amended and Restated 2007 Long-Term Incentive Plan, the Compuware Corporation 2001 Broad Based Stock Option Plan, the Compuware Corporation Fiscal 1998 Stock Option Plan, the Compuware Corporation Stock Option Plan for Non-Employee Directors (the “Company Equity Plans”) and the Inactive Plans shall terminate as of the Effective Time and the provisions in any other program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company thereof shall be canceled as of the Effective Time, and the Company shall take all necessary actions in furtherance of the foregoing. The Company shall use its reasonable best efforts to ensure that following the Effective Time no participant in the Company Equity Plans or the Inactive Plans or other programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(e) Freeze and Termination of Employee Stock Purchase Plan. As soon as practicable following the date of this Agreement, the board of directors of the Company shall adopt resolutions or take such other actions as may be required to provide that, with respect to the Compuware Corporation Amended and Restated Employee Stock Purchase Plan (the “ESPP”): (i) all Offers and Purchase Periods (each as defined in the ESPP), shall be suspended upon the completion of the Purchase Period ending August 31, 2014 (the “Final ESPP Offering”) until terminated pursuant to clause (iii) below or until the termination of this Agreement in accordance with Section 8.1, (ii) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP as of the end of the Final ESPP Offering; and (iii) the ESPP shall be terminated immediately prior to the Effective Time. All shares of Company Common Stock purchased in the Final ESPP Offering shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

(f) Freeze and Termination of International Employee Stock Purchase Plan. As soon as practicable following the date of this Agreement, the board of directors of the Company shall adopt resolutions or take such other actions as may be required to provide that, with respect to the Compuware Corporation International Employee Stock Purchase Plan (the “IESPP”): (i) all Offers and Purchase Periods (each as defined in the IESPP), shall be suspended upon the completion of the Purchase Period ending August 31, 2014 (the “Final IESPP Offering”) until terminated pursuant to clause (iii) below or until the termination of this Agreement in accordance with Section 8.1, (ii) each IESPP participant’s accumulated contributions under the IESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the IESPP as of the end of the Final IESPP Offering;] and (iii) the IESPP shall be terminated immediately prior to the Effective Time. All shares of Company Common Stock purchased in the Final IESPP Offering shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

Section 3.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5 Transfers; No Further Ownership Rights. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Corporation for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 3.1(b), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares. Payment of the Merger Consideration in accordance with the terms of this Article III, and, if applicable, any unclaimed dividends declared prior to the Effective Time upon the surrender of Certificates, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed by the Company prior to the date of this Agreement (other than (x) any disclosures set forth under the headings “Risk Factors”, “Forward-Looking Statements” and any other disclosures included therein of information, factors or risks that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto, except as expressly referred to in the Company Disclosure Letter) (it being understood that any matter disclosed in any Company SEC Documents shall be deemed to be disclosed in a section of the Company Disclosure Letter and to qualify the Company’s representations and warranties hereunder only to the extent that it is reasonably apparent on the face of such disclosure in such Company SEC Documents that such disclosure is applicable to such section of the Company Disclosure Letter other than, in each case, any matters required to be disclosed for purposes of Section 4.2 and Section 4.9(b) of this Agreement which matters shall be specifically disclosed in the applicable section of the Company Disclosure Letter) or (ii) subject to Section 9.3(b), as disclosed in the corresponding section of the Company Disclosure Letter, the Company hereby represents and warrants to Parent as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Complete and correct copies of the Company’s articles of incorporation and bylaws, as currently in effect, are included in the Company SEC Documents and the Company is not in violation of any provision of such documents. Section 4.1 of the Company Disclosure Letter sets forth a complete and correct list of each Subsidiary of the Company and its place and form of organization.

Section 4.2 Capitalization.

(a) As of August 29, 2014, the authorized capital stock of the Company consists of (i) 1,600,000,000 shares of Company Common Stock, 220,152,182 of which were issued and outstanding (none of which are authorized but unissued shares of the Company that are held by the Company) and (ii) 5,000,000 shares of the Company’s preferred stock, no par value per share, no shares of which were outstanding. As of August 29, 2014, (A) an aggregate of 18,859,222 shares of Company Common Stock are subject to outstanding Company Options, (B) 2,979,971 shares of Company Common Stock are subject to Company Stock Units, (C) the Company has reserved 30,017,928 shares of Company Common Stock for future issuances under the Company Equity Plans, (D) the Company has reserved 1,985,093 shares of Company Common Stock for future issuances under the ESPP and the IESPP and (E) the Company has 59,320,393 shares of Company Common Stock reserved but not available for future issuance with respect to the Inactive Plans. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Equity Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Other than the outstanding awards under the Company Equity Plans, the ESPP, the IESPP or as set forth in Section 4.2(a) of the Company Disclosure Letter, there are no existing and outstanding (x) options, equity interests, restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments to issue or sell any shares of capital stock, equity interests or voting securities (including any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote) of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock, voting securities or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares, securities or equity interests or (y) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (z) other than the Voting Agreements, voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

(b) Except as set forth in Section 4.2(b) of the Company Disclosure Letter, all of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company or the relevant wholly-owned Subsidiary and free and clear of all Liens except for restrictions of general applicability imposed by applicable securities laws and Permitted Liens.

(c) Except as set forth on Section 4.2(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

(d) Except as set forth on Section 4.2(d) of the Company Disclosure Letter, the aggregate consideration for Company Common Stock, Company Stock Units and Company Options payable to the holders thereof under Article III as of the Effective Time (the “Aggregate Consideration”), shall not exceed $2,353,222,541 (the “Preliminary Aggregate Consideration”) which, as of August 29, 2014, consists of amounts not to exceed (i) $2,296,187,258 with respect to shares of Company Common Stock, (ii) $31,081,098 with respect to Common Stock Units and (iii) $25,954,185 with respect to Company Options; provided, that, the Company shall not be deemed to have breached this Section 4.2(d) solely by virtue of (1) proper exercises of Company Options, (2) purchases of Company Common Stock in accordance with Section 3.3(e) and Section 3.3(f) hereof pursuant to the Final ESPP Offering or the Final IESPP Offering, (3) grants of Company Options or Company Stock Units to newly hired or promoted employees in accordance with Section 6.1(e) or (4) the issuance of Company Common Stock as a result of the vesting of Company Stock Units outstanding as of August 29, 2014 in accordance with their terms, so long as after giving effect to such exercises, purchases and issuances the Aggregate Consideration does not exceed the sum of (x) the Preliminary Aggregate Consideration, (y) the aggregate exercise price paid to the Company in connection with the exercise of Company Options after August 29, 2014 and (z) the amount paid by participants to purchase Company Common Stock pursuant to the Final ESPP Offering and the Final IESPP Offering. Notwithstanding anything to the contrary in this Agreement, Parent, Acquisition Sub and the Company acknowledge, agree and understand that the Spin-Off Taxes and any equitable adjustment in the exercise price of outstanding Company Options as a result of the Spin-Off or Covisint Sale (subject to the $11,000,000 limit set forth in Section 6.2(e)) will change the values in this Section 4.2(d) and such change is not included in the Preliminary Aggregate Consideration or Aggregate Consideration.

(e) Except as provided in Section 6.1(c), Section 6.2(e) or as required by the terms of any Company Equity Plan (subject to the $11,000,000 limit set forth in Section 6.2(e)), consummation of the Spin-Off will not result in any adjustment to the exercise price, number of shares issuable or other similar cash or non-cash adjustment, including with respect to any Company Options or Common Stock Units.

Section 4.3 Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Shareholder Approval and the occurrence of the shareholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, regardless of the outcome of such vote (the “Company Shareholder Advisory Vote”), to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and except for the Requisite Shareholder Approval and the occurrence of the Company Shareholder Advisory Vote (regardless of the outcome of such vote), no other corporate action or Proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The board of directors of the Company has, by resolutions duly adopted by unanimous vote of the directors, (i) adopted and approved this Agreement and the other agreements and transactions contemplated hereby and thereby, including the Merger, (ii) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and Company’s shareholders, (iii) resolved to make the Company Recommendation (provided that any change or modification or rescission of such recommendation by the board of directors of the Company in accordance with Section 6.5(e) shall not be a breach of the representation in (iii)) and (iv) directed that this Agreement be submitted to the Company’s shareholders for their approval.

(c) The Company has all necessary corporate power and authority to execute and deliver the Spin-Off Agreements and to consummate the transactions contemplated thereby, including the Spin-Off. Prior to the execution of the Spin-Off Agreements and the consummation by the Company of the Spin-Off and the other transactions contemplated thereby, the Spin-Off will have been duly and validly authorized by all necessary corporate action by the Company. True and complete copies of the form of each of the Spin-Off Agreements will be provided to Parent for its approval prior to execution thereof. The Spin-Off will satisfy the requirements of, and will be carried out in accordance with, Section 345 of the MBCA and any applicable requirements of the organizational and governing documents of the Company and Covisint.

Section 4.4 No Conflict; Required Filings and Consents.

(a) Neither the execution, delivery or performance of this Agreement or the Spin-Off Agreements by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby will (i) contravene, conflict with, breach or violate any provision of the Company’s restated articles of incorporation or amended and restated bylaws or (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation or change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled, to cause the Company to grant or be obligated to grant to any Third Party any additional or new rights or licenses to the Company Intellectual Property Rights owned by the Company or any of its Subsidiaries, under any provision of any Company Material Contract, or (iv) result in the creation or imposition of any Lien, other than any Permitted Lien or any Lien created as a result of any action taken by Parent or Acquisition Sub, upon any of the property or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii), (iii) and (iv) any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) applicable requirements of and filings with the SEC under the Exchange Act, (ii) the filing of the Certificate of Merger with the Michigan LARA and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) applicable requirements under corporation or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 8.7, (v) filings with NASDAQ, (vi) compliance with and filings or notifications under the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or similar investment Laws (together with the HSR Act, “Antitrust Laws”) and (vii) such additional Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not (x) have, individually or in the aggregate, a Company Material Adverse Effect or (y) impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the transactions contemplated hereby on a timely basis.

Section 4.5 Permits; Compliance With Laws.

(a) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company and its Subsidiaries to carry on their business as it is now being conducted (the “Company Permits”), all Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension or cancellation of, any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) None of the Company or any of its Subsidiaries is in, or has been in since April 1, 2012, and to the Knowledge of the Company none of the Company or any of its Subsidiaries is under investigation by any Governmental Authority with respect to, any default or violation of any (i) Law applicable to the Company, any of its Subsidiaries or by which any of their respective properties or assets are bound or (ii) Company Permit, except for any such defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in Section 4.5(a) or this Section 4.5(b) is made with respect to Company SEC Documents or financial statements, “disclosure controls and procedures” or “internal control over financial reporting,” employee benefits matters, Intellectual Property Rights matters, Tax matters, real property matters or environmental matters, which are addressed exclusively in Section 4.6 (Company SEC Documents; Financial Statements), Section 4.8 (Disclosure Controls and Procedures), Section 4.12 (Employee Benefit Plans), Section 4.14 (Intellectual Property Rights), Section 4.15 (Taxes), Section 4.17 (Real Property), Section 4.18 (Environmental), Section 4.19 (International Trade Laws) and Section 4.20 (Anti-Bribery), respectively.

Section 4.6 Company SEC Documents; Financial Statements.

(a) Except as set forth in Section 4.6(a) of the Company Disclosure Letter, since April 1, 2012, the Company has timely filed or furnished (subject to any extensions permitted pursuant to, and in compliance with, Rule 12b-25 of the 1934 Act) with the SEC all certifications, forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents, and reports filed with the SEC, including any amendments, exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder) (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended, as of the date of the last amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(b) The Company has made available (including via the EDGAR system, as applicable) to Parent all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, since April 1, 2012. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(c) No Subsidiary of the Company is required to file or furnish any certifications, forms, proxy statements, prospectuses, registrations statements, documents or reports with, or make any other filing with, or furnish any other material to, the SEC.

(d) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K promulgated under the Exchange Act, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. Since April 1, 2012, the Company has promptly disclosed by filing a Form 8-K any change in or waiver of the Company’s code of ethics, as required by Section 406(b) of the Sarbanes-Oxley Act. Except as set forth in Section 4.6(d) of the Company Disclosure Letter, to the Knowledge of the Company, since April 1, 2012, there have been no violations of provisions of the Company’s code of ethics.

(e) Since April 1, 2012, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(f) The consolidated financial statements (including all related notes) of the Company included or incorporated by reference in the Company SEC Documents (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to immaterial normal year-end audit adjustments and to the absence of notes thereto).

Section 4.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in the proxy statement, or any amendment or supplement thereto, to be sent to the Company’s shareholders in connection with the approval by the shareholders of the Company of this Agreement (together with any amendments or supplements thereto, the “Proxy Statement”), will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act.

Section 4.8 Disclosure Controls and Procedures. The Company and each of its officers are, and have been since April 1, 2012, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Company and its managements have established and maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) to (A) ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities and (B) provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP, in each case as required by and in compliance with Rule 13a-15 promulgated under the Exchange Act. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the board of directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and have identified for the Company’s auditors any material weaknesses in such internal controls and (ii) any fraud, to the Knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 4.9 Absence of Certain Changes or Events. Since April 1, 2014, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice and (b) there has not been any change, event, development or state of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect. Since June 30, 2014 there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date hereof through the Effective Time without Parent’s written consent, would constitute a breach of Section 6.1(a), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n), (o), (p), (r), (s), (t), (w), (y) or (z), or, with respect to the foregoing clauses, Section 6.1(aa).

Section 4.10 No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s consolidated balance sheet as of June 30, 2014 (as amended or restated, as applicable) or the notes thereto included in the Company’s most recent 10-Q, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2014, (c) for liabilities or obligations incurred in connection with the transactions contemplated hereby or (d) for liabilities or obligations that would not have, individually or in the aggregate, a Company Material Adverse Effect, except as set forth in Section 4.10 of the Company Disclosure Letter, as of the date hereof, the Company and its Subsidiaries do not have any liabilities or obligations of any nature whatsoever, whether or not accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company.

Section 4.11 Litigation. Except as set forth in Section 4.11 of the Company Disclosure Letter, there is no (and since April 1, 2012, there has not been any) material Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any present or former officer, director or employee of the Company or any of its Subsidiaries for whom the Company or any of its Subsidiaries may be liable before (or in the case of threatened Proceedings, that would be liable for) or by any Governmental Authority nor is there any material judgment, injunction, writ, Order or decree (including against any of the Company Intellectual Property Rights where any of the foregoing restricts the use, validity or enforceability thereof) of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving the Company or any of its Subsidiaries. As of the date hereof, there is no Proceeding pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.12 Employee Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each material Company Benefit Plan (which list may reference a form of such Company Benefit Plan). For purposes of this Agreement, the term “Company Benefit Plan” shall mean (i) any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or otherwise has or could reasonably be expected to have any liability or obligation; and (ii) each other employee benefit plan, program or arrangement, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive, cash bonus or incentive compensation, retirement or deferred compensation, profit-sharing, unemployment or severance compensation, or employment or consulting or independent contractor, agreement, plan, policy, program or arrangement for any current or former employee or director of, or other service provider to the Company or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any liability.

(b) The Company has made available to Parent a true and complete copy of each material Company Benefit Plan and all amendments thereto and a true and complete copy of the following items with respect thereto (in each case, only if applicable): (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500 and (iv) the most recently received IRS determination letter or IRS opinion letter.

(c) Except as would not have a Company Material Adverse Effect, each of the Company Benefit Plans has been established, maintained, operated, administered and funded in accordance with its terms and in compliance with applicable Laws and Contracts. No Company Benefit Plan has any unfunded liabilities that would have a Company Material Adverse Effect.

(d) To the Knowledge of the Company, none of the Company, its Subsidiaries, any Company Benefit Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any Subsidiary, any Company Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a Tax imposed pursuant to section 4975 or 4976 of the Code.

(e) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Company Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Company Benefit Plan, and to the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan. Each Company Benefit Plan maintained for employees outside of the United States that is intended to receive favorable Tax treatment under applicable Tax Laws has been qualified, registered or similarly determined (as applicable) to satisfy the requirements of such Tax Laws, except as would not give rise to material liability.

(f) No liability or obligation under Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code has been incurred by the Company or any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) within the six (6) year period preceding the Effective Time that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability. No Company Benefit Plan maintained for employees outside of the United States is a defined benefit or similar type of plan or arrangement, other than those plans or arrangements that are required to be maintained pursuant to applicable Law.

(g) Except as would not have a Company Material Adverse Effect, there are no (i) claims, actions, suits, audits, disputes or claims (other than routine claims for benefits) pending, or, to the Knowledge of the Company, threatened against or affecting any Company Benefit Plan, by any Governmental Authority, employee, beneficiary, or participant covered under such Company Benefit Plan, as applicable, or otherwise involving such Company Benefit Plan.

(h) Neither the execution or delivery of this Agreement nor the consummation of the Merger will (i) entitle any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries to any material payment, except as expressly provided in this Agreement, (ii) materially increase the amount or value of any benefit or compensation or other obligation payable or required to be provided to any such director, employee, consultant or independent contractor, or any Company Benefit Plan, or (iii) accelerate the time of payment or vesting of amounts due any such director, employee, consultant or independent contractor or accelerate the time of any funding (whether to a trust or otherwise) of compensation or benefits in respect of any of the Company Benefit Plans, except as expressly provided in this Agreement.

(i) Except as set forth in Section 4.12(i) of the Company Disclosure Letter, none of the Company or its Subsidiaries has any material obligations for post-termination health or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code for which the covered individual pays the full cost of coverage).

(j) The Company and its Subsidiaries have no liabilities or other obligations with respect to the compensation (including base salary, bonus and other incentive compensation (whether cash, equity or otherwise)) and benefits payable in respect of the employees, consultants and independent contractors of Covisint and its Subsidiaries with respect to such employees’, consultants’ and independent contractors’ employment with, or provision of services to, Covisint and its Subsidiaries, other than with respect to Covisint employees who may own any equity securities of the Company.

Section 4.13 Labor Matters. Except as set forth in Section 4.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any works council or collective bargaining agreement, or other similar agreement with any labor organization or employee representative. There are no labor related strikes, walkouts, work stoppages, or other material organized labor disputes pending or, to the Company’s Knowledge, threatened, and, since April 1, 2012, neither the Company nor any of its Subsidiaries has experienced any such labor related strike, walkout, work stoppage, or other material organized labor disputes. To the Company’s Knowledge, there is no (and since April 1, 2012 there has been no) pending organizing activity and no labor union or works council has made a pending written demand for recognition or certification, in each case, with respect to any employees of the Company or any of its Subsidiaries.

Section 4.14 Intellectual Property Rights.

(a) The Company and its Subsidiaries own, or have a valid right to use in the manner currently used, all Intellectual Property Rights that are used in the business of the Company and its Subsidiaries as currently conducted (the “Company Intellectual Property Rights”), and (i) such Company Intellectual Property Rights will be owned by or available for use by the Company and its Subsidiaries after the Closing on terms and conditions identical, in all material respects, to those under which the Company and its Subsidiaries owned or used such Company Intellectual Property Rights immediately prior to the Closing, except as would not have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) neither the Company nor any of its Subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice challenging the validity of any of the Company Intellectual Property Rights. The Company and its Subsidiaries have taken commercially reasonable steps under the circumstances to protect and maintain the secrecy of its and their material trade secrets. To the Company’s Knowledge, the material Company Intellectual Property Rights that are the subject of a patent or registration owned by the Company or any of its Subsidiaries are valid, subsisting and enforceable.

(b) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate, or violate, and has not in the three (3) years prior to the date hereof, infringed, misappropriated, or violated any Intellectual Property Rights of any other Person. None of the Company or any of its Subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand, unsolicited offer to license or notice alleging any such infringement, misappropriation or violation by the Company or any of its Subsidiaries that has not been settled or otherwise fully resolved, except for any such infringement that would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, no other Person is infringing, misappropriating or violating any Company Intellectual Property Rights, except for any such infringement as would not have, individually or in the aggregate, a Company Material Adverse Effect. This Section 4.14(b) constitutes the only representation and warranty of the Company with respect to any actual or alleged infringement or other violation of any Intellectual Property Rights of any other Person.

(c) Section 4.14(c) of the Company Disclosure Letter lists all Software, including Open Source Software, licensed to the Company (and the associated Software license agreement identifying the applicable licensor) that is embedded, integrated, bundled with or otherwise distributed with the products and offerings of the Company or any of its Subsidiaries, including any Software (or portions thereof) from which the products and offerings of the Company or any of its Subsidiaries inherit, link, or otherwise call functionality (including libraries or other shared-source repositories). With respect to Open Source Software, Section 4.14(c) of the Company Disclosure Letter sets forth a complete and accurate list of (i) each item of Open Source Software that is used in, incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or made available with any product or offering of the Company or any of its Subsidiaries (or, with respect to third party Software that is not, to the Knowledge of the Company, Open Source Software, identifies such third party Software) and (ii) the name and version number of the applicable license agreement for each such item of Open Source Software. Except as set forth on Section 4.14(c) of the Company Disclosure Letter, no Software that has been licensed or made available to the Company or any of its Subsidiaries for use in their business under a Reciprocal License is used in such a way that requires: (A) the disclosure or distribution of any material proprietary Software of the Company (other than such item of Software licensed under a Reciprocal License itself) in source code form, (B) a requirement that any distribution of any material proprietary Software of the Company (other than such item of Software licensed under a Reciprocal License itself) be at no charge, (C) a requirement that any other licensee of the Software be permitted to modify, make derivative works of or reverse engineer any material proprietary Software of the Company, or (D) the grant of any material patent rights of the Company with respect to the business (other than patent rights in such item of Software licensed under a Reciprocal License itself).

(d) The Company and its Subsidiaries are in compliance with all applicable Laws and all of the Company’s or its Subsidiaries’ published policies and contractual obligations relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company and its Subsidiaries, except where the failure to be in compliance would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, during the three (3) years prior to the date hereof, neither the Company nor its Subsidiaries have experienced any incident in which personally identifiable information or other information protected under applicable Law relating to individuals was stolen or improperly accessed, including any breach of security.

(e) Section 4.14(e) of the Company Disclosure Letter sets forth a correct and complete list as of the date hereof of all (i) patented or registered Intellectual Property Rights owned by the Company or any of its Subsidiaries, and (ii) pending patent applications and applications for other registrations of Intellectual Property Rights filed by or on behalf of the Company or any of its Subsidiaries, including, to the extent applicable, the jurisdictions in which each such Intellectual Property Right has been issued or registered or in which any application for such issuance and registration has been filed. As of the date of this Agreement, all necessary registration, maintenance and renewal fees in connection with the foregoing have been paid and all necessary documents and certificates in connection with the foregoing have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the foregoing.

(f) The Company and its Subsidiaries have entered into with all of its current and former employees and independent contractors who have performed or assisted the Company or its Subsidiaries in product development efforts (i) written assignment agreements assigning all Intellectual Property Rights created or developed within the scope of employment or engagement, as applicable, and (ii) written confidentiality agreements protecting the trade secrets and confidential information of the Company or its Subsidiaries. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any material proprietary source code of any of the products or offerings of the Company or any of its Subsidiaries be disclosed or delivered to any third party by the Company, any of its Subsidiaries or any person acting on their behalf. To the Knowledge of the Company, as of the date hereof, there has been no unauthorized theft or disclosure of any material proprietary source code of any of the products or offerings of the Company or any of its Subsidiaries.

(g) The Software, computer firmware, computer hardware, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, peripherals and computer systems, including any outsourced systems and processes, that are owned or used by the Company or any of its Subsidiaries in the conduct of their respective businesses (collectively, the “Computer Systems”) are reasonably sufficient for the immediate needs of the Company and its Subsidiaries, including as to capacity, and ability to process current and anticipated peak volumes in a timely manner. The Computer Systems are in sufficiently good working condition to perform all information technology operations and include a sufficient number of license seats for all Software, in each case as necessary for the operation of the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries use commercially reasonable efforts to protect the Computer Systems from becoming infected by any disabling codes or instructions, including any virus, worm, Trojan horse, automatic restraint, time bomb or any other feature or function that cause erasing, destroying, or corrupting of Software, systems, databases, or data. To the Knowledge of the Company, in the last eighteen (18) months prior to the date hereof, there have been no unauthorized intrusions or breaches of security, failures, breakdowns, continued substandard performance or other adverse events affecting any such Computer Systems that have caused any substantial disruption of or interruption in or to the use of such Computer Systems. The Company and its Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, act in material compliance therewith, and have taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.

(h) No government funding, facilities, resources or Intellectual Property Rights of a university, college, other educational institution, or research center was used in the development of the material Intellectual Property

Rights owned by the Company or its Subsidiaries and, to the Knowledge of the Company, no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to such Intellectual Property Rights (including any “march in” rights).

Section 4.15 Taxes. Except as set forth in Section 4.15 of the Company Disclosure Letter:

(a) (i) The Company and each of its Subsidiaries have filed all Tax Returns required to be filed by any of them; (ii) each of such filed Tax Returns (taking into account all amendments thereto) is complete and accurate in all material respects; and (iii) all income and other material Taxes payable by the Company and its Subsidiaries whether or not shown to be due on such Tax Returns have been timely paid in full, except for Taxes for which adequate accruals or reserves have been established in accordance with GAAP.

(b) (i) Neither the Company nor any of its Subsidiaries has received written notice of any audit, examination, investigation or other Proceeding from any taxing authority for any material amount of unpaid Taxes asserted against the Company or any of its Subsidiaries, which have not been fully paid or settled; (ii) there are no material Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens; and (iii) with respect to any Tax years open for audit as of the date hereof, neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any income or other material Tax.

(c) Neither Company nor any of its Subsidiaries is or has been, within the last five years, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(d) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b) in any Tax year for which the statute of limitations has not expired.

(e) Each of the Company and its Subsidiaries has properly withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party.

(f) The accrual for Taxes on the most recent balance sheet of the Company and its Subsidiaries included in the Company SEC Documents would be adequate in accordance with GAAP to pay all Tax liabilities of the Company and its Subsidiaries if its current taxable year were treated as ending on the date of such balance sheet. Since the date of such balance sheet, the Company and its Subsidiaries, taken as a whole, have not incurred any material Tax liability outside of the ordinary course of business.

(g) None of the Company or its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement, other than (i) any such agreement solely among the Company and its Subsidiaries, (ii) any such agreement with customers, vendors, lessors or similar third parties entered into in the ordinary course of business and not primarily related to Taxes or (iii) any such agreement that as of the Closing Date is reasonably expected to terminate without any further material payments being required to be made.

(h) No material claim has ever been made in writing by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction.

(i) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is still in effect.

(j) None of the Company or its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or

(B) has any liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(k) None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) or any corresponding or similar provision of state, local or non-U.S. law; (ii) “closing agreement” as described in Code Section 7121 or any corresponding or similar provision of state, local or non-U.S. law; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulation under Code Section 1502 or any corresponding or similar provision of state, local or non-U.S. tax law; (iv) installment sale described in Code Section 453 or any corresponding or similar provision of state, local or non-U.S. tax law made prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(l) During the last six (6) years, and except to the extent adequately reserved in accordance with GAAP, the prices and terms for the provision of any property or services undertaken by the Company and its Subsidiaries have been arm’s length for purposes of the relevant transfer pricing laws in all material respects, and all material documentation required by such laws has been timely prepared or obtained in accordance with such laws and, to the extend required by such laws, retained.

(m) Section 4.15(m) of the Company Disclosure Letter set forth the federal Tax classification for each of the Company’s Subsidiaries for U.S. federal income Tax purposes.

(n) Each contract, arrangement, or plan of the Company and its Subsidiaries that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder in all material respects. To the Knowledge of the Company, none of the Company or its Subsidiaries has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

(o) None of the Company or its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding or similar provision of state, local or non-U.S. law).

(p) Except to the extent that Section 4.12 relates to Taxes, the representations and warranties set forth in Section 6.20 and this Section 4.15 shall constitute the only representations and warranties with respect to Taxes.

Section 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or their respective properties or assets are bound, except for this Agreement, that:

(i) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii) is a joint venture, alliance, partnership or similar agreement, including pursuant to which any Intellectual Property Rights are jointly created or owned, that is material to the operation of the Company or any of its Subsidiaries;

(iii) is a shareholders agreement or agreement relating to the issuance, voting, repurchase, redemption or transfer of any securities of the Company or any of its Subsidiaries or the granting of any registration rights with respect thereto;

(iv) provides for the development of any material Company Intellectual Property Rights, owned or purported to be owned by the Company or any of its Subsidiaries, independently or jointly, by or for the Company or any of its Subsidiaries, other than agreements between the Company or any of its Subsidiaries and its respective current and former employees who have executed the Company’s form employee Agreement in the form made available to Parent;

(v) is a material settlement agreement, cross-license agreement, concurrent use agreement, covenant not to sue or standalone indemnification agreement;

(vi) pursuant to which the Company or any of its Subsidiaries has agreed to provide any Person with access to the material proprietary source code for any of the current products or offerings of the Company or any of its Subsidiaries, or to provide for the material proprietary source code of any of the current products or offerings of the Company or any of its Subsidiaries to be put in escrow;

(vii) pursuant to which the Company or any of its Subsidiaries has been granted a material license to Intellectual Property Rights;

(viii) (A) restricts in any material respect the right of the Company or any Subsidiary to engage or compete in any line of business, market or in any geographic area or with any Person, including with respect to hiring or soliciting for hire the employees or contractors of any third party (other than non-hire and non-solicitation provisions that are not material and are entered into in the ordinary course), (B) grants any exclusive rights to any Person, including without limitation any exclusive license or supply or distribution agreement or other exclusive rights or which, pursuant to its terms, could have such effect after the Closing of the transactions contemplated hereby or (C) grants any rights of first refusal or rights of first negotiation with respect to any material Company Intellectual Property Rights, product or service of the Company;

(ix) is (A) for each Company Business Unit, a top 25 Contract by revenue for fiscal year 2014 or (B) a top 25 vendor Contract by total expenditure for fiscal year 2014;

(x) is a consulting (other than those that are terminable on no more than thirty (30) days’ prior notice for consideration of less than $25,000), change of control, retention or severance agreement or arrangement or employment agreement or arrangement with a term of at least six months, in each case, (x) with any officer of the Company or its Subsidiaries, (y) which involves annual base salary in excess of $200,000 or (z) which includes any bonus or other amount payable in connection with the transactions contemplated hereby (other than any payments contemplated by Article III of this Agreement);

(xi) is a loan, guarantee of indebtedness or credit agreement, security agreement, note, mortgage, indenture or other binding commitment (other than those between the Company and its Subsidiaries) relating to indebtedness for borrowed money or the deferred purchase price of property (in each case, whether incurred, assumed, guaranteed or secured by any asset), but excluding any ordinary course trade payables and receivables;

(xii) pursuant to which the Company or any of its Subsidiaries has any material obligations or liabilities as guarantor, surety, co-signer, endorser or co-maker in respect of any obligation of any Person (other than the Company or any of its Subsidiaries), or any capital maintenance, keep well or similar agreements or arrangement;

(xiii) creates or grants a Lien on material properties or other material assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(xiv) is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement (other than agreements to purchase or acquire inventory in the ordinary course of business) (A) which has not been fully satisfied or performed (other than confidentiality obligations) or under which the Company or any of its Subsidiaries has any ongoing obligations, (B) which involved consideration (including assumption of debt) in excess of $5 million and was entered into after April 1, 2012 or (C) pursuant to which any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than $500,000;

(xv) is a collective bargaining agreement or similar agreement with any labor union or association representing employees of the Company or any of its Subsidiaries, other than “works councils” required by applicable Law;

(xvi) is a Contract with any director, officer or affiliate of the Company or any of its Subsidiaries (or, to the Knowledge of the Company, any immediate family member or Affiliate of any director, officer or affiliate of the Company or any of its Subsidiaries) and involves material continuing liabilities or obligations of the Company or its Subsidiaries excluding (A) any Company Benefit Plans and (B) any Contract between the Company or any of its Subsidiaries, on the one hand, and Covisint, on the other hand;

(xvii) is a Contract that involves any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract or any other interest-rate, commodity price, equity value or foreign currency protection contract of a duration in excess of one year;

(xviii) is a Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or asset;

(xix) is a Contract that would prohibit or materially delay the consummation of the Merger; or

(xx) is a top 20 Government Contract by revenue for fiscal year 2014.

(b) To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder, where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary and, to the Knowledge of the Company, the other parties thereto, except such as would not, individually or in the aggregate, have a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought. Neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement, any written or, to the Knowledge of the Company, oral notice relating to the termination or non-renewal, in whole or in part, of any Company Material Contract.

(c) Except as set forth in Section 4.16(c) of the Company Disclosure Letter, complete, correct and unredacted copies of each Company Material Contract, as amended and supplemented, have been filed with the SEC or made available by the Company to Parent or its Representatives.

(d) Except as set forth in Section 4.16(d) of the Company Disclosure Letter, to the Knowledge of the Company, no Government Contract (i) requires any security clearance or access to classified information to successfully perform; or (ii) has been audited or had incurred costs disallowed or funds subjected to a formal offset or withholding.

(e) Except as set forth in Section 4.16(e) of the Company Disclosure Letter, since April 1, 2013, (A) there have not been any allegations of fraud, any disclosures of credible evidence of fraud, or any unremitted material overpayments in connection with a Government Contract, nor to the Knowledge of the Company have there been any investigations, demands, subpoenas or other document requests regarding any such concerns and (B) neither the Company nor, to the Knowledge of the Company, any of its Representatives, consultants or agents have been (or to the Knowledge of the Company are proposed or threatened with being) debarred, suspended or excluded or determined to be non-responsible or ineligible for contracts with a Governmental Authority.

Section 4.17 Real Property.

(a) All real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”) is disclosed in Section 4.17(a) of the Company Disclosure Letter. With respect to the Owned Real Property, (i) neither the Company nor any of its Subsidiaries has received written notice of any condemnation Proceeding or proposed action or agreement for taking in lieu of condemnation (nor to their Knowledge, is any such Proceeding, action or agreement pending or threatened) with respect to any portion of the Owned Real Property and (ii) all buildings and improvements located on the Owned Real Property and used in the business of the Company are in a condition that is sufficient for the operation of the business of the Company.

(b) All real property leased, subleased, licensed or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”) together with all Leases are disclosed in Section 4.17(b) of the Company Disclosure Letter. All buildings and improvements used in the business of the Company at the Leased Real Property are in a condition that is sufficient for the operation of the business of the Company thereat.

(c) As of the date hereof, the Company and/or its Subsidiaries have good fee simple title to all Owned Real Property and valid leasehold, subleasehold or license interests in all Leased Real Property free and clear of all Liens, except Permitted Liens.

(d) As of the date hereof, (i) neither the Company nor any of its Subsidiaries has received any written communication from, or given any written communication to, any other party to a lease for Leased Real Property or any lender, alleging that the Company or any of its Subsidiaries or such other party, as the case may be, is in default under any such Lease, (ii) no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under any such Lease, (iii) except as disclosed in Section 4.17(d) of the Company Disclosure Letter, neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

Section 4.18 Environmental. Except as would not reasonably be expected, individually or in the aggregate, to result in any material liability for the Company or any of its Subsidiaries:

(a) the Company and its Subsidiaries are and since January 1, 2009 have been in compliance with all applicable Environmental Laws, including, but not limited to, possessing and complying with all Company Permits required for their operations or occupation of any real property under applicable Environmental Laws;

(b) there is no pending or threatened Proceeding pursuant to any Environmental Law against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received written notice from any Person, including but not limited to any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved. Neither the Company nor any of its Subsidiaries is a party or subject to any administrative or judicial Order or decree pursuant to Environmental Law;

(c) with respect to the Owned Real Property and the Leased Real Property and any properties formerly owned, leased or operated by the Company or any of its Subsidiaries, there have been no Releases, spills, or discharges of Hazardous Materials on, in, from or underneath any of such properties or facilities that (i) has caused environmental contamination at such properties or facilities that has resulted or would result in an obligation of the Company or any of its Subsidiaries to remediate such environmental contamination pursuant to applicable Environmental Law, or (ii) has resulted or would result in liability of the Company or any of its Subsidiaries pursuant to applicable Environmental Law; and

(d) the Company has furnished to Parent copies of all material environmental audits, assessments and reports, and all other material documents bearing on environmental, health or safety liabilities, in its possession, prepared since January 1, 2009, relating to the past or current operations, properties or facilities of the Company or its Subsidiaries.

Section 4.19 International Trade Laws. The Company and its Subsidiaries, including their directors, officers, and employees, and to the Knowledge of the Company and its Subsidiaries, all agents and other persons acting on their behalf, are in compliance in all material respects with all applicable International Trade Laws. Except as set forth in Section 4.19 of the Company Disclosure Letter, none of the Company or any of its Subsidiaries, or any of their directors or officers are aware of any civil or criminal investigation, audit or any other inquiry, or any allegations, internal investigations or reviews, or other facts or circumstances, involving or otherwise relating to any potential or actual violation of International Trade Laws by the Company or its Subsidiaries, or any of their directors, officers or employees, or any agents or other persons acting on their behalf.

Section 4.20 Anti-Bribery. The Company and its Subsidiaries, including the directors, officers, agents, and persons acting on their behalf, are in compliance in all material respects with all applicable anti-bribery and anti-money laundering laws. Since April 1, 2012, none of the Company or any of its Subsidiaries, including the directors and officers, or to the Knowledge of the Company or its Subsidiaries, any agents or other persons acting on their behalf, have provided, offered, gifted or promised, directly or indirectly, anything of value to any official of any Governmental Authority, political party, or candidate for government office, nor provided or promised anything of value to any other person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly, to any official of any Governmental Authority, political party or candidate for government office, for the purposes of securing any improper advantage for the benefit of the Company and its Subsidiaries or assisting the Company and its Subsidiaries in obtaining or retaining business for or with, or directing business to, any person.

Section 4.21 Rights Agreement. Assuming the accuracy of the representation contained in Section 5.13, the Company has taken all actions necessary or required under the Rights Agreement, dated as of October 25, 2000, between the Company and Equiserve Trust Company, N.A., as Rights Agent (as amended, the “Rights Agreement”), to cause the Rights Agreement to be rendered inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement.

Section 4.22 Vote Required; Appraisal Rights and Takeover Statutes. Assuming the accuracy of the representation contained in Section 5.13, the approval of this Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Shareholders’ Meeting (the “Requisite Shareholder Approval”) and the Company Shareholder Advisory Vote (regardless of the outcome of such vote) are the only votes of holders of securities of the Company that are required in connection with the consummation of any of the transactions contemplated hereby (including the Spin-Off or Covisint Sale, as applicable). No current or former holder of Company Common Stock is entitled to appraisal, quasi-appraisal or similar rights under the MBCA, and the Board of Directors of the Company has not adopted any resolution or taken any other action that could entitle any current or former holder of Company Common Stock to any appraisal, quasi-appraisal or similar rights following the Closing. Assuming the accuracy of the representations and warranties of Parent and Acquisition Sub set forth herein, no state takeover statute or similar statute, including, without limitation, any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover Laws (including Section 780 of the MBCA) and regulations of any state or comparable antitakeover provision of the restated certificate of incorporation or bylaws of the Company (“Takeover Laws”) applies or purports to apply to this Agreement, the Merger or the transactions contemplated by this Agreement. To the extent applicable, the Board of Directors of the Company has adopted and approved a resolution (which resolution shall remain in effect until the Effective Time) pursuant to Section 782(1)(b) of the MBCA to exempt Parent, Merger Sub and their existing or future affiliates from the requirements of Section 780 of the MBCA.

Section 4.23 Brokers. Except for those Persons set forth in Section 4.23 of the Company Disclosure Letter and Goldman, Sachs & Co. (“Goldman Sachs”) and Allen & Company LLC, whose fees and expenses shall be borne solely by the Company and which fees and expenses will not exceed the amounts set forth in Section 4.23 of the Company Disclosure Letter, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement (including the Spin-Off) based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or any of their respective Affiliates (other than Covisint or its Subsidiaries; provided that the Company and its Subsidiaries shall have no liability for any such arrangements made by or on behalf of Covisint or its Subsidiaries).

Section 4.24 Opinion of Financial Advisor. The board of directors of the Company has received the opinion, dated as of the date hereof, of Goldman Sachs that, as of the date hereof and subject to the limitations and assumptions set forth in such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock. A signed copy of such opinion will be made available to Parent for informational purposes only promptly after receipt thereof.

Section 4.25 Insurance. Section 4.25 of the Company Disclosure Letter lists, as of the date hereof, all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (the “Insurance Policies”). The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice. The Insurance Policies are in full force and effect and will be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any Insurance Policies in effect at any time during the past five (5) years. The Company and its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written or, to the Knowledge of the Company, oral notice that they are in breach or default with respect to any obligation or provisions under any Insurance Policy, and neither the Company nor its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of the Insurance Policies, other than as would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice of cancellation or termination with respect to any Insurance Policy that is held by, or for the benefit of, any of the Company or any of its Subsidiaries. There is no material claim by the Company or any of its Subsidiaries pending, nor has there been any material claim pending during the past three (3) years, under any of such Insurance Policies as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies.

Section 4.26 Customers and Suppliers. Section 4.26(a) of the Company Disclosure Letter lists the ten largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended June 30, 2014) (each a “Major Customer”). Section 4.26(b) of the Company Disclosure Letter lists the ten largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended June 30, 2014) (each a “Major Supplier”). The Company has not received, as of the date of this Agreement, any written or, to the Knowledge of the Company, oral notice from any Major Customer or Major Supplier that it intends to terminate, or not renew, its relationship with the Company or its Subsidiaries.

Section 4.27 Affiliated and Related Party Transactions. As of the date hereof, except as disclosed in the Company SEC Documents, since April 1, 2012, no event has occurred and no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.28 Escheat. To the Company’s Knowledge, the Company and its Subsidiaries have complied with all applicable escheat Laws in all material respects.

Section 4.29 No Other Representations or Warranties. Except for the representations and warranties contained in Section 6.20 and this Article IV and any certificate delivered hereunder, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Acquisition Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Acquisition Sub or any other Person resulting from the distribution or failure to distribute to Parent or Acquisition Sub, or Parent’s or Acquisition Sub’s use of, any such information, including any information, documents, projections, estimates forecasts of other material made available to Parent or Acquisition Sub in any physical data room or any electronic data room for Project Copper and maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement or management presentations in expectation of the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in Section 6.20 and this Article IV or any certificate delivered hereunder. Notwithstanding the foregoing, nothing in this Agreement will limit any remedy Parent may have for fraud committed by the Company or any Representative of the Company (whether or not such fraud relates to a representation made in a written agreement between the parties).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification. Each of Parent and Acquisition Sub is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite company power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not have a Parent Material Adverse Effect. Each of Parent and Acquisition Sub is duly registered, qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such registration, qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company a complete and correct copy of the Parent Organizational Documents, as currently in effect, and neither Parent nor Acquisition Sub is in violation of any provision of such documents.

Section 5.2 Authority Relative to Agreement.

(a) Parent and Acquisition Sub have all necessary company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by Parent and Acquisition Sub, and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary company action by Parent and Acquisition Sub, and, except as contemplated by this Agreement, no other action or Proceeding on the part of Parent and Acquisition Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due authorization, execution and delivery of this Agreement by the other party hereto and that this Agreement is a valid, legal and binding obligation of the other party hereto, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b) The board of directors or similar governing body of each of Parent and Acquisition Sub has, by unanimous resolutions duly adopted by the requisite vote of the directors or similar governing members, (i) adopted and approved this Agreement and the other agreements and transactions contemplated hereby and thereby, including the Merger, and (ii) determined that this Agreement and the transactions contemplated hereby are advisable and fair to and in the best interests of Parent, Acquisition Sub and their respective shareholders or other equityholders, as applicable. Parent, acting in its capacity as the sole shareholder of Acquisition Sub, has adopted this Agreement and the transactions contemplated hereby.

(c) Neither the execution, delivery or performance of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will (i) contravene, conflict with, breach or violate any provision of Parent’s or its Subsidiaries’ articles of incorporation or bylaws (or equivalent organizational documents), (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.3 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation or change of any rights or obligation or the loss of any benefit to which Parent or Acquisition Sub is entitled under any provision of any Contract to which Parent or any of its Subsidiaries is a party, or by which any of their respective properties or assets is bound, or (iv) result in the creation of a Lien, other than any Permitted Lien or any Lien created in connection with the Financing, upon any of the material property or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii), (iii) and (iv), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) No vote of, or consent by, the holders of any class or series of capital stock of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby or otherwise required by the certificate of incorporation or bylaws of Parent, applicable Law (including any shareholder approval provisions under the rules of any applicable securities exchange) or any Governmental Authority.

Section 5.3 No Conflict; Required Filings and Consents. No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the Michigan LARA, (iii) such filings as may be required in connection with the Taxes described in Section 8.7, (iv) such other items required solely by reason of the participation of the Company in the transactions contemplated hereby, (v) compliance with and filings or notifications under the HSR Act or other Antitrust Laws and (vi) such additional Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not (x) have, individually or in the aggregate, a Parent Material Adverse Effect or (y) impair in any material respect the ability of Parent or

Acquisition Sub to perform its obligations hereunder to prevent or materially delay consummation of the transactions contemplated hereby. There is no judgment, decree, injunction, settlement, ruling or Order of any arbitrator or Governmental Authority outstanding against Parent or Acquisition Sub that would (x) have, individually or in the aggregate, a Parent Material Adverse Effect or (y) impair in any material respect the ability of Parent or Acquisition Sub to perform its obligations hereunder or prevent or materially delay consummation of the transactions contemplate hereby on a timely basis.

Section 5.4 Litigation. As of the date hereof, there is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect.

Section 5.5 Absence of Certain Agreements. Except for the Voting Agreements, neither Parent nor any of its Affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against any Superior Proposal.

Section 5.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.7 Financing.

(a) Parent has delivered to the Company true, correct and complete copies of (1) the executed commitment letter (including all exhibits, schedules, annexes and amendments thereto) from Jefferies Finance LLC, Credit Suisse AG, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Deutsche Bank AG New York Branch (the “Commitment Parties”) together with any related fee letters (which copies of the fee letters may be redacted so long as no redaction covers terms that would adversely affect the conditionality, availability or termination of the Debt Financing), engagement letters, exhibits, schedules, annexes, supplements, term sheets and other agreements (collectively, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the Commitment Parties have committed to lend the amounts set forth therein to Acquisition Sub or another wholly owned Affiliate as set forth in the Debt Commitment Letters for the purpose of funding the transactions contemplated by this Agreement (together with any substitute debt financing pursuant to Section 6.10(c), the “Debt Financing”), and (2) the executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Financing Commitments”) from Thoma Bravo Fund XI, L.P. (the “Guarantor”) pursuant to which the Guarantor has committed to invest, subject to the terms and conditions therein, the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereof.

(b) As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect, except as permitted by this Agreement. Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and Acquisition Sub and, to the Knowledge of Parent, the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar applicable Laws affecting the enforcement of creditors’ rights generally and general equitable principles. Except as set forth in the Financing Commitments, there are no side letters or other agreements, contracts or arrangements relating to the Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Acquisition Sub under any term, or a failure of any condition, of the Financing Commitments or otherwise result in any portion of the Financing contemplated thereby to be unavailable. As of the date hereof, neither Parent nor Acquisition Sub has reason to believe that it could reasonably be expected to be unable to satisfy on a timely basis any term or condition of the Financing Commitments required to be satisfied by it. Parent and/or Acquisition Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. The aggregate proceeds from the Financing when funded in accordance with the Financing Commitments are sufficient to fund all of the amounts required to be provided by Parent for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement, including the payment of the Aggregate Merger Consideration and any amounts payable pursuant to Section 3.3, and the payment of all associated costs and Expenses of the Merger (including any repayment or refinancing of indebtedness of Parent, Acquisition Sub or the Company required in connection therewith). There are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in or contemplated by the Financing Commitments.

Section 5.8 Guaranty. Concurrently with the execution of this Agreement, Parent and Acquisition Sub have delivered to the Company the Guaranty of the Guarantor, dated as of the date hereof. The Guaranty is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under such Guaranty.

Section 5.9 Capitalization of Acquisition Sub. As of the date hereof, the authorized share capital of Acquisition Sub consists of 1,000 shares, no par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.

Section 5.10 Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act or any Blue Sky Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable Blue Sky Laws or pursuant to an exemption from any such registration.

Section 5.11 Brokers. No broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Acquisition Sub, the Guarantor or any of their respective Subsidiaries or Affiliates.

Section 5.12 Solvency. None of Parent, Acquisition Sub and the Guarantor is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Each of Parent and Acquisition Sub is Solvent as of the date hereof and each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the Aggregate Merger Consideration and any amounts payable pursuant to Section 3.3, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and Expenses, and assuming (i) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared by them in good faith based upon assumptions that were, and continue to be, reasonable and (ii) the representations and warranties in Article IV are true and correct in all respects, be Solvent at and immediately after the Effective Time. As used in this Section 5.12, the term “Solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries will exceed their debts, (b) each of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries have not incurred debts beyond its ability to pay such debts as such debts mature, and (c) each of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.12, “debt” means any liability on a claim, and “claim” means any (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (b) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.13 Share Ownership. None of Parent, Acquisition Sub or their respective controlled Affiliates owns (directly or indirectly, beneficially or of record, including pursuant to a derivatives contract), or has owned at any time during the two (2) years preceding the date hereof, any Company Common Stock and none of Parent, Acquisition Sub or their respective controlled Affiliates holds any rights to acquire any Company Common Stock except pursuant to this Agreement.

Section 5.14 Management Agreements. Other than this Agreement and the Voting Agreements, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Acquisition Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the board of directors, on the other hand, relating in any way to the Company (including relating to compensation and retention of the Company’s management), transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.15 No Negotiations. As of the date of this Agreement, none of Parent, Acquisition Sub or their Affiliates are actively involved in substantive negotiations with respect to the acquisition of any business that would reasonably be deemed competitive with the businesses of the Company and its Subsidiaries.

Section 5.16 Acknowledgment of Disclaimer of Other Representations and Warranties. Each of Parent and Acquisition Sub acknowledges that, as of the date hereof, they and their Representatives (a) have received full access to (i) such books and records, facilities, properties, premises, equipment, contracts and other assets of the Company and its Subsidiaries which they and their Representatives, as of the date hereof, have requested to review and (ii) the electronic and physical data rooms in connection with the transaction contemplated hereby and (b) have had full opportunity to meet with the management of the Company and its Subsidiaries and to discuss the business and assets of the Company and its Subsidiaries. Parent and Acquisition Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and any certificate delivered hereunder, (a) neither the Company nor any of its Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and Parent and Acquisition Sub are not relying on any representation or warranty except for those expressly set forth in Article IV, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Acquisition Sub as having been authorized by such entity and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Acquisition Sub or any of their Representatives, including any materials or information made available in the electronic and physical data rooms in connection with the transaction, via confidential information memorandum, in connection with presentations by the Company’s management or otherwise, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article IV. Each of Parent and Acquisition Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger and the Financing, each of Parent and Acquisition Sub has relied on the results of its own independent review and analysis and the covenants, representations and warranties of the Company contained in this Agreement. Notwithstanding the foregoing, nothing in this Agreement will limit any remedy Parent may have for fraud committed by the Company or any Representative of the Company (whether or not such fraud relates to a representation made in a written agreement between the parties).

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as may be required by Law, (b) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (c) as may be expressly required or permitted pursuant to this Agreement, or (d) as set forth in Section 6.1 of the Company Disclosure Letter, (x) the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business, and to the extent consistent therewith, the Company shall use its commercially reasonable efforts to preserve substantially intact the material components and assets of its current business organization, and to preserve in all material respects its present relationships with key customers, suppliers, employees and other persons with which it has material business relations; and (y) the Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend or otherwise change the articles of incorporation or bylaws of the Company (or such equivalent organizational or governing documents of any of its Subsidiaries);

(b) split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights;

(c) issue, sell, pledge, dispose, encumber or grant any shares of its or its Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock except (i) in connection with the Rights Agreement and (ii) for transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries; provided, however, that the Company may (a) issue shares of Company Common Stock upon the exercise of any vested Company Option, or payment of any Company Stock Unit that becomes vested, in either case as is outstanding as of the date hereof and (b) subject to Section 6.2(e), (i) reduce the exercise price per share of each outstanding Company Option and (ii) treat outstanding Company Stock Units as outstanding shares of Common Stock for purposes of participating in the Spin-Off;

(d) declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than (i) dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company and (ii) the distribution of Covisint common stock pursuant to and in accordance with the Spin-Off Agreements;

(e) except as required pursuant to Company Benefit Plans listed on Section 4.12(a) of the Company Disclosure Letter or written offer letters for newly hired or promoted employees entered into in the ordinary course of business (in each case whose base salary is less than $250,000 annually), (A) materially increase the compensation payable or to become payable or benefits provided or to be provided to (x) any member of the Company’s board of directors, or (y) any current or former employees or independent contractors of the Company or any of its Subsidiaries, except in the ordinary course of business of the Company consistent with past practice, (B) except as requested pursuant to Company Benefit Plans listed on Section 4.12(a) of the Company Disclosure Letter applicable to newly hired employees hired to fill vacancies in the ordinary course of business of the Company, grant the opportunity to participate in any severance or termination pay plans or (C) establish, adopt, enter into or materially amend any Company Benefit Plan (or any arrangement which, if in existence as of the date hereof, would constitute a Company Benefit Plan), plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or any of its Subsidiaries or any of their respective beneficiaries;

(f) implement any employee layoffs that would require notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign state or local Law (collectively, the “WARN Act”);

(g) acquire (including by merger, consolidation, or acquisition of stock or assets), except in respect of any merger, consolidation, business combination among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, or sell, lease, license (other than any nonexclusive licenses or immaterial exclusive licenses granted in the ordinary course of business), abandon, permit to lapse or expire or otherwise subject to a Lien other than a Permitted Lien or otherwise dispose of any material properties, rights (including material Company Intellectual Property Rights) or assets of the Company or its Subsidiaries other than (1) sales of inventory in the ordinary course of business consistent with past practice, (2) pursuant to agreements existing as of the date hereof and set forth on Section 6.1(g) of the Company Disclosure Letter or (3) entered into after the date hereof in the ordinary course of business consistent with past practice in accordance with the terms of this Agreement and involving consideration less than $1,000,000;

(h) disclose any trade secret or other material confidential information to any Person outside of the ordinary course of business consistent with past practice;

(i) incur, or amend in any material respect the terms of, any indebtedness for borrowed money for any of its Subsidiaries, or assume or guarantee any such indebtedness for any Person (other than a Subsidiary), except for indebtedness incurred (i) under the Company’s existing credit facilities (provided the Company shall not be permitted to increase the borrowing capacity existing as of the date of this Agreement under such existing credit facilities, including by exercising any accordion options) or (ii) pursuant to agreements in effect prior to the execution of this Agreement and set forth in Section 4.16(a) of the Company Disclosure Letter;

(j) enter into, modify, amend or terminate (1) any Company Material Contract other than in the ordinary course of business or (2) any Contract which if so entered into, modified, amended or terminated would (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(k) make any material change to its methods of accounting in effect at March 31, 2014, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP or (iii) as required by a change in applicable Law;

(l) adopt or enter into a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization (other than the Merger);

(m) settle or compromise any litigation other than settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by the Company or otherwise covered by insurance) in settlement or compromise, in each case, does not exceed the amount set forth in Section 6.1(m) of the Company Disclosure Letter;

(n) other than in the ordinary course of business or consistent with past practice, make or change any material Tax election, change any material method of Tax accounting, settle or compromise any material Tax liability, file any material amended Tax Return, enter into any closing agreement with respect to any material Tax or surrender any right to claim a refund for a material amount of Tax, if such election, change, settlement, compromise, amendment, agreement, or surrender would have the effect of materially increasing the Tax liability of the Company or its Subsidiaries or materially decreasing any Tax attribute of the Company or its Subsidiaries existing at the Effective Time;

(o) take any action that would reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(p) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any direct or indirect Subsidiary of the Company);

(q) hire any new employees other than non-officer employees in the ordinary course of business consistent with past practice;

(r) terminate the employment of any officer of the Company or any of its Subsidiaries or any employee of the Company or any of its Subsidiaries, in each case whose annual base salary exceeds $250,000 other than for good reason or for reasonable cause;

(s) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that, individually or in the aggregate, are in excess of $500,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, as provided to Parent, or delay any material capital expenditures;

(t) waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material adverse respect, or, subject to the terms hereof, fail to enforce, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(u) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(v) enter into any transaction that could give rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the regulations thereunder;

(w) engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other Person covered by Item 404 of Regulation S K promulgated under the Exchange Act that would be required to be disclosed under such Item 404;

(x) grant any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business;

(y) enter into any new line of business outside of its existing business segments;

(z) communicate with employees of the Company or any of its Subsidiaries regarding the compensation, benefits or other treatment that they will receive in connection with the Merger, unless any such communications are consistent with prior directives or documentation provided to the Company by Parent (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such communications); or

(aa) enter into any agreement to do any of the foregoing.

Section 6.2 Preparation of the Proxy Statement; Shareholders’ Meeting; Spin-Off.

(a) As promptly as practicable after the date hereof (with the Company using reasonable best efforts to do so within twenty (20) calendar days following the date of this Agreement), (i) the Company shall prepare the Proxy Statement, (ii) Parent and Acquisition Sub shall furnish to the Company all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement and shall promptly provide such other assistance in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time, and (iii) subject to the receipt from Parent and Acquisition Sub of the information described in clause (ii) above, the Company shall file the Proxy Statement with the SEC. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Parent and Acquisition Sub promptly with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts (with the assistance of, and after consultation with, Parent as provided by this Section 6.2(a)) to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, including filing any amendments or supplements to the Proxy Statement as may be required. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response (and the Company shall give due consideration to including any such comments in the Proxy Statement (or any supplement or amendment thereto) or response letter), except, in each case, to the extent prohibited by Law.

(b) The Company shall file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to the Company’s shareholders as of the record date established for the Shareholders’ Meeting as promptly as practicable (and in any event within five (5) Business Days) after the date on which the SEC confirms that it has no further comments on the Proxy Statement (the “SEC Clearance Date”); provided that if the SEC has failed to affirmatively notify the Company within ten (10) calendar days after the initial filing of the Proxy Statement with the SEC that it will or will not be reviewing the Proxy Statement, then such date shall be the “SEC Clearance Date.” If, at any time prior to the Shareholders’ Meeting, any information relating to the Company, Parent, Acquisition Sub or any of their respective Affiliates, officers or directors is discovered by the Company or Parent or Acquisition Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s shareholders.

(c) The Company shall, as promptly as practicable following the SEC Clearance Date (and in any event within forty (40) calendar days following the SEC Clearance Date), (i) establish a record date for and give notice of a meeting of its shareholders, for the purpose of voting upon the approval of this Agreement and holding the Company Shareholder Advisory Vote (the “Shareholders’ Meeting”) and (ii) duly call, convene and hold the Shareholders’ Meeting; provided that the Company may postpone or adjourn the Shareholders’ Meeting only (i) with the written consent of Parent and Acquisition Sub (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum, (iii) after consultation with Parent, to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders’ Meeting or (iv) to allow additional solicitation of votes in order to obtain the Requisite Shareholder Approval. Once the Company has established the record date for the Shareholders’ Meeting, the Company shall not change such record date or establish a different record date without the prior written consent of Parent, unless required to do so by applicable Law. In the event that the date of the Shareholders’ Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, it shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the Shareholders’ Meeting, as so adjourned, postponed or delayed, except as required by applicable Law. Unless there has been an Adverse Recommendation Change pursuant to Section 6.5, the Company shall, through the board of directors of the Company, but subject to the right of the board of directors of the Company to make an Adverse Recommendation Change pursuant to Section 6.5, provide the Company Recommendation and shall include the Company Recommendation in the Proxy Statement, and, unless there has been an Adverse Recommendation Change pursuant to Section 6.5, the Company shall use reasonable best efforts to solicit proxies in favor of the Requisite Shareholder Approval. Parent and Acquisition Sub shall vote all shares of Company Common Stock held by them in favor of the approval of this Agreement. Notwithstanding any Adverse Recommendation Change, unless this Agreement is validly terminated pursuant to, and in accordance, with Article VIII, this Agreement shall be submitted to the holders of Company Common Stock for the purpose of obtaining the Requisite Shareholder Approval. The Company shall, upon the reasonable request of Parent, use its reasonable best efforts to advise Parent on a daily basis on each of the last ten (10) Business Days prior to the date of the Shareholders’ Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Requisite Shareholder Approval. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), approval of this Agreement, holding the Company Shareholder Advisory Vote and adjournment shall be the only matters (other than procedure matters) which the Company shall propose to be acted on by the holders of Company Common Stock at the Shareholders’ Meeting. The Board of Directors of the Company shall not condition its submission of this Agreement or the Merger to the shareholders of the Company on any basis other than receipt of the Requisite Shareholder Approval.

(d) Unless Parent otherwise consents in writing, as promptly as practicable after the date hereof (and in any event within sixty (60) calendar days following the date of this Agreement), the Company shall (i) execute the Spin-Off Agreements (each of which shall be subject to the prior approval of Parent, such approval not to be unreasonably withheld, conditioned or delayed), (ii) enter into an amended and restated tax sharing agreement with Covisint containing such terms and conditions as Parent shall reasonably request and approve (such approval not to be unreasonably withheld, conditioned or delayed), (iii) consummate the Spin-Off in accordance with the terms of the Spin-Off Agreements and (iv) complete the Spin-Off; provided, however, the Company shall not be required to complete the Spin-Off if definitive documentation for a Covisint Sale has been entered into prior to the expiration of such sixty (60) day period. Any definitive documentation with respect to a Covisint Sale that (x) is not in the form of a customary public company merger agreement or (y) would subject Parent, the Company, the Surviving Corporation or any of their Affiliates (other than the Company and its Subsidiaries) to any indemnification, non-compete, non-solicit or expense reimbursement obligation or other material liability or obligation following the consummation of a Covisint Sale, in each case, shall be subject to the prior written approval of Parent (which Parent may grant or withhold in its sole discretion). If definitive documentation with respect to a Covisint Sale is entered into prior to the expiration of such sixty (60) day period, Parent, Acquisition Sub and the Company agree to promptly thereafter (A) develop and implement an appropriate mechanism and/or structure in order to transfer or distribute the net cash proceeds received by the Company in such Covisint Sale (after deducting (x) the Spin-Off Taxes relating to such Covisint Sale and (y) the Covisint Sale Retention Amount) to the Company’s shareholders, holders of Company Stock Units and holders of Company Options and (B) make such amendments to this Agreement as are necessary to reflect such mechanism and/or structure (provided that the parties agree that such amendment shall include a provision providing for a holdback from the Merger Consideration otherwise payable at the Effective Time in an amount equal to the parties’ good faith estimate of the Spin-Off Taxes that would be payable in the event a Covisint Sale does not close and the Spin-Off subsequently occurs); provided, for the avoidance of doubt, that no proceeds shall be transferred or distributed to the Company’s shareholders prior to the closing of the Covisint Sale and the receipt by the Company of such consideration. Notwithstanding anything in this Agreement to the contrary, the Company shall be permitted to make an election under section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) in connection with the Covisint Sale.

(e) In connection with the consummation of the Spin-Off, the Board of Directors of the Company will be permitted to (i) reduce the exercise price per share of each outstanding Company Option; provided, that all such reductions in the aggregate will not exceed $11,000,000 and (ii) treat outstanding Company Stock Units as outstanding shares of Common Stock for purposes of participating in the Spin-Off.

Section 6.3 Appropriate Action; Consents; Filings.

(a) Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 6.5), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VII to be satisfied, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, consents and approvals from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid a Proceeding by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) the obtaining of all other necessary consents, approvals or waivers from Third Parties, (iii) the defending of any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (“Merger Litigation”), including the Merger, performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each of the parties hereto shall promptly (and in no event later than ten (10) Business Days following the date that this Agreement is executed) make and not withdraw its respective filings under the HSR Act, and make as soon as reasonably practicable after the date hereof any other applications and filings as reasonably determined by Company and Parent under applicable Antitrust Laws with respect to the transactions contemplated hereby, including the Merger. Notwithstanding the foregoing, obtaining any Third Party consents, approvals or waivers pursuant to Section 6.3(a)(ii) above shall not be considered a condition to the obligations of Parent and Acquisition Sub to consummate the Merger. The Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any Merger Litigation, and the right to consult on the settlement with respect to such Merger Litigation, and the Company will in good faith take such comments into account, and, no such settlement shall be agreed to with respect to the Company without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance, and considering in good faith the other party’s views, before making any presentations or submissions to a Governmental Authority, (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority, and (iv) supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement.

Section 6.4 Access to Information; Confidentiality. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the representatives, officers, directors, employees, agents, attorneys, accountants and financial advisors (“Representatives”) of Parent and the Financing Sources reasonable access, in a manner not disruptive in any material respect to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, Contracts, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives (A) all information concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested and (B) to the extent available, for the period beginning after the date of this Agreement and ending at the Effective Time, as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, a copy of the monthly consolidated financial statements of the Company, including statements of financial condition, results of operations and statements of cash flow; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Acquisition Sub if such disclosure would, in the reasonable judgment of the Company, (i) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (ii) jeopardize any attorney-client or other legal privilege; provided that, with respect to the foregoing clause (i), the Company shall use commercially reasonable efforts to seek to obtain any Third Party’s consent to the disclosure of such information and implement appropriate procedures to enable the disclosure of such information; provided further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental testing involving sampling of soil, groundwater, or similar invasive techniques at any of the properties owned, operated or leased by the Company or its Subsidiaries. Without limiting the foregoing, in the event that the Company does not disclose information in reliance on clause (i) or (ii) of the preceding sentence, it shall provide notice to Parent that it is withholding such information and shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not waive such privilege or violate such Law or agreement. No investigation or access permitted pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.4 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement (which transactions, for the avoidance of doubt, shall include the Financing). The Confidentiality Agreement shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder.

Section 6.5 Non-Solicitation; Competing Proposals.

(a) From and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms the Company shall, and shall instruct and use its reasonable best efforts to cause each of its directors, officers, Representatives and Subsidiaries to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to facilitate, encourage or lead to a Competing Proposal. As promptly as reasonably practicable following the date hereof (and in any event within two (2) Business Days), the Company shall request in writing that each Third Party that has previously executed a confidentiality or similar agreement in connection with its consideration of a Competing Proposal promptly return to the Company or destroy any non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of the confidentiality agreement in place with such Third Party.

(b) From and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall, as promptly as reasonably practicable, and in any event within thirty-six (36) hours of receipt by the Company or any of its Subsidiaries or any of their respective Representatives of any Competing Proposal or any inquiry or request relating to a Competing Proposal or any request for nonpublic information of the Company or its Subsidiaries, deliver to Parent a written notice setting forth: (A) the identity of the Third Party making such Competing Proposal, inquiry or request and (B) the material terms and conditions of any such Competing Proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements relating thereto). The Company shall keep Parent reasonably informed of the status and any material amendment or modification of any such Competing Proposal, inquiry or request on a prompt basis, and in any event within thirty-six (36) hours thereof.

(c) Except as otherwise provided in this Section 6.5, from and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and the Company shall instruct and use its reasonable best efforts to cause its directors, officers, Representatives and Subsidiaries not to, (i) initiate, solicit or knowingly encourage the making of any Competing Proposal, including any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal, (ii) engage in negotiations or substantive discussions with (it being understood that the Company may inform Persons of the provisions contained in this Section 6.5), or furnish any material nonpublic information to, any Person relating to a Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal, (iii) grant access to the properties, books, records or personnel of the Company or its Subsidiaries to any Person who the Company has reason to believe is considering making, or has made, a Competing Proposal, (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement, provided that the Company shall not be required to enforce, and shall be permitted to waive, any provision that prohibits or purports to prohibit a confidential proposal being made to the board of directors of the Company (directly or indirectly through the Company’s Representatives), (v) approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to a Competing Proposal or any proposal or offer that could reasonably be expected to lead to a Competing Proposal (an “Acquisition Agreement”), or that contradicts this Agreement or requires the Company to abandon this Agreement or (vi) resolve, propose or agree to do any of the foregoing.

(d) Notwithstanding anything to the contrary in this Agreement, at any time after the date of this Agreement and prior to the date that the Requisite Shareholder Approval is obtained at the Shareholders’ Meeting, in the event that the Company receives a Competing Proposal from any Person, (i) the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (ii) the Company and its board of directors and its Representatives may engage in negotiations or substantive discussions with, or furnish any information and other access to, any Person making such Competing Proposal and its Representatives or potential sources of financing if the Company’s board of directors determines in good faith (after consultation with the Company’s outside legal counsel) that (A) such Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and (B) the failure to take any of the foregoing actions would be reasonably likely to violate the directors’ fiduciary duties to the shareholders of the Company under applicable Law; provided, that, (x) prior to furnishing any material nonpublic information concerning the Company and its Subsidiaries, the Company receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with the Company, an executed confidentiality agreement containing confidentiality terms that are not materially less favorable to the Company than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not restrict the making of Competing Proposals (and related communications) to the Company or the Company’s board of directors) and (y) any such material nonpublic information so furnished in writing shall be promptly made available to Parent to the extent it was not previously made available to Parent or its Representatives.

(e) Except as otherwise provided in this Section 6.5(e), the board of directors of the Company shall not (i) (A) withdraw, withhold, qualify or modify, or propose publicly or otherwise to withdraw, withhold, qualify or modify, in a manner adverse to Parent or Acquisition Sub, or fail to make, the Company Recommendation, (B) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Competing Proposal, (C) fail to publicly recommend against any Competing Proposal or fail to publicly reaffirm the Company Recommendation, in each case within five (5) Business Days after Parent so requests in writing (D) fail to recommend against any Competing Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Proposal, or (E) fail to include the recommendation of the Company’s board of directors in favor of approval and adoption of this Agreement and the Merger in the Proxy Statement (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or allow the Company or any of its Subsidiaries or any of their respective Representatives to execute, approve or enter into, any letter of intent, memorandum of understanding or definitive merger or similar agreement with respect to any Competing Proposal (other than a confidentiality agreement referred to in Section 6.5(d)). Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Requisite Shareholder Approval, if the Company has received a Competing Proposal from any Person that is not withdrawn and the Company concludes in good faith constitutes a Superior Proposal, the board of directors of the Company may (x) make an Adverse Recommendation Change or (y) authorize, adopt or approve such Superior Proposal and cause or permit the Company to enter into an Acquisition Agreement with respect to such Superior Proposal concurrently with the termination of this Agreement pursuant to Section 8.1(c)(ii) and the payment of the Termination Fee, in each case only if (A) the board of directors of the Company determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties to the shareholders of the Company under applicable Law, (ii) the board of directors of the Company has determined in good faith (after consultation with its legal counsel and financial advisors) that such Competing Proposal constitutes a Superior Proposal and (iii) neither the Company nor any of its Subsidiaries or Representatives has materially breached this Section 6.5 (other than any inadvertent breaches thereof not intended to result in a Competing Proposal); provided, however, that (1) no Adverse Recommendation Change may be made and (2) no termination of this Agreement pursuant to this Section 6.5(e) and Section 8.1(c)(ii) may be effected, in each case until after the fourth (4th) Business Day (the “Notice Period”) following Parent’s receipt of a written notice from the Company advising Parent that the Company has received a Competing Proposal that is not withdrawn and that the board of directors of the Company has concluded in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the board of directors of the Company has resolved to make an Adverse Recommendation Change or terminate this Agreement pursuant to this Section 6.5(e) and Section 8.1(c)(ii) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, the terms and conditions of any such Superior Proposal (including copies of all relevant documents relating to such Superior Proposal) and the identity of the party making the Superior Proposal. During the Notice Period, the Company shall, and shall cause its Representatives to (1) negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the Competing Proposal would cease to constitute a Superior Proposal and (2) permit Parent and its Representatives to make a presentation to the board of directors of the Company regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation). Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.5(e), including the Notice Period. In determining whether a Competing Proposal constitutes a Superior Proposal, the board of directors of the Company shall take into account any changes to the terms and conditions of this Agreement timely proposed by Parent in response to a Notice of Superior Proposal or otherwise.

(f) The Company shall promptly, and in any event within thirty-six (36) hours, advise Parent of any Competing Proposal, the material terms and conditions of any such Competing Proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and the identity of the Person making any such Competing Proposal. The Company shall keep Parent reasonably informed on a prompt basis of the status and material details (including any material change to the terms thereof) of any such Competing Proposal and any discussions and negotiations concerning the material terms and conditions thereof.

(g) Nothing in this Agreement shall restrict the Company or the board of directors of the Company from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law with regard to a Competing Proposal (it being agreed that a “stop, look and listen” communication by the board of directors to the Company’s shareholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change or give rise to a Parent termination right pursuant to Section 8.1(d)(ii)).

(h) For purposes of this Agreement:

(i) “Competing Proposal” shall mean any bona fide written or oral proposal or offer made by any Person (other than Parent, Acquisition Sub or any Affiliate thereof) or group of Persons as defined in Section 13(d)(3) of the Exchange Act to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer (including a self-tender offer), exchange offer, liquidation, dissolution or similar transaction, (ii) any one or more assets or businesses of the Company and its Subsidiaries that constitute twenty percent (20%) or more of the revenues, earnings or assets of the Company and its Subsidiaries, taken as a whole or (iii) any other transaction the consummation of which would reasonably be expected to interfere with or prevent the Merger.

(ii) “Superior Proposal” shall mean a Competing Proposal (with all percentages in the definition of Competing Proposal increased to seventy five percent (75%)) made by a Third Party on terms that the board of directors of the Company determines in good faith (after consultation with its legal counsel and financial advisors) and considering such factors as the board of directors of the Company considers to be appropriate (including, among other things, if appropriate, financing contingencies, regulatory approvals, shareholder litigation, identity of the Third Party making the Competing Proposal (including whether shareholder approval of such Third Party is required), breakup fee and expenses reimbursement provisions and other events or circumstances beyond the control of the Company), are more favorable to the Company’s shareholders than the transactions contemplated by this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Competing Proposal under the provisions of Section 6.5(e)).

Section 6.6 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors, officers and employees, if any (“D&O Indemnified Parties”), as the case may be, of the Company or its Subsidiaries as provided in their respective organizational documents as in effect on the date of this Agreement or in any Contract shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time. For a period of six years from the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent required by the organizational documents of the Company or its Subsidiaries as in effect on the date of this Agreement and as would be permitted by applicable Law; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim. Parent shall cause the articles of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the D&O Indemnified Parties than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the date hereof, which provisions thereafter shall not, for a period of six years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.

(b) Prior to the Effective Time, the Company shall purchase a six (6) year prepaid “tail” policy on terms and conditions no less advantageous to the D&O Indemnified Parties, or any other Person entitled to the benefit of this Section 6.6, as applicable, than the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by the Company or any of its Subsidiaries, as applicable, as of the date hereof, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided, that the premium for such insurance for the entire six (6) year term shall not exceed three hundred percent (300%) of the aggregate annual premiums currently paid by the Company or any of its Subsidiaries, as applicable, on an annualized basis). Notwithstanding anything in this Agreement to the contrary, if such six (6) year prepaid “tail” policy is not available for purchase by the Company (or cannot be purchased in accordance with the terms of this Agreement), the Surviving Corporation shall continue the current directors’ and officers’ liability insurance and fiduciary insurance on a yearly basis for a period of six (6) years from the Effective Time (provided, that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of one hundred fifty percent (150%) of the aggregate annual premiums currently paid by the Company or any of its Subsidiaries, as applicable, for such coverage, but in such case shall purchase as much of such coverage as possible for such amount).

(c) In the event that Parent, the Surviving Corporation, any of the Company’s Subsidiaries or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent, the Surviving Corporation or any such Subsidiary assumes the obligations set forth in this Section 6.6.

(d) The D&O Indemnified Parties to whom this Section 6.6 applies shall be third-party beneficiaries of this Section 6.6. The provisions of this Section 6.6 are intended to be for the benefit of each D&O Indemnified Party and his or her successors, heirs or representatives. The Surviving Corporation shall pay all reasonable and documented expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 6.6. Notwithstanding any other provision of this Agreement, this Section 6.6 shall survive the consummation of the Merger indefinitely (or any earlier period actually specified in this Section 6.6) and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by the D&O Indemnified Parties and their successors, heirs or representatives.

Section 6.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby or the Spin-Off, the Spin-Off Agreements or the transactions contemplated thereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the Spin-Off or the transactions contemplated hereby or thereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby or the Spin-Off, the Spin-Off Agreements or the transactions contemplated thereby and (c) any breach by such party of any representation, warranty, covenant or agreement contained in this Agreement that would reasonably be expected to, individually or in the aggregate, result in a failure of a condition set forth in Section 7.2 or Section 7.3, as applicable, if continuing on the Closing Date.

Section 6.8 Public Announcements. Except as otherwise contemplated by Section 6.5, the Company, Parent and Acquisition Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties or their Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto (in which case the disclosing party shall use its reasonable best efforts to consult with the other party prior to such disclosure) or is consistent with prior communications previously consented to by Parent. In addition, the Company may, without Parent or Acquisition Sub’s consent, communicate to its employees, customers, suppliers and consultants provided that such communication is consistent with prior communications of the Company or any communications plan previously agreed to by Parent and the Company in which case such communications may be made consistent with such plan.

Section 6.9 Employee Benefits.

(a) For the period commencing at the Effective Time and ending on the one (1)-year anniversary thereof (the “Benefit Period”), Parent shall, or shall cause the Surviving Corporation to (i) provide to each employee of the Company or its Subsidiaries as of immediately prior to the Effective Time who remains an employee of the Surviving Corporation or one of its Affiliates immediately after the Effective Time (the “Continuing Employees”) with, during their period of employment with the Surviving Corporation or one of its Affiliates in the Benefit Period, an annual rate of base salary or wages, as applicable, and the cash incentive compensation target amount opportunity that are no less favorable in the aggregate than the annual rate of base salary or wages, as applicable, and the incentive compensation (cash and equity) target amount opportunity provided to each such employee by the Company and its Subsidiaries immediately prior to the Effective Time, and (ii) provide the Continuing Employees who remain employees of the Surviving Corporation or one of its Affiliates with employee benefits (excluding any equity-based compensation or benefits and employee benefits that are frozen, discontinued or, as of the Effective Time, being frozen or discontinued) that are substantially similar in the aggregate to the employee benefits (excluding any equity-based compensation or benefits and employee benefits that are frozen, discontinued or, as of the Effective Time, being frozen or discontinued) provided to such employees by the Company and its Subsidiaries immediately prior to the Effective Time under the Company Benefit Plans set forth on Section 4.12(a) of the Company Disclosure Letter. In addition, Parent shall continue the short-term and long-term component (but not, for the avoidance of doubt, any equity component) of the incentive plans identified on Section 6.9(a) of the Company Disclosure Letter in respect of the 2015 fiscal year as in effect on the date hereof (the “2015 Incentive Plans”) and shall make cash payments thereunder, based upon the extent of achievement of the applicable performance metrics set forth therein, to each Continuing Employee at the time set forth therein (the “2015 Bonuses”). In the event any Continuing Employee is terminated by the Company for any reason other than for cause, fraud, willful misconduct or gross negligence prior to the payment of the 2015 Bonuses, Parent shall pay such Continuing Employee an amount equal to his or her 2015 Bonus, prorated to reflect the number of days such Continuing Employee was employed during the 2015 fiscal year, and shall pay the prorated 2015 Bonus at the same time 2015 Bonuses are paid to other Continuing Employees.

(b) Parent agrees that the Surviving Corporation shall cause the Surviving Corporation’s employee benefit plans established following the Closing Date (if any) and any other employee benefit plans covering the Continuing Employees following the Effective Time (collectively, the “Post-Closing Plans”), to recognize the service of each Continuing Employee (to the extent such service was recognized by the Company under the analogous Company Benefit Plan for the same purpose) for purposes of eligibility, vesting and determination of the level of benefits (but not for benefit accrual purposes under a defined benefit pension plan) under the Post-Closing Plans, to the extent such recognition does not result in the duplication of any benefits.

(c) For the calendar year including the Effective Time, the Continuing Employees shall be credited with amounts to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under the Post-Closing Plans that provide medical, dental and other welfare benefits (collectively, the “Post-Closing Welfare Plans”) to the extent of amounts that were previously credited for such Continuing Employee for the same purposes under comparable Company Benefit Plans that provide medical, dental and other welfare benefits immediately prior to the Effective Time.

(d) As of the Effective Time, any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in any Post-Closing Welfare Plans that is a group health plan shall be waived with respect to the Continuing Employees (except to the extent any such waiting period, pre-existing condition exclusion, or requirement of show evidence of good health was already in effect with respect to such employees and had not been satisfied under the applicable Company Benefit Plan in which the participant participated or was otherwise eligible to participate in immediately prior to the Effective Time).

(e) Notwithstanding the generality of the foregoing, Parent shall, or shall cause the Surviving Corporation to, provide severance payments and benefits in accordance with the Company’s past practice to each Continuing Employee whose employment is terminated, on or before the first (1st) anniversary of the date on which the Effective Time occurs, under circumstances that would otherwise give rise to rights to severance payments.

(f) Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms (including any right to amend or terminate), all Company Benefit Plans set forth in Section 4.12(a) of the Company Disclosure Letter.

(g) Notwithstanding anything in this Agreement to the contrary, Parent shall cause the Surviving Corporation and its Subsidiaries to, honor the terms of all works council, labor or collective bargaining agreements by which the Company or its Subsidiaries are bound that are in effect as of the Effective Time, each as set forth in Section 4.13 of the Company Disclosure Letter.

(h) Notwithstanding anything in this Section 6.9 to the contrary, nothing in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Company Benefit Plan, Post-Closing Plan, or any other employee benefit plans of the Company or Parent or as a guarantee of employment for any employee of the Company or any of its Subsidiaries and (ii) confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 6.10 Financing.

(a) Each of Parent and Acquisition Sub shall use reasonable best efforts to, and shall use reasonable best efforts to cause its Affiliates to, take or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the proceeds of the Financing on the terms and conditions described in the Financing Commitments, including using (and causing its Affiliates to use) their respective reasonable best efforts to: (i) enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, which agreements shall be in effect no later than the Closing, (ii) satisfy, or cause their Representatives to satisfy, all conditions applicable to Parent, Acquisition Sub or their respective Representatives in the Debt Commitment Letters (or definitive agreements entered into with respect to the Debt Commitment Letters), (iii) comply with any “flex” contemplated by the Debt Commitment Letters in the event such “flex” provisions are exercised in accordance with the terms thereof and (iv) in the event all conditions to the Financing have been satisfied or waived (other than, with respect to the Debt Financing, the availability of the Equity Financing) enforcing its rights under the Debt Commitment Letters to the extent available in the event of a breach by the Financing Sources that materially impedes or delays (or could reasonably be expected to materially impede or delay) the Closing.

(b) Neither Parent nor its Affiliates shall agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Financing Commitments without the prior written consent of the Company if such amendments, modifications or waivers would reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing), other than such reduction in an amount which would not cause the remaining amount of the Financing to be insufficient to consummate the Transactions (including the payment of the Aggregate Merger Consideration, any amounts payable pursuant to Section 3.3 and all associated costs and Expenses of the Merger), impose new or additional conditions or otherwise expand, amend or modify any of the conditions under the Financing Commitments that could be reasonably likely to (i) prevent, materially delay or impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement or (ii) materially adversely impact the ability of Parent or Acquisition Sub to enforce its rights against the other parties to the Financing Commitments; provided, that for the avoidance of doubt, Parent may amend the Debt Financing Commitment solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letters as of the date hereof. Parent shall not release or consent to the termination of the obligations of the lenders under the Debt Commitment Letters, except for (i) assignments and replacements of an individual lender under the terms of, and only in connection with, the syndication of the Financing pursuant to the Debt Commitment Letters or (ii) replacements of the Debt Commitment Letters with alternative financing commitments pursuant to Section 6.10(c).

(c) In the event that any portion of the Financing (x) becomes unavailable or (y) could reasonably be expected to become unavailable in the manner or from the sources contemplated in the Financing Commitments, (i) Parent shall promptly notify the Company and (ii) in the case of subclause (x), Parent and Acquisition Sub shall, and shall cause its Affiliates to, use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into financing commitments (if applicable) and definitive agreements with respect to, alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement upon terms and conditions not materially less favorable, taken as a whole, to Parent and Acquisition Sub than those in the Financing Commitments, as promptly as practicable following the occurrence of such event (and, in any event, no later than the expiration of the Marketing Period). In the event Parent obtains financing commitments with respect to alternative financing, (i) the terms “Debt Commitment Letters” and “Financing Commitment Letters” as used herein shall be deemed to include the Debt Commitment Letters that are not so superseded at the time in question and the alternative financing commitments to the extent then in effect, and (ii) the term “Debt Financing” as used herein shall mean the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing clause (i). The definitive agreements entered into pursuant to this Section 6.10(c) or Section 6.10(a)(i) are referred to in this Agreement, collectively, as the “Financing Agreements.”

(d) Each of Parent and Acquisition Sub acknowledges and agrees that neither the obtaining of the Financing or any alternative financing, nor the completion of any issuance of securities contemplated by the Financing or any alternative financing, is a condition to the Closing.

(e) Parent and Acquisition Sub acknowledge and agree that the Company and its Affiliates and its and their respective Representatives shall not incur any liability prior to the Effective Time to any Person under any financing that Parent and Acquisition Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.10 or Section 6.11 and, that Parent and Acquisition Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith (other than with respect to any material misstatement or omission in information provided hereunder by any of the foregoing Persons).

(f) Parent shall (i) furnish the Company complete, correct and executed copies of each amendment, waiver or other modification of the Financing Commitments and of the Financing Agreements or any alternative financing commitment or agreement promptly upon their execution, (ii) give the Company prompt notice of any material breach or threatened material breach by any party of any of the Financing Commitments, any alternative financing commitment, the Financing Agreements, or any alternative financing agreement of which Parent or Acquisition Sub becomes aware or any termination or threatened termination thereof of which Parent or Acquisition Sub becomes aware, (iii) give the Company prompt notice of each material dispute or disagreement between or among the parties to the Financing Commitments and (iv) otherwise keep the Company reasonably and promptly informed of the status of its efforts to arrange the Financing (or any alternative financing), including by providing the Company, upon request, with drafts of the definitive agreements or offering memoranda relating to the Financing a reasonable period of time prior to their execution or use (subject to any confidentiality limitations or applicable Law, and subject to customary confidentiality undertakings).

Section 6.11 Financing Cooperation. Subject to Section 6.10(a), prior to the Closing, the Company shall and shall cause its Subsidiaries to, at Parent’s sole expense, use reasonable best efforts to cooperate in connection with the closing of the Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Such cooperation by the Company shall include, at the reasonable request of Parent, (i) furnishing, or causing to be furnished to, Parent and its Financing Sources such customary financial and other information as Parent shall reasonably request in order to consummate the Debt Financing, including all financial statements and financial data of the type necessary for the preparation of a confidential information memoranda customary for transactions of the type contemplated by the Debt Financing and other customary and reasonably available marketing materials, including (1) audited consolidated balance sheets and related statements of income and cash flows of the Company for the fiscal years 2011, 2012 and 2013, (2) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal quarter of the Company (other than the fourth fiscal quarter) ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date (all such information to be provided under this clause (i), collectively, the “Required Information,” provided that in no event shall the Required Information be deemed to include, or shall the Company be required to provide, pro forma financial statements or adjustments or projections (provided that the Company agrees to use reasonable best efforts to cooperate with Parent in its preparation of such materials), (ii) participating in a reasonable number of meetings, lender presentations, due diligence sessions, drafting sessions and road shows, in each case, upon reasonable advance notice and at mutually agreed times, (iii) providing reasonable assistance to Parent and its Financing Sources in its preparation of rating agency presentations, customary bank information memoranda, offering memoranda and similar documents reasonably and customarily required in connection with the Financing (including providing customary executed authorization and management representation letters and ratings agency engagement letters, provided, that the Company shall not be required to pay any cost or expenses relating to rating agency engagement letters), (iv) assisting Parent in connection with the preparation and registration of (but not executing) any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or documents as may be reasonably requested by Parent or the Financing Sources or otherwise reasonably facilitating the pledging of collateral in connection with the Debt Financing (provided that such documents will not take effect until the Effective Time), (v) using commercially reasonable efforts to ensure that any syndication efforts benefit from existing lending and investment banking relationships, (vi) requesting customary payoff letters to be delivered at the Effective Time, of all indebtedness contemplated by the Debt Commitment Letters to be paid off, discharged and terminated at the Effective Time in accordance with Section 6.12 and (vii) providing all customary documentation and other information about the Company and its Subsidiaries requested by Parent or the Financing Sources in connection with the Debt Financing and required under applicable “know your customer” sanctions and anti-money-laundering rules and regulations. Any use of the Company’s and its Subsidiaries’ logos in connection with the Financing shall require the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that the actions contemplated in the foregoing clauses do not (A) involve any binding commitment by the Company or any of its Subsidiaries which commitment is not conditioned on the Closing and does not terminate without liability to the Company or any of its Subsidiaries upon the termination of this Agreement, (B) require the Company or any of its Subsidiaries to provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged; provided that the Company shall notify Parent and the Financing Sources if any such information is being withheld on such basis, (C) require the Company or any of its Subsidiaries to take any action that will conflict with or violate its organizational documents, any Laws or result in a violation or breach of, or default under, any agreement to which the Company or any of its Subsidiaries is a party; provided that the Company shall notify Parent and the Financing Sources if any such action is not being taken on such basis, or (D) require the Company or any of its Subsidiaries to enter into or approve any Financing or purchase agreement for the Financing prior to the Effective Time. All non-public or other confidential information provided by the Company to Parent or its Affiliates pursuant to this Section 6.11 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and the Financing Sources shall be permitted to disclose such information to rating agencies, prospective lenders and investors during syndication of the Debt Financing as contemplated by the Debt Commitment Letters, subject to customary confidentiality undertakings. Parent shall promptly reimburse the Company for any expenses and costs incurred in connection with the Company’s or its Affiliates’ or Representatives’ obligations under this Section 6.11. Notwithstanding anything in this Agreement to the contrary, (i) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement (other than executing the authorization letters referred to in this Section 6.11(iii) above) or incur any other liability or obligation in connection with the Financing (or any alternative financing) prior to the Effective Time, or pay any expenses prior to the Effective Time that are not promptly reimbursed by Parent as set forth in this Section 6.11, (ii) no officer or Representative of the Company or any of its Subsidiaries shall be required to deliver any certificate or opinion or take any other action pursuant to this Section 6.11 to the extent any such action would reasonably be expected to result in personal liability to such officer or Representative and (iii) the board of directors of the Company shall not be required to approve any financing or agreements related thereto prior to the Effective Time.

Section 6.12 Repayment of Indebtedness. In connection with and conditioned upon the Effective Time, Parent shall (or shall cause an Affiliate) provide and make available to the Company in immediately available funds in an amount equal to the amount necessary for the Company and its Subsidiaries to repay and discharge in full all amounts outstanding or otherwise due and owing pursuant to the terms of the financing arrangements set forth on Section 6.12 of the Company Disclosure Letter (the “Company Debt”), including accrued interest thereon and all fees and other obligations (including penalties or other charges or amounts that become payable thereunder as a result of the prepayment thereunder or the consummation of the transactions contemplated at the Closing or that may become due and payable at the Effective Time) of the Company or any of its Subsidiaries thereunder (collectively, the “Debt Payoff Amount”). Subject to Parent’s compliance with the previous sentence, the Company shall pay the Debt Payoff Amount to the counterparties under the Company Debt as promptly as practicable following the date the Company receives such Debt Payoff Amount.

Section 6.13 Acquisition Sub. Parent shall take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Acquisition Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement.

Section 6.14 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.15 Rule 16b-3 Matters. Prior to the Effective Time, the Company may take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.16 Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required to be filed before the Effective Time.

Section 6.17 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from NASDAQ and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until or after the Effective Time.

Section 6.18 WARN Act Compliance. At the Closing, the Company shall use its reasonable best efforts to provide to Parent a true and correct list, by date and location, of all employees terminated by the Company and its Subsidiaries (other than for cause) in the ninety (90) day period immediately preceding the Closing Date. For a period of ninety (90) days immediately following the Closing Date, the Surviving Corporation shall take no action or make any omission that would give rise to notice obligations under the WARN Act without complying in all material respects with the requirements of the WARN Act.

Section 6.19 Payoff Letters. The Company shall, as soon as reasonably practicable and at least three (3) Business Days prior to the Closing, deliver to Parent payoff letters with respect to all Company Debt outstanding as of the Closing and releases of all Liens securing such Company Debt, conditioned only on the payment of the amounts described in such payoff letters.

Section 6.20 Tax Matters.

(a) As promptly as practicable (and in any event within fifteen (15) Business Days) following the date of the Spin-Off, the Company shall prepare in good faith and deliver to Parent the Company’s calculation of the Spin-Off Taxes as of such date (the “Company’s Tax Calculations”). The Company shall permit Parent and its Representatives at all reasonable times and upon reasonable notice to review the Company’s working papers relating to the Company’s Tax Calculation, as well as all of the Company’s accounting books and records relating to such calculation, and the Company shall make reasonably available its Representatives responsible for the preparation of such calculations in order to respond to the reasonable inquiries of Parent. Within five (5) Business Days after Parent’s receipt of the Company’s Tax Calculations (unless earlier waived in writing by Parent), Parent may object, in good faith, to such calculations by giving written notice to the Company setting forth the basis for Parent’s dispute regarding some or all of such calculations (the “Parent’s Tax Objection”). If Parent does not object to all or any portion of the Company’s Tax Calculations within such five (5) Business Day period (or earlier waives such objection right in writing), then Parent shall be deemed to have conclusively agreed with and shall be bound by the Company’s Tax Calculations.

(b) If Parent sends the Parent’s Tax Objection on a timely basis, then Parent and the Company shall confer in good faith in an attempt to resolve the differences. If, after five (5) Business Days, Parent and the Company cannot agree, then Parent and the Company shall attempt to agree upon a mutually satisfactory nationally recognized audit firm (the “Firm”) for the resolution of such differences; provided, that if the parties cannot agree on a mutually satisfactory nationally recognized auditing firm, then each of Parent and the Company shall select a nationally recognized auditing firm and the two firms so selected shall select the Firm. The Firm shall review the Company’s Tax Calculations and the Parent’s Tax Objection (as well as any supporting documents submitted to the Firm by the Company or Parent which are reasonably related to the Company’s Tax Calculations or the Parent’s Tax Objection, respectively) and make a final written determination of the Spin-Off Taxes, which determination shall be conclusive and binding on Parent and the Company. Notwithstanding the foregoing, in no event shall the Firm determine that the Spin-Off Taxes are more than the amount set forth in the Parent’s Tax Objection or less than the Spin-Off Taxes set forth in the Company’s Tax Calculations. The determination of the Spin-Off Taxes by the Firm shall be made as promptly as possible but not later than five (5) Business Days after the Firm’s engagement (unless otherwise agreed to by the Firm, Parent and the Company). Fifty percent (50%) of the fees and expenses of the Firm will be allocated to and be included within the calculation of the Spin-Off Taxes.

(c) The Company shall cause an election to be made pursuant to, and in accordance with, Section 336(e) of the Code and the Treasury Regulations promulgated thereunder (and any corresponding elections under state, local or foreign Tax law) (a “Section 336(e) Election”) with respect to the Spin-Off, if applicable. In order to effect the Section 336(e) Election pursuant to the immediately preceding sentence, on or prior to the date of the Spin-Off, the Company and Covisint shall enter into a written, binding agreement (a “Section 336(e) Agreement”) to make the Section 336(e) Election, as required by Treasury Regulations Sections 1.336-2(h)(1)(i) or 1.336-2(h)(2)(i), as applicable, and the Company shall take such other actions, including after the Closing Date, as may be required to properly make a Section 336(e) Election. Within 120 days after the Spin-Off, the Company shall provide Covisint with an allocation statement in accordance with the applicable provisions of Section 336(e) of the Code and the Treasury Regulations promulgated thereunder.

(d) As of the date hereof, there is no fact or circumstance relating to any of the parties or its respective owners, including any action that it has taken or agreed to take, that would be reasonably likely to prevent the Spin-Off from being eligible for a valid Section 336(e) Election, assuming the Merger is effected. Without limiting the generality of the foregoing, as of the date hereof, there are no related persons (within the meaning of Section 336(e) and the Treasury Regulations promulgated thereunder) with respect to Parent that own any Company Common Stock. Prior to the Closing Date, each party hereto shall use its commercially reasonable efforts to cause the Spin-Off to be eligible for a valid Section 336(e) Election, and shall not take any action reasonably likely to cause the Spin-Off not to so qualify. From and after the date of this Agreement through the Closing Date, each of the parties shall, as promptly as reasonably practicable, and in any event within two (2) Business Days of each of the parties or any of their Subsidiaries or any of their respective Representatives becoming aware of any fact or circumstance relating to it or its owners, including any action that it has taken or agreed to take, that would be reasonably likely to prevent the Spin-Off from being eligible for a valid Section 336(e) Election (assuming the Merger is effected), deliver to the other party a written notice setting forth in reasonable detail such facts or circumstances and shall promptly update such notice upon becoming aware of any changes thereto.

Section 6.21 Takeover Laws. If any Takeover Law shall become applicable to the transactions contemplated hereby, the Company and the members of the Company’s Board of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Laws on the transactions contemplated hereby.

Section 6.22 Repatriation. The Company and its Subsidiaries shall reasonably cooperate with Parent’s request to transfer in any jurisdiction located outside of the United States unrestricted cash balances held in commercial bank accounts in the name of the Company or such Subsidiary to accounts in the name of the Company or a Subsidiary located in the United States; provided, however, the foregoing shall not require the Company to incur material Tax liability with respect to repatriation in advance of the Effective Time unless the conditions to Closing have been waived.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a) the Requisite Shareholder Approval shall have been obtained;

(b) any waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act and any other applicable pre-merger clearance requirement of any foreign Antitrust Laws set forth in Section 7.1(b) of the Company Disclosure Letter shall have expired or early termination thereof shall have been granted; and

(c) no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger or, unless the Company has entered into definitive documentation with respect to a Covisint Sale, the Spin-Off.

Section 7.2 Conditions to Obligations of Parent and Acquisition Sub to Effect the Merger. The obligations of Parent and Acquisition Sub to effect the Merger are, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Effective Time of the following conditions:

(a) each of the representations and warranties of the Company contained in this Agreement, without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not have, individually or in the aggregate, a Company Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); provided, however, that the representations and warranties contained in (i) Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.3 (Authority Relative to Agreement), Section 4.22 (Vote Required) and Section 4.23 (Brokers) shall be required to be true and correct in all material respects as of the Closing Date, (ii) Section 4.2 (Capitalization) shall be required to be true and correct in all respects as of the Closing Date other than for de minimis errors and (iii) Section 4.21 (Rights Agreement) shall be required to be true and correct in all respects as of the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied;

(b) the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect;

(c) the Company shall deliver a statement, in form and substance required under Treasury Regulation Section 1.897-2(h), dated as of the Closing Date and signed by a responsible corporate officer who must verify under penalties of perjury that the statement is correct to his knowledge and belief, to the effect that the Company is not and has not been during the five-year period ending on the Closing Date a United States real property holding corporation;

(d) there shall not have occurred a Company Material Adverse Effect;

(e) the Company shall have timely filed all Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q (giving effect to any extensions provided pursuant to applicable Law) required to be filed with the SEC prior to the Effective Time; and

(f) (i) the Company shall have completed the Spin-Off or signed definitive documentation with respect to a Covisint Sale, as applicable, in accordance with the terms of this Agreement, (ii) in the event the Spin-Off occurs, the Spin-Off Agreements and the Spin-Off Taxes shall have been finally determined in accordance with Section 6.20 and (iii) in the event the Spin-Off occurs, the Company and Covisint shall have entered into a Section 336(e) Agreement; provided, that if the sole reason for the failure of the condition in this Section 7.2(f) to be satisfied is a Governmental Authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Spin-Off, then this condition shall nevertheless be deemed satisfied.

Section 7.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following conditions:

(a) each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not have, individually or in the aggregate, a Parent Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); and the Company shall have received a certificate signed on behalf of Parent and Acquisition Sub by a senior executive officer of Parent to the effect that the conditions set forth in this Section 7.3(a) have been satisfied; and

(b) Parent or Acquisition Sub shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Acquisition Sub by a senior executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Shareholder Approval is obtained (except as otherwise expressly noted), as follows:

(a) by mutual written consent of each of Parent and the Company; or

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated on or before 5:00 p.m. (New York City time) on January 30, 2015 (the “Termination Date”); provided that the Termination Date shall not occur sooner than two (2) Business Days after the final day of the Marketing Period; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before such date; or

(ii) prior to the Effective Time, any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by this Agreement, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its reasonable best efforts as required by this Agreement to remove such Law, Order or other action; and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was primarily due to the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform any of its obligations under this Agreement; or

(iii) the Requisite Shareholder Approval shall not have been obtained at the Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon; or

(c) by the Company, if:

(i) Parent or Acquisition Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is not capable of being cured, or is not cured, by Parent or Acquisition Sub on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent or Acquisition Sub, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii) the board of directors of the Company shall have authorized the Company to enter into an Acquisition Agreement with respect to a Superior Proposal; provided that, substantially concurrently with such termination (and in any event, with respect to the payment of the Termination Fee, within one (1) Business Day), the Company enters into such Acquisition Agreement and pays (or causes to be paid) at the direction of Parent the Termination Fee as specified in Section 8.3(a)(ii); or

(iii) (A) all the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, provided that such conditions are at the time of termination capable of being satisfied as if such time were the Closing), (B) Parent and Acquisition Sub shall have failed to consummate the Merger by the time the Closing was required by Section 2.2, (C) the Company has notified Parent in writing that all of the conditions set forth in Article VII have been satisfied or, with respect to the Company’s conditions, waived (or would be satisfied or waived if the Closing were to occur on the date of such notice) and it stands and will stand ready, willing and able to consummate the Merger at such time, (D) the Company shall have given Parent written notice at least four (4) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c)(iii) and the basis for such termination and (E) the Merger shall not have been consummated by the end of such four (4) Business Day period; or

(d) by Parent, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(b), and (B) is not capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii) the board of directors of the Company shall have made an Adverse Recommendation Change; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d)(ii) shall expire upon the Requisite Shareholder Approval having been obtained; or

(iii) the Company shall have breached in any material respect any of its obligations under Section 6.5 (excluding, for the avoidance of doubt, inadvertent breaches thereof not intended to result in a Competing Proposal), which breach is ongoing following the date that is two (2) calendar days following Parent’s delivery of written notice to the Company of such breach or is otherwise not curable.

Section 8.2 Effect of Termination. In the event that this Agreement is terminated and the Merger abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Affiliates or Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages resulting from fraud occurring prior to such termination, in which case, except as otherwise provided in Section 8.3, the aggrieved party shall be entitled to all remedies available at law or in equity; and provided, further, that the Confidentiality Agreement, the Guaranty and the provisions of Section 6.10(e) and Section 6.11 (with respect to Parent’s expense reimbursement and indemnification obligations), this Section 8.2, Section 8.3, Section 8.7 and Article IX shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with their respective terms.

Section 8.3 Termination Fees.

(a) In the event that:

(i) (A) a Third Party shall have made a Competing Proposal after the date of this Agreement, (B) this Agreement is subsequently terminated by (x) the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or (y) Parent pursuant to Section 8.1(d)(i) as a result of a breach of any representation, warranty, covenant or agreement under this Agreement by the Company, and at the time of such termination, such Competing Proposal was not withdrawn, and (C) within twelve (12) months of such termination of this Agreement, the Company consummates a transaction involving a Competing Proposal; provided, however, that clause (iii) in the definition of “Competing Proposal” shall be deemed to be deleted;

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iii).

then the Company shall, (A) in the case of clause (i) above, no later than two (2) Business Days following the date of the consummation of such transaction involving a Competing Proposal, (B) in the case of clause (ii) above, prior to or substantially concurrently with such termination, and (C) in the case of clause (iii) above, no later than two (2) Business Days after the date of such termination, pay, or cause to be paid, at the direction of Parent, the Termination Fee (less the amount of any Parent Expenses previously paid to Parent pursuant to Section 8.6, if any); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

Notwithstanding the foregoing, other than in the case of fraud or as otherwise permitted by Section 8.2, Parent’s right to receive the Termination Fee pursuant to this Section 8.3(a) shall be of no further force or effect if Parent or any Parent Related Party makes any demand or claim for damages suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise in any Proceeding against the Company or any Company Related Party other than for the payment of the Termination Fee.

(b) In the event this Agreement is terminated by (i) the Company pursuant to Section 8.1(c)(i) as a result of a breach of any representation, warranty, covenant or agreement under this Agreement or Section 8.1(c)(iii) or (ii) the Company or Parent pursuant to Section 8.1(b)(i) if, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(c)(iii), then Parent shall, no later than two (2) Business Days after the date of such termination, pay, or cause to be paid, at the direction of the Company, the Reverse Termination Fee; it being understood that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion. Notwithstanding the foregoing, other than in the case of fraud or as otherwise permitted by Section 8.2, the Company’s right to receive the Reverse Termination Fee pursuant to this Section 8.3(b) shall be of no further force or effect if the Company or any Company Related Party makes any demand or claim for damages suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or under the Guaranty or otherwise in any Proceeding against Parent or any Parent Related Party other than for the payment of the Reverse Termination Fee.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Company’s rights set forth in Section 9.9, the Company’s receipt of the Reverse Termination Fee pursuant to Section 8.3(b), in circumstances where the Reverse Termination Fee is owed pursuant to Section 8.3(b), shall constitute the sole and exclusive remedy of the Company, its Subsidiaries and the Company Related Parties against Parent, Acquisition Sub, the Guarantor, the Financing Sources under the Debt Financing or any of their respective former, current or future general or limited partners, shareholders, members, equityholders, controlling persons, managers, directors, officers, employees, agents, Affiliates, or assignees of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement or the Debt Financing to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement or the Debt Financing (except that Parent (but no Financing Source) shall also be obligated with respect to the terms of the Confidentiality Agreement, Section 8.2, Section 8.3(d), and Section 8.7 and for any of its expense reimbursement and indemnification obligations contained in Section 6.10(e) and Section 6.11 and the Guarantor shall also be obligated pursuant to the terms and conditions of the Guaranty). Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 8.3(a) and/or Parent Expenses pursuant to Section 8.6, in circumstances where the Termination Fee is owed pursuant to Section 8.3(a)(i), Section 8.3(a)(ii) or Section 8.3(a)(iii) or the Parent Expenses are owed pursuant to Section 8.6, shall constitute the sole and exclusive remedy of Parent, Acquisition Sub and the Parent Related Parties against the Company and its Subsidiaries and any of their respective, direct or indirect, former, current or future general or limited partners, shareholders, members, equityholders, controlling persons, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of any breach or failure to perform hereunder giving rise to such termination, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby with respect to such breach or failure to perform (except that the Company shall also be obligated with respect to Section 8.2, Section 8.3(d) and Section 8.7, as applicable). Notwithstanding the foregoing, it is explicitly agreed that the Company, Parent and Acquisition Sub shall be entitled to pursue an injunction, or other appropriate form of specific performance or equitable relief, solely as provided in Section 9.9. For the avoidance of doubt, subject to Section 9.9, the Company may pursue a grant of specific performance of the type provided in the preceding sentence and the payment of the Reverse Termination Fee under Section 8.3(b).

(d) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Termination Fee, Parent Expenses and the Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its reasonable and documented costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 8.4 Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time before or after receipt of the Requisite Shareholder Approval; provided, however, that (i) after the Requisite Shareholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the shareholders of the Company without such further approval of such shareholders nor any amendment or change not permitted under applicable Law and (ii) any amendment of Section 5.7,

Section 6.10, Section 6.11, this Section 8.4 or Section 8.3, Section 9.4, Section 9.7, Section 9.8, Section 9.9, Section 9.10 or Section 9.12, in each case to the extent such amendment would adversely affect the rights of a Financing Source under such Section, shall also be approved by such Financing Source (or by the party to the Debt Commitment Letter (or any Financing Agreement resulting therefrom) affiliated with such Financing Source). This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5 Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.6 Expense Reimbursement. In the event this Agreement is terminated pursuant to (i) Section 8.1(b)(iii) or (ii) Section 8.1(d)(i), in each case, under circumstances in which the Termination Fee is not then payable pursuant to Section 8.3(a)(i), and prior to the time of such termination by Parent, Parent and Acquisition Sub were not in material breach of their representations, warranties, covenants or agreements under this Agreement, then the Company shall, following receipt of an invoice therefor, no later than two (2) Business Days after the date of such termination, pay, or cause to be paid, at the direction of Parent, up to $4,000,000 of Parent’s reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) (the “Parent Expenses”); provided, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.3(a)(i) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.6; provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.6 shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.3(a) except to the extent indicated in Section 8.3(a).

Section 8.7 Expenses; Transfer Taxes. Except as expressly set forth herein, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Parent shall, or, following the Effective Time, shall cause the Surviving Corporation to, timely and duly pay all (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with entering into and carrying out this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.6 and Section 6.9.

Section 9.2 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed facsimile transmission or electronic mail (provided that, in the case of electronic mail, such confirmation is not automated), addressed as follows:

if to Parent or Acquisition Sub:

c/o Thoma Bravo, LLC
600 Montgomery Street, 32nd Floor
San Francisco, CA 94111
Phone:	(415) 263-3660
Fax:	(415) 392-6480
Email:	sboro@thomabravo.com
cvirnig@thomabravo.com
Attention:	Seth Boro
Chip Virnig

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Phone:	(312) 862-2000
Fax:	(312) 862-2200
Email:	gnowak@kirkland.com
tpeto@kirkland.com
Attention:	Gerald T. Nowak, P.C.
Theodore A. Peto

if to the Company:

Compuware Corporation
One Campus Martius
Detroit, Michigan 48226
Phone:	(313) 227-7300
Fax:	(313) 227-9222
Email:	Dan.Follis@compuware.com
Attention:	General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Phone:	(212) 735-3000
Fax:	(212) 735-2000
Email:	Stephen.Arcano@skadden.com
Richard.Grossman@skadden.com
Attention:	Stephen F. Arcano, Esq.
Richard J. Grossman Esq.

or to such other address, electronic mail address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 9.2; provided that any notice received by facsimile transmission or electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

Section 9.3 Interpretation; Certain Definitions.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b) Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure relates to any such other Section. The inclusion of any item in the Company Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. Any information or materials contained in the electronic data room maintained by the Company under the name “Project Copper 2014” at http://portal.covisint.com at least two (2) Business Days prior to the date hereof shall be deemed to have been “made available” to Parent and Acquisition Sub for all purposes of this Agreement.

(c) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to September 2, 2014, unless the context requires otherwise. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States of America.

Section 9.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Section 8.3(c) and Section 8.3(d) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing Commitments or the Guarantees.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Acquisition Sub may (without obtaining any prior written consent) transfer or assign their rights and obligations under this Agreement (in whole but not in part) to (a) Parent or any of its Affiliates and/or to any parties providing the Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing), and (b) after the Effective Time, any Person, provided that, in each case, no such transfer or assignment shall relieve Parent or Acquisition Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.5 shall be null and void.

Section 9.6 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Voting Agreements, the Confidentiality Agreement, the Guaranty, the Equity Commitment Letter and the Company Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 9.7 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (A) the D&O Indemnified Parties (with respect to Section 6.6 from and after the Effective Time), (B) the Financing Sources under the Debt Financing (with respect to Section 5.7, Section 6.10, Section 6.11, Section 8.3, Section 8.4, Section 9.4, Section 9.5, this Section 9.7, Section 9.8, Section 9.9(b)(v), Section 9.10, and Section 9.12, each of which shall inure to the benefit of, and be enforceable by, each Financing Source, its Affiliates and their respective successors and permitted assigns) and (C) the Parent Related Parties (with respect to Section 8.3 and Section 9.9) and the Company Related Parties (with respect to Section 8.3 and Section 9.9) are third-party beneficiaries.

Section 9.8 Governing Law.

(a) This Agreement and all Proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware (except (i) to the extent that the corporate laws of the State of Michigan are mandatorily applicable and (ii) with respect to the matters otherwise covered by paragraph (b) of this Section 9.8 and any other matters concerning the Debt Financing, the Debt Commitment Letters, the Financing Sources or any of their rights, obligations, actions or omissions with respect thereto).

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any Person in any Proceeding before any Governmental Authority of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the financings contemplated thereby, in any forum other than the United States Federal and New York State courts located in the Borough of Manhattan, New York County, State of New York and (ii) agrees that, except as specifically set forth in the Debt Commitment Letters, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to this Agreement, the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 9.9 Remedies.

(a) Remedies of Parent and Acquisition Sub.

(i) Specific Performance. Prior to the valid termination of this Agreement pursuant to Section 8.1, Parent and Acquisition Sub shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the Company in the courts described in Section 9.10 and to enforce specifically the terms and provisions hereof, including the Company’s obligation to consummate the Merger.

(ii) Termination Fee. Parent shall be entitled to payment of the Termination Fee if and when payable pursuant to Section 8.3(a).

(iii) Expense Reimbursement. Parent shall be entitled to reimbursement of Parent Expenses if and when payable pursuant to Section 8.6.

(iv) Termination. Parent and Acquisition Sub shall be entitled to terminate this Agreement in accordance with Section 8.1.

(v) Monetary Damages. Other than in the case of fraud or otherwise explicitly permitted under Section 8.2 in no event shall Parent or any Parent Related Party have the right to seek or obtain money damages from the Company or any Company Related Party under this Agreement (whether at law or in equity, in contract, in tort or otherwise) other than the right of Parent and Acquisition Sub to payment of the Termination Fee as set forth in Section 8.3(a) or Parent Expenses as set forth in Section 8.6.

(b) Remedies of the Company.

(i) Specific Performance (Pre-Closing Covenants). Prior to the valid termination of this Agreement pursuant to Section 8.1 and other than as it relates to the right to cause the Equity Financing to be funded and to consummate the Merger (which are governed by the provisions of Section 9.9(b)(ii)), the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Parent and Acquisition Sub in the courts described in Section 9.10 and to enforce specifically the terms and provisions hereof.

(ii) Specific Performance (Closing). Prior to a valid termination of this Agreement pursuant to Section 8.1, the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable remedies to enforce Parent’s and Acquisition Sub’s obligations to cause the Equity Financing to be funded and to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing) have been satisfied at the time the Closing would have occurred but for the failure of the Equity Financing to be funded, and remain satisfied, (ii) the Debt Financing (or, if alternative financing is being used in accordance with Section 6.10(c), pursuant to the commitments with respect thereto) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically the Parent’s right to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement other than solely under the specific circumstances and as specifically set forth in this Section 9.9(b)(ii) and in no event shall the Company be entitled to seek any remedy of specific performance or any such remedy against any Financing Source.

(iii) Reverse Termination Fee. The Company shall be entitled to payment of the Reverse Termination Fee if and when payable pursuant to Section 8.3(b).

(iv) Termination. The Company shall be entitled to terminate this Agreement in accordance with Section 8.1.

(v) Monetary Damages. Other than in the case of fraud or otherwise explicitly permitted under Section 8.2, in no event shall the Company or any Company Related Party have the right to seek or obtain money damages or expense reimbursement (whether at law or in equity, in contract, in tort or otherwise) from Parent, Acquisition Sub, the Guarantor, the Financing Sources or any other Parent Related Party other than the right of the Company to payment of the Reverse Termination Fee as set forth in Section 8.3(b) and to enforce its rights under the Guaranty. In addition, and notwithstanding anything in this Agreement to the contrary, the Company and each Company Related Party hereby waives any and all claims against the Financing Sources and hereby agrees that in no event shall the Financing Sources have any liability or obligation to the Company or any Company Related Party relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or the transactions contemplated hereby; provided that, notwithstanding the foregoing, nothing in this Section 9.9(b)(v) shall in any way limit or modify the rights and obligations of Parent, Acquisition Sub or the Financing Sources set forth under the Debt Commitment Letters. In addition to the rights of Parent and Acquisition Sub hereunder, prior to the termination of this Agreement, Parent and Acquisition Sub shall be entitled, at Parent and Acquisition Sub’s sole election, to settle any claims arising from or relating to this Agreement by consummating the Merger in accordance with the terms of this Agreement.

(c) Acknowledgement Regarding Available Remedies. Solely to the extent that the right of specific performance is explicitly applicable under the terms of this Section 9.9, the parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Solely to the extent that the right of specific performance is explicitly applicable under the terms of this Section 9.9, the parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.10 without proof of damages or otherwise, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and without such rights, none of the Company, Parent or Acquisition Sub would have entered into this Agreement. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity to the extent that the right of specific performance is explicitly applicable under the terms of this Section 9.9. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (to the extent that the right of specific performance is explicitly applicable under the terms of this Section 9.9) shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) Sole Remedy. The parties acknowledge and agree that the remedies provided for in this Section 9.9 shall be the parties’ sole and exclusive remedies for any breaches of this Agreement or any claims relating to the transactions contemplated hereby.

(e) Extension of Termination Date. To the extent any party hereto brings a Proceeding to specifically enforce the performance of the terms and provisions of this Agreement in accordance with this Section 9.9 (other than an action to enforce specifically any provision that expressly survives the termination of this Agreement), the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such Proceeding or (ii) such other time period established by the court presiding over such Proceeding.

Section 9.10 Consent to Jurisdiction.

(a) Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the State of Delaware, or any federal court sitting in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the state courts of the State of Delaware, or any federal court sitting in the State of Delaware, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement and (e) agrees that each of the other parties shall have the right to bring any Proceeding for enforcement of a judgment entered by the state courts of the State of Delaware or any federal court sitting in the State of Delaware. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The parties hereby further agree that New York state or United States Federal courts sitting in New York County, State of New York shall have exclusive jurisdiction over any action (whether at law, in equity, in contract, in tort or otherwise) brought against any Financing Source in connection with the transactions contemplated under this Agreement.

(b) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.10(a) in any such Proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING THE DEBT COMMITMENT LETTERS AND DEBT FINANCING).

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PROJECT COPPER HOLDINGS, LLC

By:	/s/Seth Boro
Name: Seth Boro
Title: President and Secretary

PROJECT COPPER MERGER CORP.

By:	/s/Seth Boro
Name: Seth Boro
Title: President and Secretary

COMPUWARE CORPORATION

By:	/s/Robert C. Paul
Name: Robert C. Paul
Title: Chief Executive Officer

Appendix A

As used in this Agreement, the following terms shall have the following meanings:

“2015 Bonuses” shall have the meaning set forth in Section 6.9(a).

“2015 Incentive Plans” shall have the meaning set forth in Section 6.9(a).

“Acquisition Agreement” shall have the meaning set forth in Section 6.5(b).

“Acquisition Sub” shall have the meaning set forth in the Preamble.

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.5(e).

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Aggregate Consideration” shall have the meaning set forth in Section 4.2(d).

“Aggregate Merger Consideration” shall have the meaning set forth in Section 3.2(a).

“Agreement” shall have the meaning set forth in the Preamble.

“Antitrust Laws” shall have the meaning set forth in Section 4.4(b).

“Benefit Period” shall have the meaning set forth in Section 6.9(a).

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“Certificates” shall have the meaning set forth in Section 3.1(b).

“claim” shall have the meaning set forth in Section 5.12.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment Parties” shall have the meaning set forth in Section 5.7(a).

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plan” shall have the meaning set forth in Section 4.12(a).

AppA-1

“Company Business Units” shall mean each of (i) the Compuware Corporation Application Performance Management business and (ii) the Compuware Corporation Mainframe business.

“Company Common Stock” shall have the meaning set forth in Section 3.1(a).

“Company Debt” shall have the meaning set forth in Section 6.12.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Plans” shall have the meaning set forth in Section 3.3(d).

“Company Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“Company Material Adverse Effect” means any change, event, effect, fact, condition or circumstance which, individually or in the aggregate has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, events, effects or circumstances which, directly or indirectly, to the extent they relate to or result from the following shall be excluded from the determination of Company Material Adverse Effect: (i) any condition, change, effect or circumstance generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP by a Governmental Authority); (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or its Subsidiaries conduct business; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war; (v) the negotiation, execution, announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including by reason of the identity of Parent and including the impact of any of the foregoing on any relationships with customers, suppliers, vendors, collaboration partners, employees or regulators; (vi) any action taken pursuant to the express terms of this Agreement or with the written consent of Parent or Acquisition Sub; and (vii) any changes in the market price or trading volume of the Company Common Stock, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided, that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); except, with respect to clauses (i), (ii), (iii) and (iv), that if any such changes, events, effects or circumstances have a materially disproportionate effect on the Company and its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate, such changes, events, effects or circumstances shall be taken into account in determining whether there has been, or there is reasonably likely to occur, a Company Material Adverse Effect.

“Company Material Contract” shall have the meaning set forth in Section 4.16(a).

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock.

“Company Permits” shall have the meaning set forth in Section 4.5(a).

“Company Recommendation” shall mean the recommendation of the board of directors of the Company that the shareholders of the Company adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

AppA-2

“Company Related Parties” shall have the meaning set forth in Section 8.3(c).

“Company Stock Units” shall mean any restricted stock units or performance stock units.

“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Company Shareholder Advisory Vote” shall have the meaning set forth in Section 4.3(a).

“Company’s Tax Calculations” shall have the meaning set forth in Section 6.20(a).

“Competing Proposal” shall have the meaning set forth in Section 6.5(h)(i).

“Computer Systems” shall have the meaning set forth in Section 4.14(g).

“Confidentiality Agreement” shall mean the confidentiality agreement dated March 11, 2013 between Thoma Bravo, LLC and the Company.

“Consent” shall have the meaning set forth in Section 4.4(b).

“Continuing Employees” shall have the meaning set forth in Section 6.9(a).

“Contract” means any written or oral contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Covisint” shall have the meaning set forth in the Preamble.

“Covisint Sale” shall mean a transaction in which all the Company’s shares of Covisint are sold, whether directly or as part of a merger or similar transaction involving Covisint.

“Covisint Sale Retention Amount” shall mean $7,500,000.

“D&O Indemnified Parties” shall have the meaning set forth in Section 6.6(a).

“debt” shall have the meaning set forth in Section 5.12.

“Debt Commitment Letters” shall have the meaning set forth in Section 5.7(a).

“Debt Financing” shall have the meaning set forth in Section 5.7(a).

“Debt Payoff Amount” shall have the meaning set forth in Section 6.12.

“Effective Time” shall have the meaning set forth in Section 2.3(a).

AppA-3

“Environmental Laws” means all Laws relating to pollution, public or worker health and safety in connection with exposure to Hazardous Materials, or protection of the environment, including Laws relating to Releases of harmful or deleterious materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of harmful or deleterious materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), and other similar state and local statutes.

“Equity Commitment Letter” shall have the meaning set forth in Section 5.7(a).

“Equity Financing” shall have the meaning set forth in Section 5.7(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.12(f).

“ESPP” shall have the meaning set forth in Section 3.3(e).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of shareholder approvals, any filing with, and obtaining of any necessary action or non-action, Consent or approval from any Governmental Authority pursuant to any Antitrust Laws, engaging the services of the Paying Agent, any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“Final ESPP Offering” shall have the meaning set forth in Section 3.3(e).

“Final IESPP Offering” shall have the meaning set forth in Section 3.3(f).

“Financing” shall have the meaning set forth in Section 5.7(a).

“Financing Agreements” shall have the meaning set forth in Section 6.10(c).

“Financing Commitments” shall have the meaning set forth in Section 5.7(a).

“Financing Sources” means each lender and the other Persons (including, without limitation, each agent and arranger) that are counterparties to the Debt Commitment Letters (or any Financing Agreements resulting therefrom) together with each of their Affiliates and their and their Affiliates’ current and future officers, directors, employees, agents, partners, former or future equityholders, controlling parties, members, managers, general or limited partners, advisors, attorneys and representatives.

“Firm” shall have the meaning set forth in Section 6.20(b).

AppA-4

“Fully Diluted Company Shares” means, as of immediately prior to the Effective Time, the sum of (i) all outstanding shares of Company Common Stock plus (ii) all shares of Company Common Stock subject to outstanding Company Options or Company Stock Units.

“GAAP” shall mean the United States generally accepted accounting principles.

“Goldman Sachs” shall have the meaning set forth in Section 4.23.

“Governmental Authority” shall mean any United States (federal, territorial, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency, instrumentality, court, tribunal, or commission, or any subdivision, department or branch of any of the foregoing) or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Government Contract” means any Contract between the Company and (i) any Governmental Authority (i.e., a prime contract), (ii) any party holding a prime contract with a Governmental Authority in its capacity as a prime contractor (i.e., a subcontract), (iii) any subcontractor with respect to any Contract of a type described in clauses (i) or (ii) above, or (iv) a teaming agreement, strategic partnership or similar arrangement with another Person relating to any Contract of a type described in clauses (i) or (ii) or (iii) above.

“Guarantor” shall have the meaning set forth in Section 5.7(a).

“Guaranty” shall have the meaning set forth in the Recitals.

“Hazardous Materials” means all substances, materials and wastes (i) defined as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, (ii) defined as hazardous substances, hazardous materials, pollutants, contaminants, toxic substances (or words of similar meaning and regulatory effect) by or regulated as such under, any Environmental Law, or (iii) which may give rise to liability under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“IESPP” shall have the meaning set forth in Section 3.3(f).

“Inactive Plans” shall mean the Compuware Corporation 1992 Stock Option Plan, Compuware Corporation Fiscal 1993 Stock Option Plan, Compuware Corporation Fiscal 1996 Stock Option Plan, Compuware Corporation Fiscal 1999 Stock Option Plan, Compuware Corporation 1991 Stock Option Agreements (UNIFACE), Compuware Corporation 1993 Stock Option Plan (UNIFACE), Compuware Corporation Incentive Stock Option Plan, Nu-Mega Technologies, Inc. 1996 Stock Plan and certain Stock Purchase Warrants.

“Insurance Policies” shall have the meaning set forth in Section 4.25.

“Intellectual Property Rights” means all of the following to the extent recognized or protectable under applicable Law in any jurisdiction throughout the world: (i) all trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, trade dress, corporate names, logos, slogans, all service marks, service mark registrations and renewals thereof, service mark rights, and all applications to register any of the foregoing, together with the goodwill associated with each of the foregoing; (ii) all issued patents, patent rights, and patent applications; (iii) all registered and unregistered copyrights, copyrightable works, copyright registrations, renewals thereof, and applications to register the same; (iv) all rights in Software; (v) all Internet domain names and rights in Internet web-sites and the content thereof; (vi) all confidential and proprietary information, including trade secrets and confidential and proprietary know-how, inventions, invention disclosures (whether or not patentable and whether or not reduced to practice), inventor rights, reports, quality

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records, engineering notebooks, models, processes, procedures, drawings, specifications, designs, component lists, formulae, plans, proposals, technical data, financial, marketing, customer and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information; and (vii) all other intellectual property.

“International Trade Laws” shall mean any legal requirement relating to exports, export controls, economic sanctions, anti-boycott, and importation, such as those administered or enforced by the U.S. Department of Commerce (“Commerce”) and the United States Department of the Treasury, Office of Foreign Assets Control (“OFAC”), and including the prohibitions and restrictions related to OFAC’s list of Specially Designated Nationals and Blocked Persons and Commerce’s Denied Persons List and Entity List.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” means the actual knowledge, after reasonable inquiry under the facts and circumstances, of the following officers and employees of the Company or Parent, as applicable: (i) for the Company: Robert C. Paul, Joseph R. Angileri, Christopher O’Malley, John Van Siclen, Joseph Aho, Kris F. Manery, Bernd Greifeneder, Daniel S. Follis, Jr. and Michael Olejniczak; and (ii) for Parent: Seth Boro and Kenneth Virnig.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws (including common law), rules, regulations, orders, judgments, decrees or similar requirements promulgated by any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 4.17(b).

“Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral). together with all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any Subsidiary holds any Leased Real Property.

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.

“Major Customer” shall have the meaning set forth in Section 4.26.

“Major Supplier” shall have the meaning set forth in Section 4.26.

“Marketing Period” shall mean the shall mean the first period of fifteen (15) consecutive business days throughout which Parent shall have all of the Required Information provided, that (i) such Marketing Period shall either conclude prior to August 22, 2014 or commence after September 2, 2014, (ii) the dates of November 26 through November 28, 2014 shall not be included in the calculation of the Marketing Period and (iii) if such period shall not have ended on or prior to December 22, 2014, then such period shall be deemed not to have commenced until January 5, 2015; and provided, further, that the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Debt Financing are obtained.

“MBCA” shall mean the Michigan Business Corporation Act.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Merger Litigation” shall have the meaning set forth in Section 6.3(a).

“Michigan LARA” shall mean the State of Michigan Department of Licensing and Regulatory Affairs’ Corporations, Securities, and Commercial Licensing Bureau.

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“NASDAQ” shall mean the NASDAQ Global Select Market.

“Notice Period” shall have the meaning set forth in Section 6.5(e).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(e).

“Open Source Software” shall mean any Software that is subject to any license: (i) that requires that Software or other materials are distributed or licensed as “free software,” “open source,” “copyleft,” or other similar types of license terms or (ii) that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative listed at http://www.opensource.org/licenses, including any versions of GNU General Public License, Library General Public License, Lesser General Public License, Mozilla license, Berkeley Software Distribution license, Open Source Initiative license, MIT, Apache, and Public Domain licenses, and the like.

“Option Cash Payment” shall have the meaning set forth in Section 3.3(a).

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any Proceeding by or with any Governmental Authority.

“Owned Real Property” shall have the meaning set forth in Section 4.17(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Expenses” shall have the meaning set forth in Section 8.6.

“Parent Material Adverse Effect” shall mean any change, effect or circumstance that, individually or in the aggregate, that has or would reasonably be expected to prevent or materially delay or materially impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Organizational Documents” shall mean the articles of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Acquisition Sub.

“Parent Related Parties” shall have the meaning set forth in Section 8.3(c).

“Parent’s Tax Objection” shall have the meaning set forth in Section 6.20(a).

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Per Share Spin-Off Taxes” shall mean the Spin-Off Taxes relating to the Spin-Off (as finally determined pursuant to Section 6.20) divided by the Fully Diluted Company Shares; provided that if a fractional cent results from the foregoing calculation, then the Per Share Spin-Off Taxes shall be rounded up to the next whole cent.

“Permitted Lien” shall mean (i) any Lien for Taxes not yet due and payable or that are being contested in good faith by any appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents and Liens securing indebtedness or liabilities that have otherwise been disclosed on Section 1-A of the Company Disclosure Letter, (iii) easements or claims of easements whether or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (iv) any supplemental Taxes or assessments not shown by the public records which are not, individually or in the aggregate, material to the Company and its Subsidiaries, (v) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (vi) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (vii) Liens disclosed on existing title reports or existing surveys, (viii) mechanics’,

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carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business for amounts which are not yet due and payable and which would not, individually or in the aggregate, have a Company Material Adverse Effect and (ix) licenses of Intellectual Property Rights.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Post-Closing Plans” shall have the meaning set forth in Section 6.9(b).

“Post-Closing Welfare Plans” shall have the meaning set forth in Section 6.9(c).

“Preliminary Aggregate Consideration” shall have the meaning set forth in Section 4.2(d).

“Proceeding” shall mean any claim, counterclaim, cross-claim, charge, complaint, grievance, action, suit, summons, citation or subpoena, arbitration, or any proceeding or investigation of any kind or nature whatsoever, civil, criminal, regulatory or otherwise, at law or in equity by or before (or that could come before) any Governmental Authority.

“Proxy Statement” shall have the meaning set forth in Section 4.7.

“Reciprocal License” means a license of an item of Open Source Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to modify, make derivative works of or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, pouring, dumping, escaping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

“Representatives” shall have the meaning set forth in Section 6.4.

“Required Information” shall have the meaning set forth in Section 6.11.

“Requisite Shareholder Approval” shall have the meaning set forth in Section 4.22.

“Reverse Termination Fee” shall mean an amount equal to $153,000,000.

“Rights Agreement” shall have the meaning set forth in Section 4.21.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.6(a).

“SEC” shall mean the Securities and Exchange Commission.

“SEC Clearance Date” shall have the meaning set forth in Section 6.2(b).

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“Section 336(e) Agreement” shall have the meaning set forth in Section 6.20(c).

“Section 336(e) Election” shall have the meaning set forth in Section 6.20(c).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shareholders’ Meeting” shall have the meaning set forth in Section 6.2(c).

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all documentation, user manuals and training materials, relating to any of the foregoing.

“Solvent” shall have the meaning set forth in Section 5.12.

“Spin-Off” shall have the meaning set forth in the Preamble.

“Spin-Off Agreements” shall have the meaning set forth in the Preamble.

“Spin-Off Taxes” means any and all Tax liabilities of the Company and its Subsidiaries arising out of or relating to either the Spin-Off or the Covisint Sale, as applicable, determined as the excess of (i) (a) in the case of the Spin-Off or a Covisint Sale that closes on or prior to the Closing Date, the Tax liability of the Company and its Subsidiaries for the short taxable period ending at the end of the Closing Date (calculated based on an interim closing of the books as of such time) and any prior taxable period or (b) in the case of a Covisint Sale that closes after the Closing Date, the Tax liability of the Company and its Subsidiaries for the period in which the Covisint Sale closes and any prior taxable period, taking into account only those losses, deductions, credits or other Tax attributes of Covisint that exist as of the Closing Date, over, over (ii) the Tax liability of the Company and its Subsidiaries for such taxable periods without taking into account the occurrence of the Spin-Off or the Covisint Sale, as applicable.

“Stock Unit Payment” shall have the meaning set forth in Section 3.3(b).

“Subsidiary” of any Person, shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; provided, however, neither Covisint nor any of its Subsidiaries shall be considered a Subsidiary of the Company.

“Superior Proposal” shall have the meaning set forth in Section 6.5(h)(ii).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Takeover Laws” shall have the meaning set forth in Section 4.22.

“Tax” or “Taxes” shall mean (a) any and all federal, state, local or non-U.S. taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; customs duties, tariffs; and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of any Tax allocation or Tax sharing agreement, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

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“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or taxing authority, including, without limitation, any claim for refund or amended return.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Termination Fee” shall mean an amount equal to $82,400,000.

“Third Party” shall mean any Person or group other than Parent, Acquisition Sub and their respective Affiliates.

“Unpaid Cash Incentive Award” shall have the meaning set forth in Section 3.3(c).

“Voting Agreements” shall have the meaning set forth in the Recitals.

“WARN Act” shall have the meaning set forth in Section 6.1(f).

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ANNEX B

200 West Street | New York, New York 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

September 2, 2014

Board of Directors

Compuware Corporation

1 Campus Martius

Detroit, MI 48226

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Project Copper Holdings, LLC (“Parent’) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Compuware Corporation (the “Company”), of the $10.43 in cash per Share less the Per Share Spin-Off Taxes (as defined in the Agreement (as defined below)) (the “Consideration”) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of September 2, 2014 (the “Agreement”), by and among Parent, Project Copper Merger Corp., a direct wholly owned subsidiary of Parent (“Acquisition Sub”), and the Company. The Agreement provides that Acquisition Sub will be merged with and into the Company (the “Merger”) and that prior to the Effective Time (as defined in the Agreement) the Company (i) will distribute (the “Distribution”) to the holders (other than Parent and its affiliates) of the Shares all the Company’s shares of common stock, no par value (“Covisint Common Stock”), of Covisint Corporation, a subsidiary of the Company (“Covisint”), pursuant to the Spin-Off Agreements (as defined in the Agreement), or (ii) will enter into a definitive agreement (the “Covisint Sale Agreement”) with respect to a transaction in which all the Company’s shares of Covisint Common Stock are sold, whether directly or as part of a merger or similar transaction involving Covisint (the “Covisint Sale”).

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, Covisint, any of their respective affiliates and third parties, including Thoma Bravo, LLC (“Thoma Bravo”), an affiliate of Parent, and its affiliates and portfolio companies, or any currency or commodity that may be involved in the transactions contemplated by the Agreement or the Spin-Off Agreements (the ‘Transactions”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transactions. We expect to receive fees for our services in connection with the Transactions, the principal portion of which is contingent upon consummation of the Merger, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as the financial advisor to the Company in connection with the Company’s response to shareholder activism since December 2012. We also have provided certain financial advisory and/or underwriting services to Thoma Bravo and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as the

Securities and Investment Services Provided by Goldman, Sachs & Co.

Board of Directors

Compuware Corporation

September 2, 2014

Page Two

sole arranger with respect to a bridge facility (aggregate principal amount $700,000,000) of Blue Coat Systems Inc., a portfolio company of funds affiliated with Thoma Bravo (“Blue Coat”), in connection with the acquisition of Blue Coat by funds affiliated with Thoma Bravo in April 2013, and as the co-manager in connection with an amendment of an existing term loan facility (aggregate principal amount $50,000,000) of Blue Coat in February 2014. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Covisint and their respective affiliates and Thoma Bravo and its affiliates and its affiliated portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with Thoma Bravo and its affiliates from time to time and may have invested in limited partnership units of affiliates of Thoma Bravo from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended March 31, 2014; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, Covisint or any of their respective subsidiaries, and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the Company or the expected benefits of the Transactions in any way meaningful to our analysis. We have assumed that the Transactions will be consummated on the terms set forth in the Agreement and the Spin-Off Agreements, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. At your direction, we have also assumed for purposes of this opinion that the Distribution will be effected on the terms set forth in the Agreement and the Spin-Off Agreements and that the Per Share Spin-Off Taxes will equal $0.18.

Our opinion does not address the underlying business decision of the Company to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement, the Spin-Off Agreements or the Covisint Sale Agreement, or the Transactions or any term or aspect of any other agreement or instrument contemplated by the Agreement, the Spin-Off Agreements or the Covisint Sale Agreement or entered into or

Board of Directors

Compuware Corporation

September 2, 2014

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amended in connection with the Transactions, including, without limitation, the Distribution or the Covisint Sale, the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company, Parent or Covisint; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transactions, whether relative to the Consideration to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the shares of Covisint Common Stock will trade at any time or the impact of the Transactions on the solvency or viability of the Company, Parent or Covisint, or the ability of the Company, Parent or Covisint to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transactions and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transactions or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/Goldman Sachs & Co
(GOLDMAN, SACHS & CO.)

ANNEX C

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of September [—], 2014, by and among Project Copper Holdings, LLC, a Delaware limited liability company (“Parent”) and the undersigned shareholder (“Holder”) of Compuware Corporation, a Michigan corporation (the “Company”).

RECITALS

Pursuant to an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Project Copper Merger Corp., a Michigan corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”), and the Company, Acquisition Sub is merging with and into the Company (the “Merger”) and the Company, as the surviving corporation of the Merger, will thereby become a wholly-owned subsidiary of Parent. Concurrently with the execution and delivery of the Merger Agreement and as a condition and inducement to Parent and Acquisition Sub to enter into the Merger Agreement, Parent has required that Holder enter into this Agreement. Holder is the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of such number of shares of the outstanding common stock, par value $0.01 per share, of the Company as is indicated beneath Holder’s signature on the last page of this Agreement (the “Shares”).

Prior to the execution of this Agreement, the Board of Directors of the Company has taken all action necessary under applicable law to ensure that no restrictions contained in any “fair price,” “business combination” or similar statute (including Section 780 of the MBCA) will apply to the transactions contemplated by the Merger Agreement and the execution, delivery and performance of this Agreement by the parties hereto or any other shareholders of the Company who enter into a similar Voting Agreement with Parent and the Company on the date hereof.

Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement.

AGREEMENT

The parties agree as follows:

1. Agreement to Retain Shares.

(a) Transfer. During the period beginning on the date hereof and ending on the earlier to occur of (i) the Effective Time and (ii) the Expiration Date (as defined in Section 4), except as contemplated by the Merger Agreement, and except as provided in Section 1(b), Holder agrees not to, directly or indirectly, sell, transfer, exchange or otherwise dispose of (including by merger, consolidation or otherwise by operation of law) the Shares or any New Shares (as defined below).

(b) Permitted Transfers. Section 1(a) shall not prohibit a transfer of Shares or New Shares (as defined below) by Holder to (i) any family member or trust for the benefit of any family member, (ii) any stockholder, member or partner of any Holder which is an entity, (iii) any Affiliate of Holder or (iv) any person or entity if and to the extent required by any non-consensual Order, by divorce decree or by will, intestacy or other similar Law, so long as, in the case of the foregoing clauses (i), (ii), (iii) and (iv), the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder memorializing such agreement. During the term of this Agreement, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Shares or any certificate or uncertificated interest representing any of Holder’s Shares, except as permitted by, and in accordance with, this Section 1(b).

(c) New Shares. Holder agrees that any shares of Company Common Stock that Holder purchases or with respect to which Holder otherwise acquires record or beneficial ownership (but excluding shares of Company Common Stock underlying unexercised Company Options or Company Stock Units (until such time as any such Company Options or Company Stock Units are exercised and the underlying shares of Company Common Stock are acquired by Holder)) after the date of this Agreement and prior to the earlier to occur of (i) the Effective Time and (ii) the Expiration Date (“New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they comprised the Shares.

2. Agreement to Vote Shares. Until the earlier to occur of the Effective Time and the Expiration Date, at every meeting of the shareholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, Holder shall appear at such meeting (in person or by proxy) and shall vote or consent the Shares and any New Shares (i) in favor of adoption of the Merger Agreement and the approval of the transactions contemplated thereby and (ii) against any Competing Proposal (the “Covered Proposals”). This Agreement is intended to bind Holder as a shareholder of the Company and only with respect to the Covered Proposals. Except as expressly set forth in clauses (i) and (ii) of this Section 2, Holder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the shareholders of the Company.

3. Representations, Warranties and Covenants of Holder. Holder hereby represents, warrants and covenants to Parent that Holder (i) is the beneficial owner of the Shares, which, at the date of this Agreement and at all times up until the earlier to occur of (A) the Effective Time and (B) the Expiration Date, will be free and clear of any Liens or other encumbrances (other than those created by this Agreement) and (ii) as of the date hereof does not own of record or beneficially any shares of outstanding capital stock of the Company other than the Shares (excluding shares as to which Holder currently disclaims beneficial ownership in accordance with applicable law). Holder has the legal capacity, power and authority to enter into and perform all of Holder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Holder and constitutes a valid and binding agreement of Holder, enforceable against Holder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4. Termination. This Agreement shall terminate automatically and shall have no further force and effect as of the earliest to occur of (i) the termination of the Merger Agreement in accordance with the terms and provisions thereof, (ii) January 30, 2015 and (iii) the date of execution of any amendment to the Merger Agreement if such amendment (x) materially prejudices the interest of the shareholders of the Company or (y) decreases the Merger Consideration or changes the form of consideration payable to the shareholders of the Company in the Merger (the earliest of such dates, the “Expiration Date”).

5. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (i) Holder makes no agreement or understanding herein in any capacity other than in Holder’s capacity as a beneficial owner of the Shares and (ii) nothing in this Agreement shall be construed to limit or affect the Holder’s rights and obligations as a director or officer of the Company.

6. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties hereto or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 6(a) shall be binding upon the parties and their respective successors and assigns.

(b) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law thereof. Each of the parties hereto (i) consents to submit to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement in any court other than a federal or state court sitting in the State of Delaware.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 72 hours after being deposited in the regular mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or any of its Affiliates any direct or indirect ownership or incidence of ownership of or with respect to any Shares or New Shares. All rights, ownership and economic benefit of and relating to the Shares and any New Shares shall remain vested in and belong to Holder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority with respect to Holder in the voting of any Shares or New Shares, except as specifically provided herein and in the Merger Agreement.

(h) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach of any covenants or agreements contained in this Agreement will cause Parent and Acquisition Sub to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach Parent shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

(i) No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between or among any of the parties hereto unless and until (a) the Board of Directors of the Company has taken all action necessary under applicable law to ensure that no restrictions contained in any “fair price,” “business combination” or similar statute (including Section 780 of the MBCA) will apply to the transactions contemplated by the Merger Agreement and the execution, delivery and performance of this Agreement by the parties hereto or any other shareholders of the Company who enter into a similar Voting Agreement and Irrevocable Proxy with Parent on the date hereof, (b) the Merger Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date first above written.

PROJECT COPPER HOLDINGS, LLC

By:

Name:

Title:

Address:

Thoma Bravo, LLC
600 Montgomery Street, 32nd Floor
San Francisco, CA 94111
Telephone:	(415) 263-3660
Facsimile:	(415) 392-6480
Attention:	Seth Boro
Chip Virnig

“HOLDER”

[NAME]

Holder’s Address for Notice:

Facsimile:
Attention:

Shares owned of record:		Beneficially owned shares:
Class of Shares	Number	Class of Shares	Number

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01X9IE 1 U P X + Special Meeting Proxy Card . + A Proposals — The Board of Directors recommends you vote FOR proposals 1, 2, and 3. IMPORTANT SPECIAL MEETING INFORMATION C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items For Against Abstain 1. To consider and vote on the proposal to approve the Agreement and Plan of Merger, dated as of September 2, 2014, by and among Compuware Corporation, Project Copper Holdings, LLC and Project Copper Merger Corp., as it may be amended from time to time. 3. To approve, by nonbinding, advisory vote, compensation that will or may become payable by Compuware to its named executive officers in connection with the merger. For Against Abstain 2. To consider and vote on any proposal to adjourn the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting. Meeting Attendance Mark the box to the right if you plan to attend the Special Meeting. NOTE: To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 1234 5678 9012 345 MMMMMMM 2 1 2 1 8 9 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 Admission Ticket Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern time, on December 7, 2014. Vote by Internet Go to www.investorvote.com/CPWR Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q . PROXY SOLICITED BY BOARD OF DIRECTORS The Signatory hereby appoints as Proxy Daniel S. Follis, Jr. and Joseph R. Angileri, or either of them acting alone, with power of substitution, to vote the shares of Common Stock that the Signatory is entitled to vote at the Special Meeting of Shareholders of Compuware Corporation, to be held on December 8, 2014, and at any adjournment(s) and postponement(s) thereof. The Proxies will vote your shares in accordance with your directions on this card. If you do not indicate your choice on this card, by Internet or telephone, this proxy card, when properly executed, will be voted FOR Proposals 1, 2 and 3. The Proxies will also vote in their discretion with respect to any and all other matters brought before the meeting to the extent permitted by applicable law. PLEASE VOTE, DATE AND SIGN, AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE. Proxy — Compuware Corporation

2014 Special Meeting Admission Ticket Compuware Corporation Shareholders December 8, 2014, 1:00 P.M. Eastern time Compuware Headquarters One Campus Martius Detroit, MI 48226 Upon arrival, please present this admission ticket and photo identification at the registration desk. This ticket admits only the shareholder listed on the reverse side of this card and is not transferable. The entrance for Compuware visitor parking is on Farmer Street between Monroe Street and Gratiot Avenue. Once you have parked, please take the elevator down to the Farmer Street (ground) level. Cross the street to the Farmer Street entrance of the Compuware building, and make your way to the registration desk. Dear Shareholder: This proxy card relates to the 2014 Special Meeting of Shareholders of Compuware Corporation. Also enclosed are Compuware Corporation’s Notice of the Special Meeting and Proxy Statement. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares. Please mark the boxes on this proxy card to indicate how your shares should be voted. Then sign the card and return it in the enclosed postage-paid envelope. You may also vote your shares by Internet or telephone by following the instructions on the reverse side of this card, or in person by attending the meeting. Thank you in advance for your prompt consideration of this matter. Sincerely, Compuware Corporation qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.